Exhibit 2.1

EXECUTION VERSION

MASTER AGREEMENT

BETWEEN

GENERAL MOTORS HOLDINGS LLC

AND

PEUGEOT S.A.

DATED AS OF MARCH 5, 2017

i

(continued)

ii

(continued)

iii

(continued)

iv

Exhibits

Exhibit A	Financial Definitions
Exhibit B	Knowledge of General Motors
Exhibit C	Terms and Conditions of the Warrants
Exhibit D	Ancillary Agreements
Exhibit E	Pension Amounts
Exhibit F	Antitrust Approvals (other than EU)
Exhibit G-1	List of AOAG Excluded Assets
Exhibit G-2	List of Belgian Excluded Assets
Exhibit G-3	List of Swiss Excluded Assets
Exhibit H-1	List of AOAG Excluded Liabilities
Exhibit H-2	List of Belgian Excluded Liabilities
Exhibit H-3	List of Swiss Excluded Liabilities
Exhibit H-4	List of UK Pensions Excluded Liabilities
Exhibit H-5	Other Excluded Liabilities
Exhibit 3.4	Purchase Price Allocation Principles
Exhibit 4.1	Organization
Exhibit 4.3	No Approvals or Conflicts
Exhibit 4.4(a)	Equity Interests of the Target Group Companies
Exhibit 4.4(b)	Minority Interests
Exhibit 4.4(c)	Dealership Entities
Exhibit 4.4(d)	Branches of Target Group Companies
Exhibit 4.5	Transferred Assets
Exhibit 4.6(a)	Owned Real Property
Exhibit 4.6(b)	Leased Real Property
Exhibit 4.8(a)	Financial Statements
Exhibit 4.8(d)	Off-Balance Sheet Commitments
Exhibit 4.9(a)	Litigation
Exhibit 4.9(b)	Judgment or Governmental Order
Exhibit 4.10(a)	Compliance Matters
Exhibit 4.10(b)	Finco Matters
Exhibit 4.10(c)	Permits
Exhibit 4.10(d)	Permits and Suits, Actions or Proceedings
Exhibit 4.10(e)	Anti-Bribery and Anti-Corruption Matters
Exhibit 4.10(f)	Fraud or Corruption
Exhibit 4.11(a)	Omissions in Tax Return Filings
Exhibit 4.11(b)	Unpaid Taxes
Exhibit 4.11(c)	Open Audits and Litigation
Exhibit 4.11(d)	Tax Residence
Exhibit 4.11(e)	Tax Indemnity, Sharing, Consolidated Group or Allocation Agreements
Exhibit 4.11(f)	Arrangements with Tax Authorities
Exhibit 4.11(g)	Special Tax Regime or Treatments

Exhibit 4.12(a)(i)	Key Employees
Exhibit 4.12(a)(ii)	Notices of Termination or Termination Agreements of Key Employees
Exhibit 4.12(b)	Compensation, Severance or Other Benefits
Exhibit 4.12(c)	Collective Agreements
Exhibit 4.12(d)	Employee Benefit Plans
Exhibit 4.12(e)	Employment Safeguarding Arrangements / Obligations to Maintain Sites
Exhibit 4.12(g)	Litigation Relating to Employee Matters
Exhibit 4.12(h)	ISP and PIMs
Exhibit 4.13(b)	Intellectual Property
Exhibit 4.13(c)	Infringement of Intellectual Property
Exhibit 4.13(l)	O Trademarks
Exhibit 4.14(a)	List of Material Contracts
Exhibit 4.14(b)	Material Contracts
Exhibit 4.15	Related Party Agreements
Exhibit 4.16	Product Liability and Warranty
Exhibit 4.17	Sufficiency of Assets
Exhibit 4.19	Dormant Entities
Exhibit 5.4	Form of Voting Undertaking and Extract of the Minutes of the Management Board (Directoire) and Supervisory Board (conseil de surveillance)
Exhibit 6.1(a)(xix)	New Campaigns or Initiatives
Exhibit 6.1	Conduct of Business Prior to Closing
Exhibit 6.2(e)	Antitrust Threshold
Exhibit 6.3(d)	Procedure for Contractual Consents
Exhibit 6.3(e)	Specific Agreements
Exhibit 6.4(a)(ii)	Reorganization Transactions
Exhibit 6.4(b)	UK Pensions Reorganization and Associated Provisions
Exhibit 6.4(c)	AOAG Contribution
Exhibit 6.4(g)	Belgian Transactions
Exhibit 8.3(a)	German Target Group Companies
Exhibit 8.3(a)(i)	German Notice of Termination
Exhibit 8.3(a)(iii)	German Commercial Register Application
Exhibit 8.9	Section 8.9 Companies
Exhibit 10.4	Inter‑Company Relationships
Exhibit 12.7	Potential Future Cooperation Opportunities between General Motors and the Buyer
Exhibit 12.8	Field Campaigns and Product Development Initiatives
Exhibit 13.3	Principles of the Amendment to the Alliance Agreements
Exhibit 14.4	Third Party Claims
Exhibit 14.6(c)	Cap for Breach of Representations and Warranties
Exhibit 14.6(d)	Cap for Indemnified Taxes
Exhibit 14.6(e)	Cap for Specific Agreements Related Losses
Exhibit 14.7(c)	Insurance Policies
Exhibit 16	Emissions Matters

MASTER AGREEMENT

BETWEEN THE UNDERSIGNED:
General Motors Holdings LLC, a limited liability company organized under the laws of the State of Delaware, with its principal office at 300 Renaissance Center, Detroit, MI 48265, United States (“General Motors”);
and
Peugeot S.A., a French société anonyme with its registered office at 75, avenue de la Grande-Armée, 75116 Paris, France, registered with the registry of commerce under number 552 100 554 R.C.S. Paris (the “Buyer”).
Each of General Motors and the Buyer is hereinafter referred to individually as a “Party” and together as the “Parties”.
WHEREAS, each of the companies identified in the column headed “Seller” in Exhibit 4.4(a) and each of the Assets Sellers is a Subsidiary of General Motors (collectively, the “Sellers” and each of them a “Seller”);
WHEREAS, General Motors desires to procure the Sellers to sell and transfer, and the Buyer desires to purchase and assume directly or through one or more of its designated Subsidiaries, or in relation to the Fincos Shares, through one of its designated Subsidiaries or through a company jointly held by the Buyer and BNP Paribas S.A., a French société anonyme with its registered office at 16 boulevard des Italiens registered with the registry of commerce under number 662 042 449 R.C.S. Paris (the “Financial Partner”), or jointly by the Buyer (or any of its Affiliates) and the Financial Partner (or any of its Affiliates), the Shares upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, simultaneously with the execution of this Agreement, General Motors Company entered into a parent guarantee to guarantee the indemnification obligations of General Motors under Articles 14 and 16; and
WHEREAS, in this Agreement, any reference to a commitment by or obligation of any Seller shall be construed as an undertaking (promesse de porte‑fort) by General Motors to procure that such Seller will perform such commitment or obligation.
NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

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ARTICLE 1
DEFINITIONS
1.1    Certain Defined Terms
As used in this Agreement, the following terms shall have the following meanings:
“Additional Value” has the meaning set forth in Section 2.5(c).
“Advantaged Person” has the meaning set forth in Section 8.3(k).
“Affiliate” means with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person (the term “control” having the meaning ascribed to it by Article L. 233‑3 I and II of the Code de Commerce).
“Agreed Pension Vehicles” has the meaning set forth in Section 6.9(b)6.9.
“Agreement” means this master agreement and any of its schedules and Exhibits, as modified, supplemented or amended from time to time.
“Alliance Agreements” means the master agreement between the Parties dated February 29, 2012, as amended, and any agreement entered into pursuant thereof including the development agreements and the joint purchasing agreement.
“Alternate Arrangement” has the meaning set forth in Section 12.6(b).
“Anchor Shareholders” means Dongfeng Motor (Hong Kong) International Co., Limited, SOGEPA S.A.S.U, FFP S.A. and Etablissements Peugeot Frères S.A.
“Ancillary Agreements” means the agreements listed in Exhibit D.
“Antitrust Approvals” means:

(a)	The European Commission having:

(i)
adopted a written decision stating that either (a) the transactions contemplated by this Agreement fall outside of the scope of the EU Merger Regulation and provided that the Transactions may be put into effect under the merger control rules of the EEA Member States without infringing any applicable mandatory suspension obligation in these EEA Member States; or (b) the Transactions are compatible with the Common Market; or

(ii)
issued a written decision pursuant to Article 9 of the EU Merger Regulation to refer all or part of the Transactions to the competent authority of one or more Member States, and each such competent authority having granted clearance with respect to those parts of the Transactions referred to it and the

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Commission having granted clearance with respect to any part of the Transactions retained by it; or

(iii)	failed to adopt a decision or issue a decision as set out in paragraphs (i) or (ii) above within the required review time periods where such an expiry is deemed to be an authorization; and

(b)
Any other competent antitrust authority in the jurisdictions listed in Exhibit F having granted a clearance decision having, with respect to the jurisdictions concerned, an effect similar to the decision of the European Commission referred to in paragraphs (a)(i) and (a)(iii) above.

“AOAG” means Adam Opel AG, a German Aktiengesellschaft with registered number HRB 89558 (Amtsgericht Darmstadt) whose registered office is at Bahnhofsplatz, 65423 Rüsselsheim am Main; it being provided that as of the date of this Agreement, AOAG is in the process of being converted into a German Gesellschaft mit beschränkter Haftung and any reference to AOAG includes such company as converted.
“AOAG Contributed Assets” means all of the assets, properties, interests, rights and claims, whether tangible or intangible, real or personal, fixed or current, movable or immovable of AOAG (including, for the avoidance of doubt, the First Estimated Pension Closing Payment Amount, the Second Estimated Pension Closing Payment Amount (or, at the sole discretion of General Motors, a note (containing terms and conditions reasonably satisfactory to the Buyer including settlement before the Closing Date) issued by General Motors or an Affiliate of General Motors (guaranteed by General Motors) pursuant to Section 6.4(c)) and contractual arrangements to which AOAG is a party) at the Contribution Date other than the AOAG Excluded Assets, the Fincos Shares and the Shares of New AOAG, in each case held by AOAG.
“AOAG Contributed Liabilities” means all of the obligations and liabilities of AOAG, including any contingent or future obligation or liability originating from pre-AOAG Contribution facts or circumstances and which has not materialized on or prior to the Contribution Date (including, for the avoidance of doubt, contractual arrangements to which AOAG is a party and pension liabilities towards the current Employees of AOAG who have not validly objected to the transfer of their employment to New AOAG), except for the AOAG Excluded Liabilities.
“AOAG Contribution” has the meaning set forth in Section 6.4(c).
“AOAG Excluded Assets” means the assets and property of AOAG described on Exhibit G-1.
“AOAG Excluded Liabilities” means the liabilities and obligations of AOAG described on Exhibit H-1.
“AOAG Sale” has the meaning set forth in Section 6.4(b).
“AOAG Sale Price” has the meaning set forth in Section 6.4(c).

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“AOAG Sale Price Receivable” has the meaning set forth in Section 6.4(c).
“Assembly Fee Agreement” means the assembly fee agreement between AOAG and General Motors Belgium NV dated December 22, 2000, as amended.
“Assets Sellers” means the Belgian Assets Sellers and the Swiss Assets Seller and either of them, an “Assets Seller”.
“Autoco Contributed Entities Perimeter” means the AOAG Contributed Assets and the AOAG Contributed Liabilities, the Transferred Assets and the Transferred Liabilities, the Autocos and the Controlled Dealership Entities.
“Autoco Financial Statements” means the balance sheet, income statement and statement of cash flows of the GM Europe automotive segment derived from General Motors Company’s 10-K as filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2016.
“Autoco Special Purpose Financial Schedules” has the meaning set forth in Section 4.8(a).
“Autocos” means the companies identified as such in Exhibit 4.4(a); provided, that “Autocos” shall not include Dealership Entities or Minority Entities.
“Autocos Base Value” has the meaning set forth in Section 2.5(b).
“Autocos Purchase Price” has the meaning set forth in Section 2.5.
“Autocos Shares” means the equity interests held by the Sellers in the Autocos.
“Basis of Preparation” is described in Exhibit A.
“Belgian Active Plan Members” means current employees of the Belgian Assets Sellers who are active plan members (actieve aangeslotenen) within the meaning of Article 3, §1, 8° of the Belgian Law of April 28, 2003 on Supplementary Pensions (Wet betreffende de aanvullende pensioenen en het belastingstelsel van die pensioenen en van sommige aanvullende voordelen inzake sociale zekerheid) of the Belgian Assets Sellers’ Pension Plans.
“Belgian Assets Sellers” means General Motors Belgium NV and GM Automotive Services Belgium NV, and either of them a “Belgian Assets Seller”.
“Belgian Dealership Business” has the meaning set forth in Exhibit 6.4(g).
“Belgian Excluded Assets” means the assets and property of the Belgian Assets Sellers described on Exhibit G-2.
“Belgian Excluded Tax Asset” has the meaning set forth in Exhibit G-2.

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“Belgian Excluded Liabilities” means the liabilities and obligations of the Belgian Assets Sellers described on Exhibit H-2.
“Belgian Excluded Tax Liability” has the meaning set forth in Exhibit H-2.
“Belgian Finco” means the Belgian branch of GMAC Continental Corporation or, after completion of the relevant Reorganization Transaction referred to in Exhibit 6.4(a)(ii), of a Sellers’ Retained Group Company or a Target Group Company.
“Belgian Legacy Pension Liabilities” means the legacy pension liabilities of the Belgian Assets Sellers to (i) Belgian Retirees and (ii) Belgian Vested Former Employees with respect to their entitlements to deferred benefits deriving from the Belgian Assets Sellers’ Pension Plans as at the Closing Date.
“Belgian Pension Assets Transfer” means the transfer by the Belgian Pension Fund to the pension institution of the Buyer (or the relevant Buyer Designee) (the “Buyer Designated Pension Institution”), of all pension assets under any Belgian Assets Seller’s Pension Plans for (i) the Belgian Active Plan Members who will transfer to the relevant Buyer Designee by operation of the Belgian Collective Bargaining Agreement 32bis and (ii) if the transfer of the Belgian Dealership Business is completed as a sale of a line of business, the Belgian Vested Former Employees and the Belgian Retirees, in each case, belonging to the Belgian Dealership Business, who elect to receive pension benefits from the Buyer Designated Pension Institution.
“Belgian Pension Fund” means General Motors Pensioenfonds OFP, an organization for financing pensions (organisme voor de financiering van pensioenen) incorporated under the Laws of Belgium, with registered office at 24a Prins Boudewijnlaan, 2550 Kontich, Belgium, registered with the Belgian Crossroads Bank for Enterprises under number 0446.069.346 (RPR Antwerp).
“Belgian Retirees” means any person receiving retirement benefits (begunstigden) within the meaning or Article 2, 6° of the Belgian Law of October 27, 2006 on the Supervision of Institutions for Occupational Retirement Provision (Wet betreffende het toezicht op de instellingen voor bedrijfspensioenvoorziening).
“Belgian Transactions” has the meaning set forth in Section 6.4(g).
“Belgian Transferred Assets” means all of the assets, properties, interests, rights and claims, whether tangible or intangible, real or personal, fixed or current, movable or immovable of the Belgian Assets Sellers (including, for the avoidance of doubt, contractual arrangements to which any Belgian Assets Seller is a party) at the Closing Date, other than the Belgian Excluded Assets.
“Belgian Transferred Liabilities” means all of the obligations and liabilities of the Belgian Assets Sellers, including any contingent or future obligation or liability originating from pre Closing facts or circumstances and which has not materialized on or prior to the Closing Date (including, for the avoidance of doubt, contractual arrangements to which any Belgian Assets Seller is a party and pension liabilities towards Belgian Active Plan Members of the Belgian Assets Sellers), except for the Belgian Excluded Liabilities.

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“Belgian Vested Former Employees” means the vested former employees who are plan members (aangeslotenen) within the meaning of Article 3, §1, 8° of the Belgian Law of April 28, 2003 on Supplementary Pensions as a result of their entitlement to current or deferred benefits under the Belgian Assets Sellers’ Pension Plans.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to be closed in France, Germany or in the State of Michigan, United States of America.
“Buyer” has the meaning set forth in the Preamble.
“Buyer CTAs” has the meaning set forth in Section 6.9(a).
“Buyer Designees” means any Subsidiary of the Buyer or the Financial Partner, any company jointly held between the Buyer or any of its Subsidiary, on the one hand, and the Financial Partner, on the other hand, in each case as designated by the Buyer to General Motors pursuant to Section 17.7 as the purchaser of any Shares or the Transferred Assets or transferee of the Transferred Liabilities) hereunder.
“Buyer Notice” has the meaning set forth in Section 1.1(a)14.4(a).
“Buyer Requested Transactions” means the Reorganization Transactions listed on item 13 and item 14 of Exhibit 6.4(a)(ii), the AOAG Contribution, the AOAG Sale and the Transactions described in Sections 2.2 and 2.3 of this Agreement.
“Buyer Shareholder Meeting” means the annual shareholders’ meeting of the Buyer to be held on May 10, 2017.
“Buyer’s Relief” means (i) a Relief or deferred Tax asset the loss of which is treated as an Indemnified Tax; (ii) any Relief or deferred Tax asset to the extent that it arises to and is properly attributable to a Target Group Company or a Controlled Dealership Entity in respect of a Post-Closing Tax Period or in respect of a transaction occurring or deemed to occur after Closing; or (iii) any Relief attributable to the Buyer or a Buyer Designee or any Affiliate of the Buyer of a Buyer Designee (not including a Target Group Company or a Controlled Dealership Entity).
“Buyer Restricted First Pension Closing Amount” means the amount, expressed in Euro, as determined in accordance with Exhibit E (Part 1 (3.5)).
“Buyer Restricted Fourth Pension Closing Amount” means the amount, expressed in Euro, as determined in accordance with Exhibit E (Part3 (3.4)).
“Buyer Restricted Second Pension Closing Amount” means the amount, expressed in Euro, as determined in accordance with Exhibit E (Part 2 (3.6)).
“Buyer Restricted Third Pension Closing Amount” means the amount, expressed in Euro, as determined in accordance with Exhibit E (Part 3(3.2)).

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“Buyer Restricted Pension Closing Amounts” means the Buyer Restricted First Pension Closing Amount, the Buyer Restricted Second Pension Closing Amount, the Buyer Restricted Third Pension Closing Amount and the Buyer Restricted Fourth Pension Closing Amount.
“Capital Gains Taxes” means any Tax assessed on the Buyer, the Buyer Designees, Target Group Companies or the Controlled Dealership Entities that are attributable to Tax on capital gains realized by any Sellers’ Retained Group Company in respect of the Transactions to the extent that such assessment is attributable to the non-payment of the applicable Tax due by the relevant Sellers’ Retained Group Company or to the fact that the Tax was due to be paid or withheld by the Buyer, the Buyer Designees, Target Group Companies or the Controlled Dealership Entities.
“Cash Portion of the Estimated Purchase Price” has the meaning set forth in Section 2.7(a).
“Chevrolet Aftersales” means the distribution of parts for the aftersales repairs or similar activities with respect to Chevrolet vehicles in the Restricted Territory, excluding Chevrolet Iconic vehicles.
“Chevrolet Iconic” means all models of Chevrolet Camaro and Chevrolet Corvette.
“China Consideration” has the meaning set forth Exhibit 6.4(a)(ii).
“Chinese Carve-Out” has the meaning set forth in Exhibit 6.4(a)(ii).
“Claim” has the meaning set forth in Section 14.2.
“Closed to New Entrants Plans” has the meaning set forth in Exhibit 6.4(b).
“Closing” has the meaning set forth in Section 10.1(a), or, in the event Section 10.1(b) applies, shall mean the First Closing or the Second Closing, as applicable.
“Closing Accounting Principles” means the accounting principles described on Exhibit A.
“Closing Accounts” means a combined balance sheet of the entities included in the Autoco Contributed Entities Perimeter and a combined balance sheet for the entities included in the Finco Contributed Entities Perimeter, at the Closing Date both being prepared in accordance with the Closing Accounting Principles.
“Closing Cash” has the meaning set forth in Exhibit A.
“Closing Date” has the meaning set forth in Section 10.1(a), or, in the event Section 10.1(b) applies, shall mean (except where specifically provided otherwise) the First Closing Date or the Second Closing Date.
“Closing Financial Debt” has the meaning set forth in Exhibit A.

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“Closing Working Capital” has the meaning set forth in Exhibit A.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collective Agreements” has the meaning set forth in Section 4.12(c).
“Commercial Agreements” has the meaning set forth in Section 6.3(d) and any of them, a “Commercial Agreement”.
“Competing Business” has the meaning set forth in Section 12.2(d).
“Confidential Information” has the meaning set forth in Section 12.1(a).
“Confidentiality Agreement” means that certain Non‑Disclosure Agreement entered into between the Buyer and General Motors, dated as of November 21, 2016, as modified, supplemented or amended from time to time.
“Contribution Date” means the date on which the AOAG Contribution or the AOAG Sale, as the case may be, is completed.
“Controlled Dealership Entities” means all Dealership Entities set forth on Exhibit 4.4(c) that are controlled by a Target Group Company or an Assets Seller (the term “control” having the meaning ascribed to it by Article L. 233 3 I and II of the Code de Commerce) and any of them a “Controlled Dealership Entity”.
“Convergence Plan” has the meaning set forth in Section 13.2.
“Conversion Rate” has the meaning set forth in Section 1.3(c).
“Core Warranties” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization, Enforceability), Section 4.3 (No Approvals or Conflicts) (other than Section 4.3(ii)) and Section 4.4 (Equity Interests).
“Corporate Common Components” means parts, including any powertrains or components thereof, that are common to both General Motors and Opel vehicles, powertrains or components.
“Corporate Marks” means the trademarks, service marks, trade names and related logos and designs owned by General Motors as of the date hereof, a listing of which General Motors will provide at least 30 days prior to the Closing Date.
“Cross-License Agreement” has the meaning set forth in Section 6.5(h)
“Data Room” means the data room comprising the documents and other information made available by General Motors to the Buyer from January 6, 2017 until February 28, 2017 (midnight ET), a certified copy of which is delivered by General Motors to the Buyer on the date hereof.

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“Dealership Entities” means the dealers and distributors of Opel vehicles listed on Exhibit 4.4(c), and each such dealer or distributor a “Dealership Entity”.
“Degrouping Taxation” means any Tax arising as a result of any Target Group Company ceasing to be a member of a group or other association for Tax purposes with the relevant Seller or other Sellers’ Retained Group Company.
“Delayed Entities” has the meaning set forth in Section 10.2(c).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather‑related events, credit‑related events or conditions or any indices, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Disadvantaged Person” has the meaning set forth in Section 8.3(k).
“Disputed Items Notice” has the meaning set forth in Section 3.1(b).
“Dormant Entities” means the entities that are marked with (*) on Exhibit 4.4(a), Exhibit 4.4(b), Exhibit 4.4(c) and Exhibit 4.4(d).

“DPLA” and “DPLAs” have the meaning set forth in Section 8.3(a).
“Dutch Finco” means GMAC Nederland N.V.
“Earning Assets” means, with respect to any Finco or Fincos, the finance receivables and loans, net plus the leased vehicles, net plus the Restricted Cash, in each case of such Finco or Fincos.

“Effective Date” has the meaning set forth in Section 8.3(c).
“Employee Benefit Plans” has the meaning set forth in Section 4.12(d).
“Employee Matters” means any matters relating to Employees other than Tax matters relating to such Persons and any matters relating to the retirement benefits of such Persons under applicable Law or a Pension Plan.
“Employees” means any of (i) the former and current employees of AOAG and the Assets Sellers as well as (ii) the former and current employees, legal representatives, directors and officers of any Target Group Company or any Controlled Dealership Entity.

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“Encumbrance” means any encumbrance, charge, security interest, pledge, mortgage, lien, hypothecation, right of others (including any right or obligation to acquire, option, right of first refusal or right of pre‑emption), claim, interest, easement, covenant, burden, title defect, title retention provision, surety, assignment or other restrictions or limitations of any kind whatsoever, in each case other than any Permitted Encumbrance.
“Environmental Laws” means any Laws which relate to Environmental Matters and are in force and binding up to and prior to the Closing Date, but not including any Emissions Law.
“Environmental Matters” means (i) the pollution of the environment or the emission, use, handling, treatment, storage, disposal, release of any Hazardous Materials onto the environment, (ii) the protection of the environment, natural resources or (iii) hazardous risks, other than matters covered by any Emissions Law.
“Environmental Permits” means any relevant authorizations, declaration, license, declaration, registration, authorization, permits or consents required under Environmental Laws for the operation of the business of AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities as carried on as at the Closing Date.
"Estimated AOAG Purchase Price" has the meaning set forth in Section 6.4(c).
"Estimated New AOAG Shares Price" has the meaning set in Section 6.4(c).
“Estimated Pension Closing Payment Amounts” means the First Estimated Pension Closing Payment Amount, the Second Estimated Pension Closing Payment Amount, the Third Estimated Pension Closing Payment Amount and, if any, the Fourth Estimated Pension Closing Payment Amount and any of them an “Estimated Pension Closing Payment Amount”.
“Estimated Purchase Price” has the meaning set forth in Section 2.6(a)(v).
“Excluded Assets” means the AOAG Excluded Assets, the Belgian Excluded Assets and the Swiss Excluded Assets and any of them an “Excluded Asset”.
“Excluded Liabilities” means the AOAG Excluded Liabilities, the Belgian Excluded Liabilities, the Swiss Excluded Liabilities, the UK Pensions Excluded Liabilities and the Other Excluded Liabilities and any of them an “Excluded Liability”.
“Exercise Notice” has the meaning set forth in Section 12.10(a).
“Final Pension Amounts” has the meaning set forth in Section 3.2(l).
“Financial Partner” has the meaning set forth in the Recitals.
“Financial Reporting Exchange Rate” has the meaning set forth in Exhibit A.
“Finco Contributed Entities Perimeter” means the Fincos.

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“Finco Financial Statements” means the balance sheet and income statement derived from the International Segment included in General Motors Financial Company, Inc.’s 10-K as filed with the U.S. Securities and Exchange Commission for the fiscal year ended December31, 2016.
“Finco Special Purpose Financial Schedules” has the meaning set forth in Section 4.8(a).
“Fincos” means the companies identified as such in Exhibit 4.4(a) provided, that “Fincos” shall not include Dealership Entities or Minority Entities.
“Fincos Approvals” means, in each case, only if required by applicable Law:

(a)	the approval by the Belgian Financial Services and Markets Authority of the acquisition by the Buyer or a Buyer Designee of a Qualifying Holding in the Belgian Finco in accordance with applicable Law;

(b)	the approval by the European Central Bank of the acquisition by the Buyer or a Buyer Designee of a Qualifying Holding in the French Finco in accordance with applicable Law;

(c)
the approval by the European Central Bank of the acquisition by the Buyer or a Buyer Designee of a Qualifying Holding in the German Fincos, or by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) with respect to any of the German Fincos which is not a credit institution within the meaning of Article 4(1) point (1) of Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012, in accordance with applicable Law;

(d)	the approval by the Bank of Italy of the acquisition by the Buyer or a Buyer Designee of a Qualifying Holding in the Italian Finco in accordance with applicable Law;

(e)
the approval by the UK Financial Conduct Authority of a Qualifying Holding in the UK Fincos by the Buyer, any Buyer Designee and any other Person that will, as a result of Closing, acquire a Qualifying Holding in the UK Fincos in accordance with applicable Law; and

(f)
a positive decision granted by the Financial Markets (Autoriteit Financiële Markten) with respect to the screening on integrity and/or suitability of new (co-) policymakers (i.e., direct or indirect majority shareholders) and commissioners of the Dutch Finco in accordance with applicable Law.

“Fincos Book Value” means the arithmetical sum of the Net Book Value of each Finco transferred to the Buyer determined on the basis of the Closing Accounting Principles excluding any net liability accounts related to Finco pensions, multiplied by the percentage of interest held directly or indirectly by the Sellers in such Finco’s share capital.
“Fincos Purchase Price” has the meaning set forth in Section 2.5.

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“Fincos Shares” means the equity interests held by the Sellers in the Fincos.
“Fincos Value” has the meaning set forth in Section 2.5(a).
“First Closing” has the meaning set forth in Section 10.1(b)(i).
“First Closing Date” has the meaning set forth in Section 10.1(b)(i).
“First Estimated Pension Closing Payment Amount” means, the amount, expressed in Euro, determined in accordance with Exhibit E (Part 1(2)).
“First Pension Closing Payment Amount” means, the amount, expressed in Euro, determined in accordance with Exhibit E (Part 1(3)) in accordance with the basis described in Exhibit E (Part 1(1)).
“First Post-Closing Pension Certificate” has the meaning set forth in Section 3.2(a)(i).
“First Target Pension Closing Payment Amount” means, the amount, expressed in Euro, determined in accordance with the basis described in Exhibit E (Part 1(1)).
“Fiscal Year Change” has the meaning set forth in Section 8.3(a).
“Fourth Pension Closing Payment Amount” means, the amount, expressed in Euro, determined in accordance with Exhibit E (Part 3(2)) in accordance with the basis described in Exhibit E (Part 3(1)).
“Fourth Post-Closing Pension Certificate” has the meaning set forth in Section 3.2(a)(iii).
“French Finco” means the Finco on Exhibit 4.4(a) organized under the laws of France.
“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement, consistently applied.
“German Fincos” means the Fincos on Exhibit 4.4(a) organized under the laws of Germany.
“German Legacy Pension Liabilities” means the pension liabilities of AOAG to (i) current pensioners, (ii) former Employees with vested rights as of the Contribution Date, and (iii) any current Employees of AOAG who validly object to the transfer of their employment to New AOAG prior to the Contribution Date and whose employment does not transfer on the Contribution Date due to their valid objection on or before the Contribution Date
“German Target Group Companies” has the meaning set forth in Section 8.3(a).
“GMCC” means GMAC Continental Corporation.
“Governmental Authority” means any supra‑national, national, federal, regional, state, regional, municipal or local government (including any instrumentality, subdivision, court, tribunal,

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arbitral, administrative or regulatory agency or commission or other authority thereof) or any quasi‑governmental authority, regulatory, self‑regulatory or administrative body or other private body exercising any legislative, judicial, administrative, regulatory, rule‑making, taxing, importing or other governmental or quasi‑governmental authority (including any stock exchange or antitrust authority).
“Governmental Order” means any decision, ruling, order, writ, injunction, stipulation, decree, stipulation, determination, award, binding agreement or judgment issued or entered by or with any Governmental Authority.
“Group Intellectual Property” has the meaning set forth in Section 4.13(b).
“Group Tax Arrangement” means any statutory provision or any arrangement contemplated by a statutory provision under which any Sellers’ Retained Group Company is required to discharge the Tax liabilities of, or Tax attributable to a transaction or profits of, a Target Group Company, except so far as that requirement arises as a result of the failure of a Target Group Company to pay Tax which it is liable to pay or any arrangements entered into or statutory provision under which any Target Group Company is required to discharge any Tax liabilities of, or Tax attributable to a transaction or profits of, a Sellers’ Retained Group Company, except insofar as that requirement arises as a result of the failure of a Sellers’ Retained Group Company to pay Tax which it is liable to pay.
“Group Tax Relief” means any right to allocate or reallocate Tax or Reliefs otherwise than by means of a Group Tax Arrangement between members of a group or consortium or other association for Tax purposes including by way of (i) the surrender of losses, (ii) the surrender of Tax refunds, (iii) the surrender of relievable Tax, (iv) the ability to allocate or reallocate a profit, gain or loss for Tax purposes or the ability to reduce or exempt the taxable income of one entity as a result of the increase in the taxable income of another entity (including by way of disallowance of a Relief), (v) the ability to allocate or reallocate Degrouping Taxation, (vi) the ability to rollover a gain on the assets of one member into the cost (for Tax purposes) of the assets of another, (vii) the ability to allocate or reallocate any liability to settle Tax or (viii) the ability to disregard entities for Tax purposes with the consequence that the Tax liability falls on a different entity.
“Hazardous Materials” means all substances, materials, mixtures, items and wastes defined, classified, regulated or characterized under any Environmental Law as hazardous, dangerous, flammable, toxic, corrosive, a contaminant, a pollutant or words of similar meaning, including asbestos or asbestos containing materials, lead or lead containing materials, polychlorinated biphenyls and radiation (but excluding gaseous, particles or other emissions by vehicles).
“HMRC” means Her Majesty’s Revenue & Customs.
“IBC” has the meaning set forth in Exhibit 6.3(e).
“Indemnified Taxes” means, without duplication, (i) the Pre-Closing Taxes; (ii) any Taxes, or payment in respect of a Tax, due by the Target Group Companies or any Controlled Dealership

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Entity or the buyers of the Transferred Assets (to the extent such obligation to pay is assumed as part of their assumption of the Transferred Liabilities) in respect of a Pre-Closing Tax Period under any Tax indemnity, Tax sharing, Tax consolidated group or Tax allocation agreement, including for the avoidance of doubt, a Group Tax Arrangement, (other than in respect of (1) commercial arrangements entered in the ordinary course of business that do not relate primarily to Tax (including loan agreements, lease agreements and employment contracts), or (2) any agreement solely between the Target Group Companies and/or Controlled Dealership Entities (including their predecessors) (which for the avoidance of doubt, shall not include the payments of Tax by a Target Group Company or a Controlled Dealership Entity to a Governmental Authority), and any Degrouping Taxation; (iii) State Aid Taxes; (iv) Capital Gains Taxes; (v) any Taxes arising out of the Pre-Closing Transactions (provided that with respect to Taxes arising from Buyer Requested Transactions this clause (v) shall only apply to Taxes that are attributable to (x) General Motors’s failure to comply with Section 8.6(a)(ii)(A) and Section 8.6(a)(ii)(B) or (y) General Motors’s failure to apply principles consistent to Section 8.6(a)(ii)(A) and Section 8.6(a)(ii)(B), to the extent applicable in the relevant jurisdiction, in connection with the transactions described in Sections 2.2 and 2.3 of this Agreement and the Reorganizations listed on items 13 and 14 of Exhibit 6.4(a)(ii)); (vi) any Taxes payable by or imposed on the Target Group Companies or the Controlled Dealership Entities in respect of the Post-Closing Straddle Period as result of a reassessment from a Governmental Authority to the extent such Tax is directly attributable to General Motors’s election under Section 8.6(a)(ii)(B) to file a Straddle Period Return of such Target Group Company or Controlled Dealership Entity in a manner contrary to the judgment of the Independent Expert; (vii) 80% of the amount of any Reliefs (including those reflected as a deferred Tax asset), included in the calculation of the Fincos Book Value and 100% of the amount of any Relief to the extent it has increased the Autocos Purchase Price (as a result of being factored in the Closing Financial Debt, the Closing Cash or the difference between the amounts attributable to Reliefs in (i) the Closing Working Capital and (ii) the Reference Working Capital), as applicable, in each case to the extent such Reliefs or deferred Tax assets are disallowed, reduced or otherwise not available (other than as a result of the expiration of applicable carryforward periods) to offset a liability to Tax of any of the Buyer, the Buyer Designee, the Target Group Companies or the Controlled Dealership Entities; (viii) any Taxes payable or imposed on any of the Target Group Companies in circumstances where such liability would not have arisen but for the Retained UK VAT Group Companies’ membership of the UK VAT Group at any time; (ix) any Taxes incurred by the Buyer, the Buyer Designee, a Target Group Company or Controlled Dealership Entity arising from any breach, prior to Closing, of any covenant by, or any breach of another obligation of, General Motors, any Seller or the Target Group Companies, contained in this Agreement (provided that, without prejudice to the other clauses of this definition, this clause (ix) shall not be read to expand the scope of Sections 14.1(a)(i)(A)(1), 14.1(a)(i)(A)(3), 14.1(a)(i)(A)(4), 14.1(a)(i)(A)(5) or Section 16 to include Taxes)(x) any Taxes incurred by the Buyer, the Buyer Designee, a Target Group Company or Controlled Dealership Entity arising from the Excluded Assets or the Excluded Liabilities; and (xi) reasonable fees and expenses incurred by the Buyer, the Buyer Designee, the Target Group Companies and the Controlled Dealership Entities in relation with any item in section (i) to (x) above and reasonable fees and expenses incurred by the Buyer, the Buyer Designee, the Target Group Companies and the Controlled Dealership Entities in connection with the preparation of transfer pricing documentation for the Target Group Companies or the Controlled Dealership Entities in respect of the Pre-Closing Tax Period, to the extent such documentation is required by Laws in effect prior to the Closing Date and is not otherwise available in the Records or Tax Returns

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of the Target Group Companies or Controlled Dealership Entities. For the avoidance of doubt, Indemnified Taxes shall not include any Tax or liability (or other amount) (x) to the extent it is the responsibility of, or is otherwise indemnifiable by, the Buyer under the provisions of this Agreement, including under the provisions of Article 8 or Section 15.1 or (y) to the extent it has already reduced the Autocos Purchase Price (as a result of being factored in the Closing Financial Debt, the Closing Cash or the difference between (i) the Closing Working Capital and (ii) the Reference Working Capital or it has been taken into account by way of a specific deduction for the purpose of the determination of the Finco Purchase Price (including the Finco Book Value).
“Independent Actuary” has the meaning set forth in Section 3.2(d).
“Independent Expert” has the meaning set forth in Section 3.1(c).
“Information Technology Systems” has the meaning set forth in Section 4.13(a).
“Intellectual Property” has the meaning set forth in Section 4.13.
“Inter‑Company Non‑Trading Payables” means, in relation to AOAG prior to the AOAG Contribution, each Assets Seller and each Target Group Company, all current and non‑current payables, other than trade payables, and loans due by it to any of the Sellers’ Retained Group Companies (including AOAG after the AOAG Contribution and/or any Assets Seller).
“Inter‑Company Non‑Trading Receivables” means, in relation to AOAG prior to the AOAG Contribution, each Assets Seller and each Target Group Company, any short and long term financial assets and receivables, other than Excluded Assets and trade receivables, due to it by any of the Sellers’ Retained Group Companies (including AOAG after the AOAG Contribution and/or any Assets Seller).
“Inter‑Company Trading Indebtedness” means all debts (including accrued interest, if any) between any Assets Seller (immediately prior to the Closing) or any of the Target Group Companies, including New AOAG (which for the purpose of this definition will be deemed to have acquired the AOAG Contributed Assets and have assumed the AOAG Contributed Liabilities), on the one hand, and any of the Sellers’ Retained Group Companies (including AOAG and/or any Assets Seller), on the other hand, in respect of intercompany trading activities in the ordinary course of trading.
“Intragroup Settlements” has the meaning set forth in Section 6.4(a)(i).
“IP License Agreement” means the IP license agreement in the form attached hereto in Exhibit D-3.
“ISPs” has the meaning set forth in Section 4.12(h).
“Italian Finco” means the Finco on Exhibit 4.4(a) organized under the laws of Italy.

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“Key Employees” means the 253 current Employees who are, as of the date hereof, classified as “senior executives” or “executives” and are on active status pursuant to General Motors’s classification as of the date hereof.
“Knowledge of General Motors” means the actual knowledge of any of the individuals listed on Exhibit B (Part 1) without any inquiry or research other than having inquired from the individuals listed on Exhibit B (Part 2).
“Law” means any statute, law, ordinance, treaty, constitution, order, decree, code, standard, directive, circular, instruction, guideline, regulation or rule of any Governmental Authority, including any rules or regulation promulgated thereunder or interpretation thereof in the relevant jurisdiction’s legal system.
“Leased Real Property” has the meaning set forth in Section 4.6(a).
“Leverage Ratio” means, with respect to the Fincos, the ratio calculated as follows: (Fincos Book Value / Earning Assets of the Fincos) x 100.
“Licensed Entities” means General Motors UK Limited, Baylis (Gloucester) Limited, Now Motor Retailing Limited, Skurrays Limited, Vickers (Lakeside) Limited and Vision Motors Limited.
“Licensed Entities Approvals” means the approval by the Financial Conduct Authority of a Qualifying Holding in the Licensed Entities by the Buyer, any Buyer Designee and any other Person that will, as a result of Closing, acquire a Qualifying Holding in one or more Licensed Entities pursuant to this Agreement.
“Life Cycle” means the period of operable use for each vehicle make and model up to the maximum applicable statute of limitations for product liability claim for such vehicle.
“Litigation” has the meaning set forth in Section 4.9(a).
“Long Stop Date” means the day which is 15 months following the date of this Agreement.
“Loss” means any loss (préjudice), obligation or liability, interest, charge, costs and reasonable expenses (including reasonable fees and expenses of advisors, attorneys, experts, accountants, consultants, witnesses, investigators and any other agents or representatives of such Person incurred in investigating or defending any claim), fine, payment, award, sanction, judgment and penalty; provided, however, that for greater certainty and notwithstanding anything set forth in the foregoing, Loss shall not include any Taxes nor the consequences of a utilization, set off, loss non-availability or reduction of Reliefs or of deferred Tax assets for any reason whatsoever; or any indirect, consequential or punitive losses (“dommages indirects” and “dommages par ricochet”) and reputational harm (“préjudice d’image”).
“MAR Regulation” has the meaning set forth in Section 12.10(b).
“Material Contract” means any of the following contracts or agreements to which AOAG, any Assets Seller, any Target Group Company or any Controlled Dealership Entity is a party, other

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than (x) any contract with any Sellers’ Retained Group Company due to terminate on the Closing Date in accordance with this Agreement, (y) any contract with any other Target Group Company or (z) any license agreement relating to any “off-the-shelf” software:

(i)
with respect to distribution and dealership agreements in effect as of the date hereof, (x) the 25 agreements having generated the highest number of vehicle sales during the fiscal year ending on December 31, 2016 for AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities (collectively) and (y) if not already included under (x), the agreement that has generated the highest amount of vehicle sales during the fiscal year ending on December 31, 2016 for each jurisdiction in the Restricted Territory;

(ii)
with respect to contracts for the supply of vehicle components in effect as of the date hereof, the 25 agreements expected to generate the highest expenses during the fiscal year ending on December 31, 2017 for AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities (collectively), excluding however any contracts of the type covered by paragraph (viii) below);

(iii)
with respect to logistical services contracts in effect as of the date hereof, the 25 agreements having generated the highest amount of expenses during the fiscal year ending on December 31, 2016 for AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities (collectively);

(iv)	any material Intellectual Property license agreement under which a license is granted to AOAG, the Assets Sellers, or a Target Group Company by a Person other than any General Motors Affiliate;

(v)
with respect to the Fincos, any (x) outsourcing contract for “essential services” that is subject to regulatory requirements or guidelines issued by any financial Governmental Authority or regulatory authority, (y)contract with financial partners (other than normal course financing arrangements) and (z) contract principally relating to personal data protection;

(vi)
any contract which, to the Knowledge of General Motors, contains a non-compete or exclusivity clause that (i) would limit the Buyer’s ability to continue conducting its business substantially in the same manner as operated at the date hereof; or (ii) limit the ability of AOAG, the Target Group Companies and the Controlled Dealership Entities to continue conducting their respective business substantially in the same manner as operated at the date hereof;

(vii)	all partnership agreements and shareholders agreements other than relating to Dealership Entities; and

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(viii)	any agreements with any original equipment manufacturer governing the manufacturing of vehicles or powertrains (other than those entered into with SAIC General Motors Co. Ltd).
“Minority Interests” means the minority interests held by AOAG in the entities listed on Exhibit 4.4(b), each such entity a “Minority Entity”, all of them the “Minority Entities” and each of them a “Minority Interest”.
“Net Book Value of each Finco” mean, for each Finco, the arithmetical difference between the total assets and the total liabilities of such Finco as reflected in the relevant Closing Accounts prepared in accordance with the Closing Accounting Principles.
“New AOAG” means Opel Service GmbH.
“New AOAG Additional Value” has the meaning set forth in Section 6.4(e).
"New AOAG Shares Price" has the meaning set forth in Section 6.4(c).
“Non‑Transferred Asset” has the meaning set forth in Section 12.6(a).
“Notice of Objections” has the meaning set forth in Section 8.6.
“O Trademarks” has the meaning set forth in Section 4.13(l).
“OECD Convention” has the meaning set forth in Section 4.10(e).
“OECD Guidelines” has the meaning set forth in Section 14.7(a).
“Opel Group Merger” has the meaning set forth in Exhibit 6.4(a)(ii).
“Organschaft” has the meaning set forth in Section 8.3(a).
“Other Excluded Liabilities” means the liabilities and obligations described on Exhibit H-5.
“Owned Real Property” has the meaning set forth in Section 4.6(a).
“Parties” and “Party” has the meaning set forth in the Preamble.
“Pension Closing Payment Amounts” means the First Pension Closing Payment Amount, the Second Pension Closing Payment Amount, the Third Pension Closing Payment Amount and the Fourth Pension Closing Payment Amount and any of them a “Pension Closing Payment Amount”.
“Pension Dispute Notice” has the meaning set forth in Section 3.2(c).
“Pension Fund” has the meaning set forth in Section 6.9(e).

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“Pension Plan” means any of the plans, programs, arrangements, agreements or commitments relating to retirement, jubilee payment, senior part‑time and other similar long‑term employment benefits due to Employees (but excluding, for the avoidance of doubt, any unemployment benefits).
“Pension Trustees” has the meaning set forth in Exhibit 6.4(b).
“Permits” has the meaning set forth in Section 4.10(c).
“Permitted Encumbrances” means (i) any Encumbrance arising by operation of Law, (ii) any Encumbrance where such Encumbrance would not be reasonably expected to be materially adverse to any Target Group Company or to the business of AOAG or any Assets Seller and (iii) any Encumbrance for Taxes that is not yet due or payable or that is being contested in good faith and for which adequate reserves have been established in the Autoco Special Purpose Financial Schedules or the Finco Special Purpose Financial Schedules referred to under Section 4.8.
“Person” means any individual, sole proprietorship, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, company, limited liability company, Governmental Authority, foundation and any other form of incorporated or unincorporated organization or other entity.
“PIMS” has the meaning set forth in Section 4.12(h).
“Post‑Closing Certificate” has the meaning set forth in Section 3.1(a).
“Post‑Closing Pension Certificates” means the First Post-Closing Pension Certificate, the Second Post-Closing Pension Certificate, the Third Post-Closing Pension Certificate and the Fourth Post-Closing Pension Certificate and any of them a “Post-Closing Pension Certificate”.
“Post‑Closing Straddle Period” means the portion of the Straddle Period starting after the Closing Date.
“Post‑Closing Straddle Period Taxes” means Taxes of the Target Group Companies and of the Controlled Dealership Entities (or for which any of the Target Group companies or any the Controlled Dealership Entities is liable) with respect to a Straddle Period other than Pre‑Closing Straddle Period Taxes.
“Post‑Closing Tax Period” means any taxable period (or portion thereof) starting after the Closing Date (including the Post-Closing Straddle Period).
“Post‑Closing Taxes” means the sum of (i) Taxes of the Target Group Companies or of the Controlled Dealership Entities (or for which any of the Target Group Companies or of the Controlled Dealership Entities are liable) with respect to any Tax Period that starts after the Closing Date, (ii) Taxes of the buyers of the Transferred Assets or for which the buyers of the Transferred Assets are liable (except, in each case, to the extent they constitute Pre-Closing Taxes) and (iii) Post‑Closing Straddle Period Taxes; provided that Post-Closing Taxes shall not include any Taxes payable by the

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Representative Member (in its capacity as such) as a result of the Retained UK VAT Group Companies being members of the UK VAT Group at any time after Closing.
“Pre‑Closing Certificate” has the meaning set forth in Section 2.6.
“Pre‑Closing Claims” has the meaning set forth in Section 12.5(a).
“Pre‑Closing Matters” has the meaning set forth in Section 12.5(a).
“Pre‑Closing Occurrences” has the meaning set forth in Section 12.5(a).
“Pre‑Closing Straddle Period” means the portion of the Straddle Period ending on the Closing Date.
“Pre‑Closing Straddle Period Taxes” means (i) Taxes of the Target Group Companies and the Controlled Dealership Entities (or for which any of the Target Group Companies or any the Controlled Dealership Entities is liable), allocable to the Pre‑Closing Straddle Period pursuant to Section 8.6(d), and (ii) Taxes of the buyers of the Transferred Assets that are attributable to the Transferred Assets and Liabilities, that would have been owed by the relevant Asset Seller if the Transactions had not occurred and are allocable to the Pre-Closing Straddle Period pursuant to Section 8.6(d).
“Pre‑Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date, including the Pre-Closing Straddle Period.
“Pre-Closing Taxes” means the sum of (i) Taxes of the Target Group Companies and the Controlled Dealership Entities (or for which any of the Target Group Companies or the Controlled Dealership Entities are liable) with respect to any taxable period that ends on or prior to the Closing Date, (ii) Taxes of the buyers of the Transferred Assets with respect to any taxable period that ends on or prior to the Closing Date but solely to the extent such Taxes are attributable to the Transferred Assets and Liabilities and would have been owed by the Assets Seller if the Transactions had not occurred, and (iii) Pre-Closing Straddle Period Taxes, in each case, for the avoidance of doubt, excluding Transfer Taxes. For the avoidance of doubt, (x) a Tax shall not cease to be a Pre-Closing Tax solely because it arises from a Buyer Requested Transaction, and (y) any Pre-Closing Taxes shall be determined without regard to any activities or operations of the Target Group Companies outside the ordinary course of business implemented after the Closing Date (but that are deemed to occur on or before the Closing Date).
“Pre‑Closing Transactions” means the transactions referred to in Section 6.4(a) through Section 6.4(g).
“Price Allocation” has the meaning set forth in Section 3.1(a).
“Price Allocation Principles” has the meaning set forth in Section 2.6(b).
“Projections” has the meaning set forth in Section 5.8.

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“Purchase Price” has the meaning set forth in Section 2.5.
“Qualifying Holding” means, as applicable:
(a)    a direct or indirect holding in the Belgian Finco which represents 20% or more of the capital or of the voting rights over the Belgian Finco;
(b)     a “qualifying holding” within the meaning of article 4.1(36) of Regulation (EU) No 575/2013 of the European Parliament and of the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms;
(c)    a direct or indirect holding in a German Finco which represents 10% or more of the capital or of the voting rights or which makes it possible to exercise a significant influence over the management of a German Finco;
(d)    a direct or indirect holding in the Italian Finco which represents 10% or more of the capital or of the voting rights or that entails control or makes it possible to exercise a significant influence over the Italian Finco; or
(e)    the acquisition of or increase in control over a UK authorized person within the meaning of the UK Financial Services and Markets Act 2000.
“RETT Notification Obligation” has the meaning set forth in Section 6.16.
“Real Estate Transfer Tax” means the “Grunderwerbsteuer” due under German Law.
“Real Property” has the meaning set forth in Section 4.6(a).
“Reference Transaction” has the meaning set forth in Section 6.8 (d)(ii).
“Reference Working Capital” has the meaning set forth in Exhibit A.
“Regulatory Approvals” means the Antitrust Approvals, the Fincos Approvals and the Licensed Entities Approvals, and any of them a “Regulatory Approval”.
“Related Party Agreements” has the meaning set forth in Section 4.15.
“Relevant Date” has the meaning set forth in Section 1.3(c).
“Relevant UK Pensions Step” has the meaning set forth in Section 8.8(b).
“Relief” includes any relief, loss, allowance, exemption, set‑off, deduction or credit in computing or against profits or Tax or any right to the repayment of Tax.
“Reorganization Transactions” has the meaning set forth in Section 6.4(a)(ii).
“Representative Member” has the meaning set forth in Section 8.3(c).

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“Representatives” has the meaning set forth in Section 12.1(a).
“Restricted Cash” means, with respect to securitization notes payable and revolving credit facilities, the collections from borrowers that have not yet been used for repayment of debt and, with respect to other items, funds deposited in restricted cash accounts as collateral required to support securitization, transactions or to provide additional collateral for borrowing under revolving credit facilities.
“Restricted Pension Closing Amounts” means the Buyer Restricted First Pension Closing Amount, the Buyer Restricted Second Pension Closing Amount, the Buyer Restricted Third Pension Closing Amount and the Buyer Restricted Fourth Pension Closing Amount.
“Restricted Territory” has the meaning set forth in Section 12.2(d).
“Retained Employees” means those current Employees whose employment will be retained by or transferred to a Sellers’ Retained Group Company as part of the Reorganization Transactions or the UK Pensions Reorganization, and any other current Employees as agreed by General Motors and the Buyer on or prior to Closing.
“Retained Fincos” has the meaning set forth in Section 10.1(b)(iv)
“Retained UK Pension Plans” has the meaning set forth in Exhibit 6.4(b). For the avoidance of doubt, Retained UK Pension Plans shall not include the Vauxhall Defined Contribution Pension Plan.
“Retained UK VAT Group Companies” means Chevrolet UK Ltd, GM Investment Trustees Limited, GM Retirees Pension Trustees Limited, GM (UK) Pension Trustees Limited, Vauxhall Properties Limited, Lidlington Engineering Company, Ltd, Millbrook Pension Management Limited, General Motors Limited, GM Holdings UK No. 1 Limited, and General Motors Europe Ltd. (each, a “Retained UK VAT Group Company”).
“Revenues” has the meaning set forth in Exhibit A.
“Sanctioned Countries” means any country that is subject to any sanction or embargo of the United States, the European Union and the United Kingdom, including but not limited to, Iran, Sudan, Cuba, Syria and the Democratic People’s Republic of Korea (North Korea).
“Second Closing” has the meaning set forth in Section 10.1(b)(iv).
“Second Closing Date” has the meaning set forth in Section 10.1(b)(iv).
“Second Belgian and Swiss Post-Closing Pension Certificate” has the meaning set forth in Section 3.2(a)(ii).
“Second Estimated Pension Closing Payment Amount” means the amount, expressed in Euro, determined in accordance with Exhibit E (Part 2(2)).

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“Second Pension Closing Payment Amount” means the amount, expressed in Euro, determined in accordance with Exhibit E (Part 2(3)) in accordance with the basis described in Exhibit E (Part 2(1)).
“Second Post-Closing Pension Certificate” has the meaning set forth in Section 3.2(a)(ii). “Second Target Pension Closing Payment Amount” means the amount, expressed in Euro, determined in accordance with the basis described in Exhibit E (Part 2(1)).
“Section 8.9 Company” means a Target Group Company or Controlled Dealership Entity (including any successor thereto for U.S. federal income tax purposes) that is (i) included in Exhibit 8.9 and (ii) is a corporation for U.S. federal income tax purposes as of the applicable Closing Date; provided that New AOAG shall not be treated as a Section 8.9 Company for this purpose (even if the entity selected to be New AOAG is included in Exhibit 8.9).
“Securitization Transaction” means any transaction sponsored by any of the Target Group Companies under which any of the Target Group Companies have sold or pledged receivables in a securitization in which securities backed by, or other interest in, such receivables were sold and any of such securities or other interests remain outstanding.
“Seller” or “Sellers” has the meaning set forth in the Preamble.
“Seller Party” has the meaning set forth in Section 17.8.
“Sellers’ Claim” has the meaning set forth in Section 15.2.
“Sellers’ Connected Persons” means (in relation to any Seller) the officers, employees, agents and advisers of that Seller or any of its Affiliates, and officers, employees, agents and advisers of such Affiliates.
“Sellers’ Insurance” has the meaning set forth in Section 12.5(a).
“Sellers’ Records” has the meaning set forth in Section 12.4(a)(i)(A).
“Sellers’ Retained Group Companies” means the Sellers and all of their Affiliates from time to time, but excluding any Target Group Company, and any of them a “Sellers’ Retained Group Company”.
“Shares” means the Fincos Shares and the Autoco Shares.
“Specific Agreements” has the meaning set forth in Exhibit 6.3(e).
“Specific Agreements Related Losses” has the meaning set forth in Section 14.1(a)(i)(C).
“State Aid” means any aid granted by a Member State or through State resources in any form whatsoever which distorts or threatens to distort competition by favoring certain undertakings or the production of certain goods, in so far as it affects trade between Member States.

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“State Aid Taxes” means any liabilities of the Buyer, the Buyer Designees, the Target Group Companies or of any Controlled Dealership Entity that is due and payable (including after the Closing) in respect of a Pre-Closing Tax Period for the repayment of unlawful State Aid relating to Taxes of the Target Group Companies or of any Controlled Dealership Entity.
“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.
“Subsidiaries” means with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, is controlled by such Person (the term “control” having the meaning ascribed to it by Article L. 233 3 I and II of the Code de Commerce), and “Subsidiary” means any of them.
“Swiss Assets Seller” means GM Suisse S.A.
“Swiss Excluded Assets” means the assets and property of the Swiss Assets Seller described on Exhibit G-3.
“Swiss Excluded Liabilities” means the liabilities and obligations of General Motors Suisse S.A. described on Exhibit H-3.
“Swiss Legacy Pension Liabilities” means the legacy pension liabilities of the Swiss Assets Seller to (i) current pensioners and (ii) former employees of the Swiss Assets Seller with vested rights as at the Closing Date.
“Swiss Pension Partial Liquidation” means the partial liquidation of the Personnel Welfare Foundation of General Motors Companies in Switzerland to be conducted in accordance with Swiss law and the rules and regulations of the Personnel Welfare Foundation of General Motors Companies in Switzerland.
“Swiss Transferred Assets” means all of the assets, properties, interests, rights and claims, whether tangible or intangible, real or personal, fixed or current, movable or immovable of the Swiss Assets Seller (including, for the avoidance of doubt, contractual arrangements to which the Swiss Assets Seller is a party) at the Closing Date, other than the Swiss Excluded Assets.
“Swiss Transferred Liabilities” means all the obligations and liabilities of the Swiss Assets Seller, including any contingent or future obligation or liability originating from pre-Closing facts or circumstances and which has not materialized on or prior to the Closing Date (including, for the avoidance of doubt, contractual arrangements to which the Swiss Assets Seller is a party and pension liabilities towards the Employees of the Swiss Assets Seller), except for the Swiss Excluded Liabilities.
“Target Group Companies” means the Autocos and the Fincos and their respective Subsidiaries (other than the Controlled Dealership Entities and the Assets Sellers) and branches, and any of them a “Target Group Company”.
“Target Group Company Records” has the meaning set forth in Section 12.4(a)(ii)(A).

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“Target Ratio” has the meaning set forth in Section 6.12(a).
“Tax” or “Taxes” means (i) all taxes, direct or indirect, levies, assessments, tariffs, fees, duties (including any customs duties), deficiencies, contributions or charges, including, but not limited to, income tax, franchise tax, capital gains tax, gross receipts tax, windfall profits tax, withholding tax, local tax, value added tax, sales tax, use tax, transfer tax, occupation tax, payroll tax, employment tax, production tax, excise tax, property tax, gift tax, estate tax, motor vehicle tax, vehicle registration fees, registration duties, customs duties, social contributions, social security contributions and charges (including Sozialversicherungsabgaben), including interest, fines, penalties (including any interest with respect to such fines and penalties) and other related charges imposed, assessed or collected by or under the authority of any Governmental Authority, (ii) any liability, including any secondary liability, for the payment of any amounts of the type described in paragraph (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period; and (iii) any liability for the payment of any amounts of the type described in paragraph (i) or (ii) as a result of being a transferee or successor to any Person or payable pursuant to any tax consolidation agreement.
“Tax Authority” means, with respect to any Tax, the Governmental Authority in charge of imposing and/or collecting any Tax.
“Tax Refund” has the meaning set forth in Section 8.7(a).
“Tax Return” means any return, assessment (including self-assessment), report or statement (including elections, declarations, disclosures, schedules, estimates, information returns, claims, consents, surrenders, disclaimers, notices, written comments, filings, forms) and other information filed or submitted or required to be filed or submitted with any Tax Authority relating to Taxes.
“Tax Termination Formalities” has the meaning set forth in Section 8.3(a).
“Third Belgian and Swiss Post-Closing Pension Certificate” has the meaning set forth in Section 3.2(a)(ii)
“Third Estimated Pension Closing Payment Amount” means the amount, expressed in Euro, determined in accordance with Exhibit E (Part 3(2)).
“Third Party” means, with respect to any specified Person, any other Person who is not an Affiliate of such specified Person.
“Third Party Claim” has the meaning set forth in Section 14.4.
“Third Party Emissions Claim” has the meaning set forth in Exhibit 16.
“Third Party Guarantees” means all guarantees, indemnities, counter‑indemnities and letters of comfort of any nature given (i) to a Third Party by AOAG, an Assets Seller or a Target Group Company in respect of any obligation of a Sellers’ Retained Group Company or (ii) to a Third Party by a Sellers’ Retained Group Company in respect of any obligation of AOAG, an Assets Seller or a Target Group Company, including any letters of credit, guarantees (including any

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guarantees in connection with any Securitization Transaction), surety bonds, performance bonds, capital maintenance agreements or commitments, and other contractual obligations or commitments entered into by or on behalf of Sellers’ Retained Group Companies or any of their Affiliates (other than solely by any of the Target Group Companies) in connection with the Fincos and their businesses.
“Third Pension Closing Payment Amount” means the amount, expressed in Euro, determined in accordance with Exhibit E (Part 3(3)) in accordance with the basis described in Exhibit E (Part 3(1)).
“Third Post-Closing Pension Certificate” has the meaning set forth in Section 3.2 (a)(i).
“Third Target Pension Closing Payment Amount” means the amount, expressed in Euro, determined in accordance with the basis described in Exhibit E (Part 3(1)).
“TIOPA 2010” means the Taxation (International and Other Provisions) Act 2010 in the United Kingdom.
“Tool Use Agreements” has the definition set forth in Section 6.5(b).
“ToolCo UK” has the meaning set forth in Section 6.5(b).
“ToolCo US” has the meaning set forth in Section 6.5(b).
“Tools” means permanent tools such as dies, jigs, fixtures, molds, patterns, gauges and the like designed and acquired for production of Corporate Common Components.
“Transaction Documents” means this Agreement and the Ancillary Agreements.
“Transactions” means the transactions contemplated under this Agreement and the Ancillary Agreements.

“Transfer Pricing Adjustment” means the computation of profits or losses for Tax purposes in relation to any transaction or series of transactions on a basis which substitutes arm’s length terms for the actual terms agreed.
“Transfer Pricing Rules” means the rules set out in part 4 of TIOPA 2010 and related legislation and any rules in any jurisdiction outside the United Kingdom having the same or similar effect.
“Transfer Taxes” has the meaning set forth to it in Section 8.1.
“Transferred Assets” means the Belgian Transferred Assets and the Swiss Transferred Assets.
“Transferred Derivatives” means any Derivative Transaction primarily related to a Finco that has been entered into by AmeriCredit Financial Services, Inc. (including any “third leg”

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transaction hedging in whole or in part a “back to back” Derivative Transaction entered into between AmeriCredit Financial Services, Inc. and a bank counterparty which is party to a Derivative Transaction with a Finco).
”Transferred Liabilities” means the Belgian Transferred Liabilities and the Swiss Transferred Liabilities.
“UK Fincos” means the Fincos on Exhibit 4.4(a) organized under the laws of England and Wales and/or the United Kingdom.
“UK Pensions Excluded Liabilities” means the liabilities and obligations described on Exhibit H-4.
“UK Pensions Reorganization” has the meaning set forth in Section 6.4(b).
“UK VAT Group” has the meaning set forth in Section 8.3(c).
“VAT” means, within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and, outside the European Union, any similar Tax levied by reference to added value, services, turnover or sales, including goods and services tax.
“Warrant Resolution” means the resolution to be submitted to the Buyer Shareholder Meeting pursuant to which the management board (Directoire) of the Buyer will be granted the required authority to validly issue the Warrants on the Closing Date.
“Warrants” means 39,727,324 warrants (Bons de souscription d’actions), each to subscribe one share of the Buyer with one Euro par value, to be issued by the Buyer at Closing under the terms and conditions attached as Exhibit C for a total subscription price equal to the Additional Value (such price, the “Warrants Subscription Price”).
“Warrant Subscribers” has the meaning set forth in Section 2.6(c).
1.2    Principles of Interpretation
(a)    The recitals and exhibits of this Agreement form part of it and any reference to this Agreement shall include the recitals and exhibits thereof.
(b)    The meanings of the defined terms are applicable to both the singular and plural forms thereof.
(c)    The headings used in this Agreement have been adopted by the Parties for ease of reference only and are not to be comprised in this Agreement and shall not in any event influence the meaning or interpretation of this Agreement.
(d)    Except as specified otherwise or if the context otherwise requires, references to Articles, Sections and Exhibits are made to the articles, sections and exhibits of this Agreement.

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(e)    Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and “without limitation” and shall not limit the sense of the words preceding those terms.
(f)    The words “hereof”, “herein”, “hereinafter”, “hereinabove” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.
(g)    Whenever a term is translated from English into French or German in the text of this Agreement, the meaning of the French and German translation shall prevail over the corresponding English term.
1.3    Currency
In this Agreement:
(a)    references to € or Euro are references to the lawful currency from time to time of the member states of the European Union that adopt the single currency in accordance with the treaty on the European Union;
(b)    references to $ or U.S. Dollars are references to the lawful currency from time to time of the United States of America; and
(c)    unless otherwise indicated in this Agreement, any amount to be converted from one currency into another currency for the purposes of this Agreement (for the avoidance of doubt, this shall not apply to financial statements referred to in Article 4 or generated pursuant to Articles 2 or 3) shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purpose of the foregoing: “Conversion Rate” means the close spot mid‑trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg on the date immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted; and “Relevant Date” means the date on which a payment or an assessment is to be made, and for the following purposes means:
(i)    for the purposes of Article 4 (Representations and Warranties of General Motors), the date on which the relevant representation and warranty is expressed to be given; and
(ii)    for the purposes of Section 6.1 (Conduct of Business Prior to the Closing), the date hereof.
1.4    Time Computation
When a period of time expires on a day which is not a Business Day, such period of time shall be deemed to expire on the Business Day which is immediately following that day.

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ARTICLE 2
PURCHASE AND SALE OF THE SHARES AND TRANSFERRED ASSETS
2.1    Purchase and Sale of the Shares
Subject to the terms and conditions of this Agreement, on the Closing Date, General Motors shall cause the Sellers to sell and transfer to the Buyer (or one or more Buyer Designees) and the Buyer shall, or shall cause or one or more Buyer Designees, to purchase and acquire from the Sellers the Shares and, if General Motors decides to proceed with an AOAG Sale pursuant to Section 6.4(c), the AOAG Sale Price Receivable, in each case, free and clear of all Encumbrances.
2.2    Purchase and Sale of the Transferred Assets
Subject to the terms and conditions of this Agreement, on the Closing Date, General Motors shall cause the Assets Sellers to sell and transfer to the Buyer (or one or more Buyer Designees), and the Buyer (or one or more Buyer Designees) shall purchase and acquire from the Assets Sellers, the Transferred Assets, free and clear of all Encumbrances.
2.3    Transferred Liabilities
Subject to the terms and conditions of this Agreement, on the Closing Date, the Buyer (or one or more Buyer Designees) shall assume and become responsible for, perform, discharge and pay when due the Transferred Liabilities. For the avoidance of doubt, the Assets Sellers will retain, and will be responsible for paying, performing and discharging when due, and the Buyer and its Affiliates will not assume or have any responsibility for the Excluded Liabilities.
2.4    Simultaneous Transactions
Only subject to the provisions of Sections 10.1(b) and 12.6, the simultaneous sale and purchase of all the Shares and the Transferred Assets and the assumption of the Transferred Liabilities on the Closing Date is an essential condition to the obligations of the Parties hereunder.
2.5    Purchase Price
The consideration for the sale of the Shares, the Transferred Assets and the granting of the IP License Agreement, and considering the assumption of the Transferred Liabilities (the “Purchase Price”), shall be equal to:
(a)    0.8 times the Fincos Book Value, as of the relevant Closing Date, subject to adjustment as set forth in Section 6.12 (the “Fincos Value”); plus
(b)    890,909,091 Euro (the “Autocos Base Value”); plus
(c)    649,090,909 Euro (the “Additional Value”); plus
(d)    the Closing Cash; minus

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(e)    the Closing Financial Debt; plus
(f)    the absolute amount, if any, by which the Closing Working Capital exceeds the Reference Working Capital; minus
(g)    the absolute amount, if any, by which the Closing Working Capital falls short of the Reference Working Capital.
For the avoidance of doubt, the Estimated Pension Closing Payment Amounts and the Final Pension Amounts shall not be included in any of the items (a) through (g) above.
The purchase price for the Fincos shall be as set forth in Section 2.5(a) above (the “Fincos Purchase Price”). The purchase price for the Autocos shall result from the computation of items (b) through (g) above (the “Autocos Purchase Price”).
The Closing Accounts, the Fincos Book Value, the Closing Cash, the Closing Financial Debt and the Closing Working Capital shall be expressed in Euro using the Financial Reporting Exchange Rate. Closing Working Capital shall be calculated in accordance with the Closing Accounting Principles for all purposes of this Agreement. The Parties hereby agree and acknowledge that the Autocos Base Value does not include any amount attributable to Tax attributes or Reliefs or deferred Tax assets.
2.6    Pre‑Closing Certificate
Not less than 8 Business Days prior to the Closing Date, General Motors shall deliver to the Buyer, a certificate (the “Pre‑Closing Certificate”) setting forth, in reasonable detail (and including reasonable supporting documentation), as at the contemplated Closing Date:
(a)    General Motors’s estimate in good faith of:
(i)    the Fincos Value;
(ii)    the Closing Working Capital;
(iii)    the Closing Cash;
(iv)    the Closing Financial Debt; and
(v)    the computation of the Autocos Purchase Price and the Fincos Purchase Price on the basis of such determination and estimates applying the formulas defined in Section 2.2 (the “Estimated Purchase Price”);
(b)    the allocation proposed by General Motors of the Estimated Purchase Price among the Shares, the Transferred Assets and the granting of the IP License Agreement and the AOAG Sale Price Receivable (if applicable), as well as among the relevant Sellers reflecting the Closing Accounting Principles and calculated in accordance with the Price Allocation Principles;

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(c)    the allocation proposed by General Motors of the Additional Value among the relevant Sellers, including AOAG (AOAG and such relevant Sellers, the “Warrant Subscribers”) calculated in accordance with the Price Allocation Principles; and
(d)    the First Estimated Pension Closing Payment Amount, the Second Estimated Pension Closing Payment Amount and the Third Estimated Pension Closing Payment Amount.
For the avoidance of doubt, the First Estimated Pension Closing Payment Amount, the Second Estimated Pension Closing Payment Amount and the Third Estimated Pension Closing Payment Amount shall not be included in any of the items (a)(i) through (a)(v) above.
General Motors shall be solely responsible for allocating the Estimated Purchase Price among the Sellers in accordance with the Pre‑Closing Certificate or any different Price Allocation determined pursuant to Section 3.1. The Pre‑Closing Certificate delivered at the First Closing will include solely the Fincos Value for the Fincos for which closing will occur at such time, and a separate Pre‑Closing Certificate shall be delivered by General Motors to the Buyer 8 Business Days prior to the Second Closing setting out the Fincos Value for the remaining Fincos.
2.7    Payment of the Estimated Purchase Price at Closing
(a)    At Closing, as provided under Section 10.2(b), the Buyer as agent for the Buyer Designees shall pay to General Motors as agent for the relevant Seller(s) the Estimated Purchase Price as reduced by the Additional Value (the “Cash Portion of the Estimated Purchase Price”), provided that the portion of the Cash Portion of the Estimated Purchase Price allocated to the Shares to be sold and transferred by AOAG shall be paid to AOAG.
(b)    The Buyer shall owe at Closing the amount of the Additional Value to the Warrant Subscribers who shall set off such receivable equal to the Warrants Subscription Price against the amounts due by them for the purpose of subscribing to the issuance of the Warrants. In the event the Warrant Resolution shall not have been approved at the Buyer Shareholder Meeting, the Buyer shall, in lieu of issuance of the Warrants, pay to General Motors in consideration for the Autocos Shares to which the Additional Value is allocated, the amount of the Additional Value, which aggregate amount shall be payable in 5 equal cash installments of 129,818,182 Euro each, each on the date falling on the first, second, third, fourth and fifth anniversary of the Closing Date. Each such installment shall be paid by wire transfer of immediately available funds to the account designated by General Motors in writing 2 Business Days prior to the relevant payment date.
ARTICLE 3
PRICE AND ALLOCATION ADJUSTMENT
3.1    Price and Allocation Adjustment
(a)    The Buyer shall deliver to General Motors no later than 90 days after the Closing Date, the Closing Accounts together with a certificate (the “Post‑Closing Certificate”), signed by the Buyer, setting forth in reasonable detail (and including reasonable supporting documentation) a computation of the following based on the Closing Accounts:

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(i)    the Fincos Value;
(ii)    the Closing Working Capital;
(iii)    the Closing Cash;
(iv)    the Closing Financial Debt; and
(v)    the Purchase Price on the basis of such determination applying the formula defined in Section 2.5 and the allocation of the Purchase Price among the Transferred Assets, the AOAG Sale Receivable (if relevant), the Shares and the granting of the IP License Agreement, as well as among the Sellers in accordance with the Price Allocation Principles (the “Price Allocation”), it being provided that the Buyer shall not be entitled to revise the allocation made by General Motors in the Pre-Closing Closing Certificate pursuant to pargraph 3 of Exhibit 3.4.
(b)    As from the date of receipt of the Post‑Closing Certificate, General Motors shall be entitled to proceed, at its expense, with a review of the Post-Closing Certificate and the Closing Accounts for the purpose of verifying the determination of the Purchase Price and reviewing the Price Allocation set forth in the Post‑Closing Certificate. Such review shall be completed within a 45‑day period following receipt of the Post‑Closing Certificate. During such period, the Buyer shall provide (and shall cause its Affiliates to provide), General Motors with such reasonable access and at no cost to General Motors, without unreasonable disruption to the business and during normal working hours, to the premises and relevant personnel and external advisors of the Buyer (and Buyer Designees) and the Target Group Companies and to the accounting and other relevant books, accounts, records, contracts and other documents of the Buyer (and Buyer Designees) and the Target Group Companies as may be reasonably required by General Motors. At any time prior to expiration of the 45-day review period, General Motors may deliver a written notice (a “Disputed Items Notice”) to the Buyer, stating that General Motors objects to any elements of or amounts reflected in the Closing Accounts or the Post‑Closing Certificate, the determination of the Purchase Price and/or the Price Allocation set forth in the Post‑Closing Certificate, specifying in reasonable detail the items and amounts subject to such objection and the basis for such objection, and setting forth General Motors’s determination and computation of the Fincos Value, the Closing Working Capital, the Closing Cash, the Closing Financial Debt, the resulting Purchase Price and the Price Allocation. If General Motors does not deliver a Disputed Items Notice within such time period, General Motors shall be deemed to have accepted all items set forth in the Post‑Closing Certificate and if General Motors does deliver a Disputed Items Notice within such time period, General Motors shall be deemed to have accepted any items not specifically disputed in the Disputed Items Notice and any such items shall be binding on the Parties and may not be disputed by any of them in any forum.
(c)    Upon delivery of a Disputed Items Notice, the Buyer and General Motors shall use their good faith efforts to resolve the disputed items and finally determine the Purchase Price and the Price Allocation as promptly as practicable. If the Buyer and General Motors do not reach an agreement upon any such matter within 20 days after delivery of the Disputed Items Notice, the Buyer and General Motors shall each have the right to request that KPMG act as an independent expert (the “Independent Expert”) to resolve the disputed items and make a final determination

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of the Purchase Price and the Price Allocation; provided, however, that, when so requested, KPMG shall not so act if it (or any related Person) is in a position of material conflict of interest with any of the Parties. The Party so requesting KPMG to act as the Independent Expert shall notify the other Party promptly in writing of such request.
(d)    If KPMG notifies the Buyer or General Motors that it is unwilling or unable to act as the Independent Expert for any reason (which determination shall be deemed to have been made by KPMG if within 10 days after it has been first requested to so act, it has not notified the Buyer and General Motors that it is willing and able to act as the Independent Expert) and if the Buyer and General Motors fail to agree on the appointment of an alternate Independent Expert within 15 days after the Independent Expert has indicated that he is unwilling or unable to act as the Independent Expert, the Independent Expert shall be appointed by the President of the Commercial Court of Paris (Tribunal de Commerce de Paris) acting in summary proceedings (statuant comme en matière de référé) at the request of either the Buyer or General Motors, from among independent accounting firms of recognized international standing and active in Germany and in France (other than any accounting firms which may be in a material conflict of interest position with any of the Parties).
(e)    The Parties shall instruct the Independent Expert to act pursuant to the provisions of Article 1592 et seq. of the Code Civil. The Parties shall instruct the Independent Expert to solely apply the Closing Accounting Principles applied by AOAG, the Assets Sellers and the Target Group Companies on a consistent basis and the other directives and principles set forth in this Agreement (including the Price Allocation Principles) to resolve the disputed items and to complete the final determination of the Purchase Price and the Price Allocation. Nothing in this Section 3.1 shall allow the Independent Expert to revise the allocation made by General Motors in the Pre-Closing Closing Certificate pursuant to pargraph 3 of Exhibit 3.4. The Parties shall instruct the Independent Expert to determine the Purchase Price and the Price Allocation based only on the resolution of the disputed items, and shall not review any other items. In the event that its computation of any category of disputed item (e.g., the Fincos Value, the Closing Working Capital, the Closing Cash or the Closing Financial Debt) exceeds the higher of or is less than the lower of the corresponding amounts set forth in the Post‑Closing Certificate delivered by the Buyer or the Disputed Items Notice delivered by General Motors, the Independent Expert shall retain for such disputed item the closer of the two amounts submitted by the Buyer and General Motors. The Parties shall instruct the Independent Expert that it is entitled to refer to, and to interpret, the terms and conditions of this Agreement relating to the determination of the Purchase Price and such other terms and conditions of this Agreement as are required in order to allow it to carry out its duties.
(f)    The Buyer and General Motors shall each be entitled to submit to the Independent Expert (with a copy to the other) a written statement regarding the disputed items (together with the relevant supporting documentation) within 10 days after the acceptance by the Independent Expert of its appointment. In each case at the Party’s own cost, the Buyer and General Motors shall (and shall cause their respective accountants), and the Buyer shall cause the Buyer Designees and the Target Group Companies to, cooperate with the Independent Expert. The Parties shall instruct the Independent Expert not to review items other than those required to resolve the disputed items nor proceed with any further investigations, but shall base its decision exclusively

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on the materials presented by the Parties and their respective accountants on behalf of General Motors or the Buyer, as applicable.
(g)    The Buyer and General Motors shall instruct the Independent Expert to use its best efforts to deliver simultaneously to the Buyer and General Motors a final written report setting forth its definitive resolution and, if applicable, its definitive computation of the disputed items, and its definitive determination of the Purchase Price and the Price Allocation as promptly as practicable, but in any event by no later than 60 days following its appointment.
(h)    The resolution and computation of the disputed items by the Independent Expert in the final report shall be final, conclusive and binding upon the Parties, except in the event of manifest error (erreur grossière).
(i)    The fees, costs and expenses of the Independent Expert so selected (as well as those of any experts consulted by the Independent Expert) shall be shared equally by the Buyer, on the one hand, and the Sellers (collectively), on the other hand.
(j)    The English language shall be used throughout the proceedings.
3.2    Pension Closing Payment Amounts Adjustment
(a)    General Motors shall deliver to the Buyer:
(i)    no later than 120 days after the relevant Closing Date, a certificate , setting forth in reasonable detail a computation of the First Pension Closing Payment Amount (the “First Post-Closing Pension Certificate”), Second Pension Closing Payment Amount (except for the computation that relates to the Belgian Assets Sellers’ Pension Plans and the Swiss Autoco Pan)(the “Second Post-Closing Pension Certificate”) and the Third Pension Closing Payment Amount (except for the computation that relates to the Belgian Finco Plan (if applicable) and the Swiss Finco Plan) (the “Third Post-Closing Pension Certificate”), in each case together with reasonable supporting documentation;
(ii)    no later than the latest of (A) the date of completion of the Belgian Pension Assets Transfer (if applicable) and (B) the date of completion of the Swiss Pension Partial Liquidation, but in any event no later than the first anniversary of the Closing Date, a certificate, setting forth in reasonable detail a computation of the Second Pension Closing Payment Amount that relates to the Belgian Assets Sellers’ Pension Plans and the Swiss Autoco Plan (the “Second Belgian and SwissPost‑Closing Pension Certificate”) and the Third Pension Closing Payment Amount that relates to the Belgian Finco Plan (if applicable) and the Swiss Finco Plan (the “Third Belgian and Swiss Post‑Closing Pension Certificate”) (for the avoidance of doubt, separately disclosed for Autocos and Fincos) together with reasonable supporting documentation, provided that, if the Belgian Pension Assets Transfer (if applicable) or the Swiss Pension Partial Liquidation have not been completed by the first anniversary of the Closing Date, the portion of the Second Estimated Pension Closing Payment Amount that relates to the Belgian Assets Sellers’ Pension Plans and the Swiss Autoco Plan and the portion of the Third Estimated Pension Closing Payment

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Amount that relates to the Belgian Finco Plan (if applicable) and the Swiss Finco Plan shall, respectively, be deemed to be final and shall be included within the calculation of the Second Pension Closing Payment Amount and the Third Pension Closing Payment Amount, respectively;
(iii)    no later than the latest of (A) the date of completion of the Swiss Pension Partial Liquidation (if applicable); and (B) 120 days after the Second Closing Date, if applicable, a certificate (the “Fourth Post‑Closing Pension Certificate”), setting forth in reasonable detail a computation of the Fourth Pension Closing Payment Amount, together with reasonable supporting documentation, provided that, if the Swiss Pension Partial Liquidation has not been completed by the first anniversary of the Closing Date, the portion of the Fourth Estimated Pension Closing Payment Amount that relates to the Swiss Finco Plan (if applicable) shall be deemed to be final and shall be included within the calculation of the Fourth Pension Closing Payment Amount.
(b)    During the time periods mentioned in Section 3.2(a), the Buyer shall provide (and shall cause its Affiliates to provide) General Motors with such access, at no cost to General Motors and without unreasonable disruption to the business and during normal working hours, to the premises and the relevant personnel and external advisors of the Buyer (and Buyer Designees) and the Target Group Companies and to their accounting and other relevant books, accounts, records, contracts and other documents as may be reasonably required by General Motors, and such data as is required by General Motors to complete the calculations required to prepare the Post‑Closing Pension Certificates within the time periods mentioned in Section (a)3.2(a).
(c)    As from the date of receipt of the relevant Post‑Closing Pension Certificate, the Buyer shall be entitled to review the relevant Post‑Closing Pension Certificate for the purpose of verifying the calculation of each relevant Pension Closing Payment Amount in the relevant Post‑Closing Pension Certificate. Such review shall be completed within a 60‑day period following receipt of the relevant Post‑Closing Pension Certificate. At any time prior to the expiration of the 60‑day review period, the Buyer may deliver a written notice (“Pension Dispute Notice”) to General Motors, stating that the Buyer objects to any elements of or amounts reflected in the calculation of the relevant Pension Closing Payment Amount, specifying in reasonable detail the items and amounts subject to such objection and the basis for such objection, and setting forth the Buyer’s determination of such item and the resulting relevant Pension Closing Payment Amount. The Buyer shall be deemed to have accepted any items not specifically disputed in the relevant Pension Dispute Notice and any such items shall be binding on the Parties and may not be disputed by any of them in any forum.
(d)    Upon delivery of a Pension Dispute Notice, the Buyer and General Motors shall use their good faith efforts to resolve the disputed items and finally determine the relevant Pension Closing Payment Amount as promptly as practicable. If the Buyer and General Motors do not reach an agreement upon any such matter within 20 days after delivery of the Pension Dispute Notice, the Buyer and General Motors shall refer any such matter to an independent actuary mutually selected by the Parties within 10 days after the date of the Pension Dispute Notice (the “Independent Actuary”) to resolve the disputed items and make a final determination of the relevant Pension

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Closing Payment Amount; provided, however, that, when so requested, the Independent Actuary shall not so act if it (or any related Person) is in a position of material conflict of interest with any of the Parties. If the Buyer and General Motors fail to agree on the appointment of the Independent Actuary within 15 days after the date of the Pension Dispute Notice, the Independent Actuary shall be appointed by the President of the Commercial Court of Paris (Tribunal de Commerce de Paris) acting in summary proceedings (statuant comme en matière de référé) at the request of either the Buyer or General Motors, from among independent actuarial firms of recognized international standing and active in Germany and in France (other than any actuarial firms which may be in a material conflict of interest position with any of the Parties). Notwithstanding the foregoing, General Motors or the Buyer may request that the Independent Actuary’s review be tolled if the Buyer submits or expresses its intent to submit more than one Pension Dispute Notice, and the outcome of the resolution of any particular item under dispute is or would be interconnected with and potentially dependent on other items under dispute.
(e)    If the Independent Actuary appointed pursuant to (d) above notifies the Buyer or General Motors that it is unwilling or unable to act as the Independent Actuary for any reason (which determination shall be deemed to have been made by the Independent Actuary if within 10 days after it has been first requested to so act, it has not notified the Buyer and General Motors that it is willing and able to act as the Independent Actuary) and if the Buyer and General Motors fail to agree on the appointment of an alternate Independent Actuary within 15 days after the Independent Actuary has indicated that he is unwilling or unable to act as the Independent Actuary, the Independent Actuary shall be appointed by the President of the Commercial Court of Paris (Tribunal de Commerce de Paris) acting in summary proceedings (statuant comme en matière de référé) at the request of either the Buyer or General Motors, from among independent actuarial firms of recognized international standing and active in Germany and in France (other than any actuarial firms which may be in a material conflict of interest position with any of the Parties).
(f)    The Parties shall instruct the Independent Actuary to act pursuant to the provisions of Article 1592 et seq. of the Code Civil. The Parties shall instruct the Independent Actuary to apply the directives and principles set forth in this Agreement to resolve the disputed items and to complete the final determination of the relevant Pension Closing Payment Amount. The Independent Actuary shall determine the relevant Pension Closing Payment Amount based only on the resolution of the disputed items, and shall not review any other items. The Parties shall instruct the Independent Actuary that it is entitled to refer to, and to interpret, the terms and conditions of this Agreement relating to the determination of the relevant Pension Closing Payment Amount and such other terms and conditions of this Agreement as are required in order to allow it to carry out its duties.
(g)    The Buyer and General Motors shall each be entitled to submit to the Independent Actuary (with a copy to the other) a written statement regarding the disputed items (together with the relevant supporting documentation) within 10 days after the acceptance by the Independent Actuary of its appointment. The Buyer and General Motors shall (and shall cause their respective accountants and actuaries), and the Buyer shall cause the Target Group Companies and the Buyer Designees to, cooperate with the Independent Actuary. The Parties shall instruct the Independent Actuary to neither review any items other than those required to resolve the disputed

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items nor proceed with any further investigations, but to base its decision exclusively on the materials presented by the Parties and their respective accountants on behalf of General Motors or the Buyer, as applicable.
(h)    The Buyer and General Motors shall instruct the Independent Actuary to use its best efforts to deliver simultaneously to the Buyer and General Motors a final written report setting forth its definitive resolution and, if applicable, its definitive computation of the disputed items, and any resulting adjustments which should be made to the relevant Pension Closing Payment Amount as promptly as practicable, but in any event by no later than 60 calendar days following its appointment.
(i)    The resolution and computation of the disputed items by the Independent Actuary in the final report shall be final, conclusive and binding upon the parties, except in the event of manifest error (erreur grossière).
(j)    The fees, costs and expenses of the Independent Actuary so selected (as well as those of any experts consulted by the Independent Actuary) shall be shared equally by the Buyer, on the one hand, and General Motors, on the other hand.
(k)    The English language shall be used throughout the proceedings.
(l)    The Pension Closing Payment Amounts set forth in the Post‑Closing Pension Certificates, or as determined by agreement of the Parties pursuant to the resolution of a Pension Dispute Notice or by an Independent Actuary pursuant to this Section 3.2, shall be the “Final Pension Amounts” and any of them a “Final Pension Amount”.
3.3    Post‑Closing Payments
(a)    Purchase Price
(i)    If the amount of the Estimated Purchase Price exceeds the amount of the Purchase Price, General Motors (as agent for the relevant Seller(s)) shall pay to the Buyer (as the case may be, on behalf of the relevant Buyer Designee) or the relevant Buyer Designee the amount equal to the excess of (x) the Estimated Purchase Price over (y) the Purchase Price, provided that the portion of such excess that was allocated to the Shares transferred by AOAG shall be paid by AOAG.
(ii)    If the amount of the Purchase Price exceeds the amount of the Estimated Purchase Price, the Buyer (as the case may be, on behalf of the relevant Buyer Designee) or the relevant Buyer Designee shall pay to General Motors, as agent for the relevant Seller(s) the amount equal to the excess of (x) the Purchase Price over (y) the Estimated Purchase Price, provided that the portion of such excess allocated to the Shares transferred by AOAG shall be paid to AOAG.
(iii)    Any amounts payable pursuant to the foregoing shall be paid within 5 calendar days after the definitive acceptance, agreement or determination of the Purchase

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Price pursuant to Section 3.1 by electronic transfer of immediately available funds to an account of the recipient at a bank designated in writing by the recipient at least 3 Business Days prior to the date of payment.
(iv)    General Motors shall be solely responsible for allocating, and shall cause the Sellers to accept the allocation and passing‑on of, the benefit or burden of any difference between the Estimated Purchase Price and the Purchase Price among the Sellers in accordance with the Price Allocation accepted, agreed or determined pursuant to Section 3.1.
(b)    Pension Amounts
(i)    If any Final Pension Amount exceeds the relevant Estimated Pension Closing Payment Amount, General Motors shall pay to the Buyer the amount equal to the excess of (x) such Final Pension Amount over (y) such Estimated Pension Closing Payment Amount, provided that in the circumstances described in Part 4 of Exhibit E, General Motors shall pay or cause to be paid a portion of any such excess to the relevant Buyer CTA, Agreed Pension Vehicle and Pension Fund, as applicable, and not directly to the Buyer or a Buyer Designee.
(ii)    If any Estimated Pension Closing Payment Amount exceeds the amount of the relevant Final Pension Amount, the Buyer shall pay to General Motors (as agent for the relevant Seller(s)) the amount equal to the excess of (x) such Estimated Pension Closing Payment Amount over (y) the amount of such Final Pension Amount.
(iii)    Any amounts payable pursuant to the foregoing shall be paid within 5 days after the definitive acceptance, agreement or determination of the relevant Final Pension Amount pursuant to Section 3.2 by electronic transfer of immediately available funds to an account of the recipient at a bank designated in writing by the recipient at least 3 Business Days prior to the date of payment.
(iv)    Any payment made by General Motors to the Buyer (which shall, for the avoidance of doubt, not include any payment made to the relevant Buyer CTA, Agreed Pension Vehicle or Pension Fund) pursuant to this Section 3.3(b) shall be treated as a reduction of the Autocos Purchase Price.
3.4    Allocation of the Purchase Price
The Purchase Price shall be allocated among the Shares, the Transferred Assets and the granting of the IP License Agreement, as well as among the Sellers, in accordance with the price allocation principles set forth in Exhibit 3.4 (the “Price Allocation Principles”). The final allocation of the Purchase Price shall be as set forth in the Pre-Closing Certificate or, if a different Price Allocation is determined pursuant to Section 3.1, in accordance with the Price Allocation determined pursuant to Section 3.1. The Buyer and General Motors agree that: (i) they shall (and shall cause their respective Affiliates to) file all Tax Returns consistent with such allocation of the Purchase Price and not take any position inconsistent with such allocation except as required by a final

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determination by a Tax Authority or a court; and (ii) in the event that any Tax Authority proposes to adjust or disagree with any aspect of such allocation, General Motors or the Buyer, as the case may be, shall promptly notify the other Party and the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to defend such allocation, and, if the allocation is ultimately changed for Tax purposes in any jurisdiction, shall cooperate and in good faith seek conforming adjustments for the other Party (and its Affiliates) and in other jurisdictions, as applicable.
3.5.    The Purchase Price may also be adjusted, after the Closing Date, in accordance with, notably, Articles 14 and 16.
ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF GENERAL MOTORS
General Motors hereby represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date, as set forth below in this Article 4, except (i) where a reference is made to a specific date, in which case the relevant representation is made as of such date; (ii) that any representation and warranty made in respect of AOAG (as included in the Sellers) is made as of the date of this Agreement, as of the Contribution Date immediately prior to the completion of the AOAG Contribution, and, with respect to Sections 4.1, 4.2, 4.3 and 4.4(f), as of the Closing Date and (iii) that any representation made in respect of New AOAG is made as of the date of this Agreement, as of the Contribution Date immediately after the completion of the AOAG Contribution, and as of the Closing Date. For the purpose of this Article 4, the Target Group Companies include Bochum Perspektive 2022 GmbH, provided that any representation and warranty made in respect of Bochum Perspektive 2022 GmbH is only made to the Knowledge of General Motors.
4.1    Organization
Except as set forth on Exhibit 4.1, General Motors, the Sellers and each of the Target Group Companies is a Person duly incorporated or formed, as applicable, and, in any jurisdiction where “validly existing” is defined, validly existing under the Laws of its jurisdiction of incorporation or formation, and not subject to any administrative, winding up or similar order or proceedings under any applicable insolvency, reorganization or similar Laws. Except as set forth on Exhibit 4.1, none of General Motors, the Sellers and the Target Group Companies is insolvent, each of them is able to pay its Third Party debts under the insolvency Laws of the applicable jurisdiction, and none of them has stopped payment of its Third Party debts. Each of the Sellers and the Target Group Companies has the legal right and all requisite corporate power and authority to own its assets and to carry on its business as and where it is now being conducted and is duly qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license.
4.2    Authorization, Enforceability
Each of General Motors, the Sellers and each of the Target Group Companies has all requisite corporate power and authority to enter into this Agreement, the Ancillary Agreements and/or the other documents to be executed pursuant hereto and perform their obligations hereunder. The

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execution of this Agreement, the Ancillary Agreements and/or the other documents to be executed pursuant hereto by each of them and their performance of their obligations hereunder and thereunder have been (or, with respect to the Ancillary Agreements, will have been at Closing) duly authorized by all necessary corporate action. This Agreement, the Ancillary Agreements and/or the other documents to be executed pursuant hereto have been (or, with respect to the Ancillary Agreements, will have been at Closing) duly executed and delivered by General Motors, the Sellers and each of the Target Group Companies and, assuming due authorization and execution by the Buyer and the Buyer Designees, constitutes (or, with respect to the Ancillary Agreements, will constitute at Closing) a legal, valid and binding agreement, enforceable against it in accordance with its terms.
4.3    No Approvals or Conflicts
Except as set forth on Exhibit 4.3, the execution and performance by General Motors, the Sellers and each of the Target Group Companies of this Agreement, the Ancillary Agreements and/or the other documents to be executed pursuant hereto and the consummation by each of them of the transactions contemplated hereto and thereto (including the subscription and the holding of the Warrants as provided herein) do not and will not: (i) violate, conflict with or result in a breach of the articles of association, by‑laws or equivalent organizational documents of any of them; (ii) violate, result in a breach, require the consent of a counterparty or give any right to any party to terminate, any Material Contract to which any of them is a party or by which any of their respective properties or assets are bound (but excluding any Material Contract to which AOAG or New AOAG is a party or by which any of their properties or assets are bound); (b) violate or result in a breach of any Governmental Order or Law applicable to any of them or any of their respective properties; or (c) except for the Regulatory Approvals, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by any of them with, any Governmental Authority.
4.4    Equity Interests
(a)    Exhibit 4.4(a) contains a true, complete and accurate statement of (i) the jurisdiction of incorporation, formation or organization, as applicable, of each Target Group Company and each of the Belgian Assets Sellers, (ii) the respective number of shares and the percentage of interest in the share capital held by each shareholder of each such Target Group Company and Belgian Assets Sellers that is an Affiliate of General Motors and (iii) for any Target Group Company which is a limited partnership, an indication whether the applicable partner of each such Target Group Company is a general or limited partner. Except as set forth on Exhibit 4.4(a), there are no outstanding options, warrants rights or any other agreements relating to the sale, issuance or voting of any equity interest of any of the Target Group Companies and Belgian Assets Sellers, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interest of any of the Target Group Companies and Belgian Assets Sellers. Except as set forth on Exhibit 4.4(a), the shares held directly or indirectly by the Sellers in the Target Group Companies and the Belgian Assets Sellers are owned free and clear of any Encumbrances and have been properly and validly allotted, issued, fully paid, have not been repaid and, where applicable, are non‑assessable.

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(b)    Exhibit 4.4(b) contains a true, complete and accurate statement of (i) each Minority Interest held by AOAG, an Assets Seller or a Target Group Company, (ii) the respective number of shares held by AOAG or a Target Group Company and, to the Knowledge of General Motors, the percentage of interest in the share capital held by AOAG, an Assets Seller or a Target Group Company in each corresponding Minority Entity and (iii) with respect to any Minority Entity which is a limited partnership, an indication whether AOAG is a general or limited partner. Except as set forth on Exhibit 4.4(b), the shares so held by AOAG, an Assets Seller or a Target Group Company in each such Minority Entity are owned free and clear of any Encumbrances and have been properly and validly allotted, issued, fully paid, have not been repaid and, where applicable, are non‑assessable.
(c)    Exhibit 4.4(c) contains a true, complete and accurate statement of (i) the jurisdiction of incorporation, formation or organization, as applicable, of each Dealership Entity and (ii) the number of shares held by the applicable Target Group Company in each such Dealership Entity and (iii) with respect to any Dealership Entity that is a limited partnership, an indication whether the applicable Target Group Company is a general or a limited partner. Except as set forth on Exhibit 4.4(c), the shares held directly or indirectly by the Sellers in the Dealership Entities are owned free and clear of any Encumbrances and have been properly and validly allotted, issued, fully paid, have not been repaid and, where applicable, are non‑assessable.
(d)    Exhibit 4.4(d) contains a true, complete and accurate list of all branches of AOAG, the Assets Sellers and the Target Group Companies.
(e)    After giving effect to the Reorganization Transactions and except for investments of assets, directly or indirectly in marketable securities, AOAG and the Assets Sellers will not have any direct or indirect ownership interest of any kind in any Person other than the Target Group Companies, the Minority Entities and the Dealership Entities.
(f)    On the Closing Date, (x) AOAG shall own the entirety of the shares of New AOAG; (y) there will be no outstanding options, warrants rights or any other agreements relating to the sale, issuance or voting of any equity interest of New AOAG, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interest of any of New AOAG; (z) and the shares held by AOAG in New AOAG shall be owned free and clear of any Encumbrances and shall have been properly and validly allotted, issued, fully paid and shall have not been repaid. On the Closing Date, if General Motors decides to proceed with an AOAG Sale pursuant to Section 6.4(c), AOAG shall own the AOAG Sale Price Receivable free and clear of any Encumbrances.
4.5    AOAG Contributed Assets and Transferred Assets
Except as set forth in Exhibit 4.5, (i) the Belgian Transferred Assets and the Swiss Transferred Assets are owned by the Belgian Assets Sellers and the Swiss Assets Seller, respectively, as of the date hereof, free and clear of any Encumbrances, (ii) the AOAG Contributed Assets are owned by AOAG as of the date hereof, free and clear of any Encumbrances and (iii) the AOAG Contributed Assets that have been validly contributed to New AOAG on the Contribution Date will be owned by New AOAG, free and clear of any Encumbrances on the Closing Date.

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4.6    Real Property
(a)    Exhibit 4.6(a) sets forth all real property, land and building owned by AOAG, the Assets Sellers and by the Target Group Companies (the “Owned Real Property”). Exhibit 4.6(b) sets forth all real property, land and building leased by AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). The Real Property comprises all real properties, land and buildings owned, occupied, leased and used by AOAG, the Assets Sellers and the Target Group Companies.
(b)    AOAG, the Assets Sellers and the Target Group Companies (i) have good and marketable property title, free and clear of any Encumbrance (except as set forth on Exhibit 4.6(a)) for, or (ii) have a valid right to lease, all the Real Property they use.
4.7    Insurance
All insurance policies included among the Transferred Assets or maintained by any Target Group Company or by any Controlled Dealership Entity are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy.
4.8    Financial Statements
(a)    Attached as Exhibit 4.8(a) are (i) the unaudited Special Purpose Financial Schedules of the Autoco Contributed Entities Perimeter, as at and for the period ended December 31, 2016 (the “Autoco Special Purpose Financial Schedules”), (ii) the unaudited Special Purpose Financial Schedules of the Finco Contributed Entities Perimeter, as at and for the period ended December 31, 2016 (the “Finco Special Purpose Financial Schedules”), (iii) the Autoco Financial Statements and (iv) the Finco Financial Statements.
(b)    The Autoco Financial Statements and Finco Financial Statements (i) have been prepared on the basis of U.S. GAAP for segment disclosure purposes and in accordance with the accounting policy manual of the General Motors group, (ii) present fairly in all material respects the assets and liabilities, the financial position and results of operations and cash flows of the Autocos and the Controlled Dealership Entities and the assets and liabilities, financial position and results of operations of the Fincos as at and for the financial year ended on December 31, 2016 and (iv) have been prepared on a basis consistent with the basis applied in the corresponding accounts for the preceding financial year.
(c)    The Autoco Special Purpose Financial Schedules and the Finco Special Purpose Financial Schedules have been derived from the Autoco Financial Statements and Finco Financial Statements in accordance with the Basis of Preparation, and present fairly in all material respects the assets and liabilities and the financial position and results of operations and cash flows of the Autoco Contributed Entities Perimeter and the assets and liabilities and the financial position and results of operations of the Finco Contributed Entities Perimeter, respectively, as at and for the financial year ended on December 31, 2016.

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(d)    Other than as disclosed in Exhibit 4.8(d), there are no off-balance sheet commitments within the Autoco Contributed Entities Perimeter and the Finco Contributed Entities Perimeter.
4.9    Litigation
(a)    Except as set forth on Exhibit 4.9(a), there are no suits, actions, litigations, dispute resolutions, arbitrations, enquiries, investigations, prosecutions or criminal, civil, commercial or administrative proceedings (“Litigation”) pending, threatened or notified in writing against any of AOAG, the Assets Sellers, the Target Group Companies or the Controlled Dealership Entities, except in connection with matters in which the amount in dispute does not exceed individually, or, for a series of matters arising from the same circumstances in the aggregate, €1,500,000 with respect to the Autocos or €250,000 with respect to the Fincos.
(b)    Except as set forth on Exhibit 4.9(b), neither AOAG, any of the Assets Sellers, any of the Target Group Companies nor any of the Controlled Dealership Entities is in default or material violation under any judgment (including any arbitral award or decisions delivered by an alternative dispute resolution body) or Governmental Order.
(c)    Notwithstanding anything set forth above to the contrary, this Section 4.9 does not include any representation or warranty relating to Employee Matters, which shall be solely governed by Section 4.11(a), or matters governed by Emissions Laws, which shall be solely governed by Article 16.
4.10    Compliance with Law and Permits
(a)    Except as set forth on Exhibit 4.10(a), AOAG, each Assets Seller, each Target Group Company and each Controlled Dealership Entity are and have been in the last 4 years in compliance in all material respects with all applicable Laws.
(b)    Except as set forth on Exhibit 4.10(b), (i) the Fincos have, at all times, distributed, sold or otherwise delivered their products and services in compliance in all material respects with applicable Laws, (ii) none of the Fincos has, for the purposes of the distribution, sale or delivery of its products or services, carried out any action that could result in such Finco having material liability for mis-selling or for any other fraud under applicable Laws and (iii) none of the Fincos have received handling fees in violation in any material respect of applicable Laws.
(c)    Except as set forth on Exhibit 4.10(c), the certificates, licenses, permits, governmental authorizations and approvals (including Environmental Permits and accreditations) (“Permits”) required to be held by AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities under applicable Laws to carry out their activities as currently carried out have been duly issued or granted to AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities and are in full force and effect; provided that the foregoing representation and warranty shall not apply to New AOAG as of the Closing Date with respect to the activities transferred to New AOAG pursuant to the AOAG Contribution.

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(d)    Except as set forth in Exhibit 4.10(d), (i) AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities are in compliance in all material respects with the terms and conditions of the Permits and (ii) none of AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities have received any suit, action or proceeding relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had and would reasonably be expected to have a material adverse impact on the respective business or operations of AOAG, each Assets Seller, each Target Group Company and each Controlled Dealership Entity.
(e)    Except as set forth in Exhibit 4.10(e), during the past 3 years, no written notice, or to the Knowledge of General Motors, other notice, has been received alleging that AOAG, any Assets Seller or any of the Target Group Companies, the Controlled Dealership Entities and their Representatives has made, given, promised to give or offered to give, directly or indirectly, any unlawful financial or other advantage, contribution, loan, donation, gift, bribe, payoff, kickback or unlawful payment, whether in cash or in kind, to any employee or official of any political party or Governmental Authority in any jurisdiction, or taken any other action that would constitute a material violation of the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions of 1997 (the “OECD Convention”), and any Law implementing the OECD Convention, or any other applicable anti-bribery or anti-corruption Law.
(f)    Except as set forth in Exhibit 4.10(f), during the past 2 years, none of AOAG, the Assets Sellers, the Target Group Companies, the Controlled Dealership Entities and their Representatives have been convicted of or pleaded guilty, no contestor nolo contendre to an offense involving fraud or corruption or, to the Knowledge of General Motors, been subject to an investigation with respect to any such matter, nor, to the Knowledge of General Motors, has any such Person been listed by any Governmental Authority as debarred, suspended, proposed for suspension or debarment or otherwise declared ineligible for government procurement programs. General Motors, AOAG, the Assets Sellers, the Sellers, the Target Group Companies, the Controlled Dealership Entities, their Representatives, or any current or former employee are not on any government restricted parties list.
(g)    There are no and during the past 3 years have been no contracts, agreements or other transactions between any of General Motors, AOAG, the Assets Sellers, the Sellers, the Target Group Companies, the Controlled Dealership Entities and their Representatives, on the one hand, and any Sanctioned Country or any territory or any Person in those Sanctioned Countries or territories, on the other hand, that violate the Laws of the United States, the European Union or other applicable jurisdictions.
(h)    Notwithstanding anything set forth above to the contrary, this Section 4.10 does not include any representation or warranty relating to Employee Matters, which shall be solely governed by Section 4.11(a), or matters governed by Emissions Laws, which shall be solely governed by Article 16.

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4.11    Tax Matters
(a)    Except as set forth in Exhibit 4.11(a), all Tax Returns required to be filed by or on behalf of AOAG, any Assets Seller, any Target Group Company or any Controlled Dealership Entity (either separately or as members of a Tax group) have been duly and timely filed (subject to permitted extensions applicable to such filing) and when filed were in all material respects true, complete and accurate.
(b)    Except as set forth in Exhibit 4.11(b), all material Taxes due by or on behalf of AOAG, any Assets Seller, any Target Group Company or any Controlled Dealership Entity have been duly paid, other than Taxes that (i) are being contested in good faith and the payment of which has been suspended by the competent Tax Authority or (ii) are otherwise shown as a debt provision or liability taken into account in the determination of the Finco Book Value or (iii) are treated as an Excluded Liability under this Agreement.
(c)    Except as set forth in Exhibit 4.11(c), there are no audits by any Tax Authority on-going or material Litigation against any Tax Authority pending or to the Knowledge of General Motors, threatened, involving AOAG, any Assets Seller, any Target Group Company or any Controlled Dealership Entity, including on transfer pricing.
(d)    Except as set forth in Exhibit 4.11(d), each Target Group Company and each Controlled Dealership Entity is and has at all times been resident for Tax purposes in its place of incorporation and no written claim has ever been made by any Tax Authority in a jurisdiction where such Target Group Company does not file Tax Returns that such company is or may be subject to taxation or required to file any Tax Return in that jurisdiction.
(e)    Except as set forth in Exhibit 4.11(e), no Target Group Company and no Controlled Dealership Entity is or has been a party to, bound by any, or currently has or will have any liability under any Tax indemnity, Tax sharing, Tax consolidated group or Tax allocation agreement (other than in respect of commercial arrangements entered in the ordinary course of business that do not relate primarily to Tax (including loan agreements, lease agreements and employment contracts)) and any agreement solely between the Target Group Companies (including their predecessors)).
(f)    Except as set forth in Exhibit 4.11(f), no Tax Authority has provided any ruling or agreed to operate any special arrangement (including an arrangement or ruling which would constitute prohibited State Aid under European Union Law) to the benefit of any Target Group Company or any Controlled Dealership Entity that is not generally available to Persons without specific application therefor.
(g)     Except as set forth in Exhibit 4.11(g), all material requirements of any Target Group Company and any Controlled Dealership Entity to benefit from any special tax regime or treatment sought or relied upon (in each case that are not generally available to Persons without specific application therefor) have been fully complied with.

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4.12    Employment Matters
(a)    Exhibit 4.12(a)(i) sets forth, as of December 31, 2016, for AOAG and each Target Group Company, the number of current Employees of those entities (on a headcount basis) and a true and complete list of all Key Employees of AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities. As of the date of this Agreement and except as set forth on Exhibit 4.12(a)(ii), to the Knowledge of General Motors, no Key Employee has given or received notice of termination of his/her employment or has entered into a termination agreement with AOAG, the relevant Assets Seller, the relevant Target Group Company or the relevant Controlled Dealership Entity (as the case may be) or has made or received an offer to enter into a termination agreement or expressed his/her intention to do any of the foregoing.
(b)    Except as set forth in Exhibit 4.12(b), (i) none of the Employees or Key Employees has been granted or promised any compensation, severance or other benefit or protection in connection with the Transactions or their consummation or any transaction in connection with this Agreement and (ii) neither the consummation of this Agreement nor of any transaction contemplated in connection with this Agreement will result in, or accelerate, the payment or vesting of any benefit or right to any Employee or Key Employee.
(c)    Exhibit 4.12(c) contains a true and complete list (fairly identifying each of the following written agreements and commitments) of all collective bargaining agreements, material shop agreements or any other material agreements with unions, works councils or other employee representative bodies, and similar collective arrangements, as well as, with respect to current Employees of AOAG and any German Target Group Company or material general commitments (Gesamtzusagen) that are binding on AOAG, any Assets Seller, any Target Group Company or any Controlled Dealership Entity (collectively, the “Collective Agreements”).
(d)    To the Knowledge of General Motors, each of AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities are maintaining and operating each (i) Pension Plan (other than in respect of the General Motors Retirees Pension Plan, the Millbrook Pension Plan and the Vauxhall and Associated Companies Pension Fund), (ii) bonus or incentive plan, (iii) severance plan, (iv) retention plan, (v) employee benefit plan (including health plans, disability plans, life insurance plans and other welfare plans sponsored, maintained or contributed by it (collectively, the “Employee Benefit Plans”) in compliance in all material respects with its terms and applicable Law, including (other than in respect of the Retained UK Pension Plans) any applicable legally required funding obligations. A true and complete list of the Employee Benefit Plans (except those that are not material and except for those maintained and operated by the Controlled Dealership Entities) is set forth on Exhibit 4.12(d).
(e)    Except as set forth in Exhibit 4.12(e), none of AOAG, any of the Assets Seller or any of the Target Group Companies is subject to any employment safeguarding arrangements, obligations to maintain sites or locations, or any other restrictions as to the closure, downsizing or other restructuring measures affecting its workforce (or portions thereof) except for any restrictions under applicable Law or Collective Agreements.

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(f)    AOAG, each Assets Seller and each Target Group Company is in compliance in all material respects with Laws relating to Employee Matters and the relevant Collective Agreements.
(g)    Except as set forth in Exhibit 4.12(g), there are no legal disputes pending or, to the Knowledge of General Motors, threatened, before any court, arbitrator or mediator (including, with respect to AOAG and the German Target Group Companies, any conciliation board proceedings (Einigungsstellenverfahren) (i) between AOAG, the Assets Sellers, the Target Group Companies or the Controlled Dealership Entities, on the one hand, and any union or employee representative body, on the other hand, or (ii) involving AOAG, any Assets Seller, any Target Group Company or any Controlled Dealership Entity in respect of an Employee Matter that involves or could affect more than one Employee, in each case in which the amount in dispute exceeds, individually, €150,000 or, forming part of a series of disputes arising from the same facts or having the same legal basis of claim, which exceeds, in the aggregate, €300,000.
(h)    Exhibit 4.12(h) contains a list with reasonable identification of (i) all individuals classified as International Service Personnel by General Motors on its books and records and (ii) all individuals classified as Permanent Internationally Mobile Staff by General Motors on its books and records, in each case who are, as of the date hereof, seconded from General Motors or a Subsdiary thereof (other than AOAG, an Assets Seller, a Target Group Company or a Controlled Dealership Entity) to AOAG, an Assets Seller, a Target Group Company or a Controlled Dealership Entity (the “ISPs” and “PIMS”, respectively).
4.13    Intellectual Property and Finco IT
(a)    AOAG, the Assets Sellers, the Target Group Companies and each Controlled Dealership Entity (as of the date hereof) and the Target Group Companies (immediately following the Closing), is or will be, respectively, either the rightful owner or the valid licensee or sublicensee (including under the Ancillary Agreements) of all patents, utility models, designs, models, copyrights (including copyrights in software and database rights), know how, trade secrets or other intellectual property rights (but expressly excluding trademarks, trade names and domain names) (whether subject to registration or not) and all registrations and applications therefor (collectively “Intellectual Property”) that are used in their operations as currently conducted and as planned to be conducted in accordance with the Ancillary Agreements (excluding the IT Agreement and services provided therunder); provided that in any case of conflict between Section 4.13(a) and Section 4.13(c)(i) with respect to Third Party Intellectual Property assertions, Section 4.13(c)(i) shall prevail.
(b)    To the Knowledge of General Motors, there are no facts or circumstances that would render any of the material Intellectual Property owned by AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities or owned by any Sellers’ Retained Group Company and licensed to AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities (collectively, the “Group Intellectual Property”) invalid or unenforceable. In addition, except as set forth on Exhibit 4.13(b), (i) no such material claim has been asserted in any pending or, to the Knowledge of General Motors, threatened (in writing) Litigation before any Governmental Authority, (ii) none of the products manufactured or sold, or

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services provided, by AOAG, the Assets Sellers, the Target Group Companies or any Controlled Dealership Entity is subject to any pending proceedings or, to the Knowledge of General Motors, reasonably credible threats (in writing) of proceedings, for infringement or other violation of any intellectual property rights of any Third Party and (iii) to the Knowledge of General Motors, none of the material Group Intellectual Property is subject to an opposition, cancellation or revocation proceeding before any Governmental Authority.
(c)    Except as set forth in Exhibit 4.13(c), (i) the conduct by AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities of their businesses does not infringe or otherwise violate material Intellectual Property of any Third Party and (ii) to the Knowledge of General Motors, no Third Party is infringing or otherwise violating any material Group Intellectual Property.
(d)    All registration or application fees necessary to maintain the Group Intellectual Property currently used by AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities have been paid, all necessary renewal applications have been filed and all other steps necessary for maintenance have been taken, the failure of which to pay, file or take would not, in the aggregate, materially adversely affect the conduct of business by AOAG and excluding any such applications or other steps required as a result of the AOAG Contribution. As of the Closing Date, AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities have fulfilled (or will fulfill within the relevant payment deadline) all of their obligations which are due and payable in respect of compensation claims under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or similar laws of other jurisdictions. Sellers and their Affiliates have made commercially reasonable efforts to establish its internal system such that neither AOAG, any Assets Seller, any Target Group Company nor any Controlled Dealership Entity will be liable for any material compensation claims under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or similar laws of other jurisdictions with respect to any post-Closing use of Group Intellectual Property by any Sellers’ Retained Group Company.
(e)    General Motors represents and warrants that (i) Exhibit A of the IP License Agreement is a true and complete list of the engine and transmission families manufactured by AOAG, the Assets Sellers and the Target Group Companies, (ii) Exhibit B of the IP License Agreement is a true and complete list of the Vehicles manufactured and sold by AOAG, the Assets Sellers and the Target Group Companies, (iii) Exhibit C of the IP License Agreement is a true and complete list of at least the countries in or to which Vehicles are sold or exported by AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities and (iv) Exhibit D is a true and complete list of the sales contracts pursuant to which AOAG, the Assets Sellers and the Target Group Companies sell Powertrains and Parts, as those terms are defined in the IP License Agreement.
(f)    To the Knowledge of General Motors, none of Sellers’ Retained Group Companies, AOAG, the Assets Sellers or any Target Group Company has made available any trade secrets material for the operation of AOAG’s, the Assets Sellers’ and the Target Group Companies’ business to any Person except under statutory or professional secrecy obligations or customary secrecy or confidentiality agreements.

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(g)    The Fincos own all source codes of any software specifically designed for them (including any specific adaptation or configuration of standard software) or have under agreements with Third Parties sufficient access to such source codes for the continued operation of their business after the Closing in the same manner as conducted immediately prior to the Closing. Insofar as open source software is used by the Fincos, it is only open-source software which does not lead or which is used by the Fincos in a manner that does not lead, to a so-called "viral effect", meaning, in particular, that it does not establish any material obligation to grant licenses to third parties and/or to disclose source code.
(h)    The information technology systems (i.e., hardware and software) that are being used in or held for use in the business of the Fincos (“Information Technology Systems”) are, also taking into account the services to be provided under the Ancillary Agreements, sufficient in terms of functionality, capacity and performance to permit continued operation of that business after the Closing in the same manner as conducted immediately prior to the Closing. There have been no material breakdowns or other material adverse effects to the Information Technology Systems within the last two years. The Fincos have validly in place (including immediately following the Closing, taking into account the services to be provided under the Ancillary Agreements) all support and maintenance agreements required for operation of the Information Technology Systems. The Fincos have in place (including taking into account the services to be provided under the Ancillary Agreements), all measures in line with industry practice (i) to protect the Information Technology Systems, including any data stored therein, against unauthorized access and damages caused by computer viruses or similar programs, and (ii) to carry on the conduct of their business in the normal course in the event of any failure of the Information Technology Systems.
(i)    The Target Group Companies and the Buyer Designees will own, immediately following the Closing, all trademark registrations or trademark applications owned by AOAG or any Sellers’ Retained Group Company consisting of or incorporating (i) the words OPEL or VAUXHALL, or (ii) the OPEL, VAUXHALL or “flash in a circle” logos. In addition, the Target Group Companies and the Buyer Designees will own, immediately following the Closing, all trademark registrations or trademark applications owned by AOAG or any Sellers’ Retained Group Company consisting of the model names ADAM, ASTRA, CASCADA, COMBO, CORSA, GTC, MOVANO, VIVARO, INSIGNIA, MERIVA, KARL and ZAFIRA (including related logos used exclusively with such model names) for vehicles in any countries where the business of AOAG, the Assets Sellers and the Target Group Companies is currently conducted or is planned to be conducted in accordance with the Ancillary Agreements; provided, however that such trademark registrations and trademark applications do not also include a Corporate Mark (for example, CHEVROLET ASTRA), in which case, AOAG or the relevant Sellers’ Retained Group Company, as applicable, will expressly abandon such combination trademark registration or trademark application before the Closing. None of the words or logos covered by this Section 4.13(i) is used by AOAG, the Assets Sellers or the Target Group Companies on the basis of a license granted by a Third Party.
(j)    The Target Group Companies will be at and immediately following the Closing either the rightful owner or the valid licensee or sublicensee (including under the Ancillary Agreements), to the extent such licenses or sublicenses are legally required, of all trademarks, trade

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names and domain names that are used in their operations as currently conducted and as planned to be conducted in accordance with the Ancillary Agreements (excluding any rights pursuant to licenses or sublicenses included within the AOAG Contributed Assets that have not validly transferred to New AOAG as of the Closing Date), provided that (i) in any case of conflict between this Section 4.13(j) and Section 4.13(k) below with respect to Third Party intellectual property assertions, 4.13(k) shall prevail and (ii) in case of conflict between this Section 4.13(j) and 4.13(i), Section 4.13(i) shall prevail.
(k)    The Target Group Companies are making no use of any trademark, trade names or domain names that infringes upon any third party intellectual property rights where such use is material for the Target Group Companies' operations as currently conducted and as planned to be conducted in accordance with the Ancillary Agreements.
(l)     Exhibit 4.13(l) contains a true and complete list of the trademarks and trademark applications, trade names and domain names that will be owned by the Target Group Companies at or immediately following the Closing (“O Trademarks”). New AOAG will be the sole and rightful owner of the O Trademarks on or immediately following the Closing. No O Trademarks, the use of which is material for the Target Group Companies' operations as currently conducted and as planned to be conducted in accordance with the Ancillary Agreements, are subject to any official actions, opposition proceedings or cancelation actions. All application, registration and renewal fees necessary to maintain the validity of the O Trademarks as of the time of Closing will have been paid and, to the Knowledge of General Motors, all other actions necessary to maintain the validity of the O Trademarks as of Closing will have been taken.
4.14    Material Contracts
(a)    Set forth on Exhibit 4.14(a) is a list of all Material Contracts.
(b)    Except as set forth on Exhibit 4.14(b):
(i)    each Material Contract is in full force and effect, and is a valid and binding agreement of AOAG, the relevant Assets Seller, the relevant Target Group Company or the relevant Controlled Dealership Entity (excluding any Material Contracts included within the AOAG Contributed Assets that have not validly transferred to New AOAG);
(ii)    none of AOAG, any Assets Seller, any Target Group Company, or, to the Knowledge of General Motors, any Controlled Dealership Entity is in material default under any Material Contract, no Third Party has notified them in writing of any material default under any Material Contract and, to the Knowledge of General Motors, no event has occurred that (whether with or without notice or lapse of time or both) would constitute a material default by (x) any of AOAG, the Assets Sellers, the Target Group Companies or the Controlled Dealership Entities under any Material Contract or (y) any other party to any Material Contract, which, in the aggregate, would result in liability to the Target Group Companies and the Controlled Dealership Entities greater than €3,000,000;

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(iii)    no express terms of any Material Contract to which a Target Group Company or, to the Knowledge of General Motors, a Controlled Dealership Entity is a party entitle any other party thereto to terminate, cancel or accelerate such Material Contract as a result of the transactions contemplated by this Agreement;
(iv)    no written notice of termination has been given, and to the Knowledge of General Motors, no termination has been threatened or announced, to AOAG, an Assets Seller, a Target Group Company or a Controlled Dealership Entity with respect to any Material Contract (excluding any Material Contracts included within the AOAG Contributed Assets for which a notice of termination has been received in relation to the AOAG Contribution); and
(v)    The Tool Use Agreements are in full force and effect and are valid and binding agreements. ToolCo US and ToolCo UK individually own or co-own with other parties to the Tool Use Agreements, the Tools.
4.15    Related Party Agreements
Exhibit 4.15 sets forth a list, as of the date hereof, of all agreements (provided that if certain contracts have been entered into pursuant to a framework agreement, only that framework agreement shall be listed therein) between any Sellers’ Retained Group Company (other than agreements entered into between AOAG or the Assets Sellers, on the one hand, and Target Group Companies, on the other hand, which are included in the AOAG Contributed Assets or Transferred Assets) and a Target Group Company or a Controlled Dealership Entity (but excluding any agreement entered into with SAIC General Motors Co. Ltd and or Shanghai Automotive Gear Works) (the “Related Party Agreements”).
4.16    Product Liability and Warranty
(a)    Except as set forth in Exhibit 4.16:
(i)    each product manufactured, sold or otherwise delivered by AOAG, any Assets Seller, any Target Group Company or any Controlled Dealership Entity is in conformity in all material respects with applicable Laws relating to product liability, contractual commitments and all express and implied warranties; and
(ii)    during the 3 years preceding the date of this Agreement, there have been no mandatory product recalls relating principally to safety or similar non-compliance issues by AOAG or any Target Group Company.
(b)    For the avoidance of doubt, this Section 4.16 does not include any representation or warranty relating to matters governed by Emissions Laws which shall be solely governed by Article 16.
4.17    Sufficiency of Assets

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Except as set forth on Exhibit 4.17, the Target Companies, the Controlled Dealership Entities and the Buyer Designees will immediately following the Closing own or have a valid right to (taking into account services that were agreed prior to Closing to be provided by General Motors or any of its Affiliates to the Buyer (and the Buyer Designees) and the Target Group Companies following the Closing (pursuant to this Agreement, the Ancillary Agreements or as a result of the services effectively rendered by General Motors or its Affiliates under Alternate Arrangements)) substantially all of the rights (including intellectual property rights), properties, undertakings, interests, rights, contractual rights (including rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise) and claims, whether tangible or intangible, real or personal, fixed or current, movable or immovable, sufficient for the continued conduct in all material respects of the operations of AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities (taken as a whole) as currently conducted. The Buyer acknowledges that (i) no objection made by any employee of AOAG or the Swiss Assets Seller to the transfer of its employment agreement resulting in such employment agreement not being transferred to New AOAG or the Buyer will constitute a breach of the representations made under this Section and (ii) no breach of this representation shall be deemed to occur solely as a result of the fact that all or a portion of the Fincos are not transferred at the Closing as a result of the application of Section 10.1(b).
4.18    No Pollution
(a)    AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities have not received any written notice from any competent Governmental Authority that is unresolved at the date hereof requesting AOAG, the Assets Sellers, the Target Group Companies or the Controlled Dealership Entities, to rectify, remedy or otherwise clean up, in accordance with any applicable Environmental Law, any pollution or spill that has occurred and which would require any material expenditure, except for any remediation or clean-up activities commenced prior to but not yet completed as of the date hereof, for which, to the Knowledge of General Motors, appropriate accounting reserves have been established.
(b)    To the Knowledge of General Motors, there exists no condition which , in its current state, would impair the ability of AOAG, the Assets Sellers, the Target Group Companies or the Controlled Dealership Entities to conduct their business substantially in the manner conducted as of the date hereof.
4.19    Dormant Entities
(a)    There are no dormant entities among the Target Group Companies other than those dormant entities identified in Exhibit 4.19.
(b)    Except as set forth on Exhibit 4.19, no Dormant Entity has any asset or liability other than the minimum statutorily required share capital.
4.20    No Other Representations or Warranties

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Except for the representations and warranties set forth in this Article 4, neither General Motors nor any Seller makes any other express or implied representation or warranty to the Buyer in relation to the Shares, the AOAG Contributed Assets, the Transferred Assets, the AOAG Contributed Liabilities, the Transferred Liabilities, General Motors, the Sellers, the Target Group Companies and the Controlled Dealership Entities. Notwithstanding anything to the contrary expressed or implied by any Ancillary Agreement, no Ancillary Agreement shall be deemed to provide any representations and warranties to the Buyer or the Buyer Designees and the Buyer shall and shall cause the Buyers Designees to waive any right in respect thereof.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to General Motors as of the date of this Agreement and as of the Closing Date, the matters set forth below.
5.1    Organization
The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and there are no proceedings under any applicable insolvency, reorganization or similar Laws in any jurisdiction concerning the Buyer (and no such proceedings will be triggered by the consummation by the Buyer of any of the Transactions). The Buyer has all requisite corporate power and authority to own its assets and to carry on its business as and where it is now being conducted and is duly qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license.
5.2    Authorization, Enforceability
Except in connection with the issuance of the Warrants for which this representation is only given as of the Closing Date, (i) the Buyer has all requisite corporate power and authority to enter into this Agreement and the other documents to be executed pursuant hereto and perform its obligations hereunder and (ii) the execution of this Agreement and the other documents to be executed pursuant hereto by the Buyer and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed by the Buyer and, assuming due authorization and execution by General Motors, constitutes a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms.
5.3    No Approvals or Conflicts
The execution and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby do not and will not: (i) violate, conflict with or result in a breach by the Buyer of the organizational documents of the Buyer; (ii) violate or result in a breach of any Governmental Order or Law applicable to the Buyer or any of its properties; or (iii) except for the Regulatory Approvals and the Warrant Resolution, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority.

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5.4    Warrant Resolution
The Buyer has obtained in the form attached as Exhibit 5.4 from each of its Anchor Shareholders a firm and irrevocable undertaking to support and vote for the Warrant Resolution at the Buyer Shareholder Meeting. Exhibit 5.4 also includes an extract of the minutes of the meetings of the management board (Directoire) and supervisory board (conseil de surveillance) of the Buyer that approved the transactions contemplated hereunder (with respect to the latter, in which representatives of the Anchor Shareholders participated).
5.5    The Warrants
Immediately following Closing, subsequent to their subscription, the Warrants shall be validly issued and the Warrant Subscribers shall own the Warrants free and clear of any Encumbrances.
5.6    Financing
The Buyer has all necessary financings allowing, in a timely manner, the consummation of all the transactions contemplated under this Agreement and the compliance with its obligations hereunder.
5.7    No Reliance
The Buyer expressly disclaims any reliance upon any representation, warranty or other statement made by, on behalf of or relating to General Motors, any of the Sellers (including AOAG) or any of the Target Group Companies, including in any materials, documentation or other information made available to the Buyer or any of its Representatives in connection with this Agreement or their investigation of the Transactions, or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 4.
5.8     No Other Representations or Warranties
The Buyer acknowledges that neither General Motors nor the Sellers nor any of the Sellers’ Connected Persons make any representation or warranty with respect to the future financial or business projections of any of AOAG, the Target Group Companies or the Controlled Dealership Entities, and/or to any financial projections, business plans, budgets or forecasts (collectively, the “Projections”) relating to AOAG, the Target Group Companies, or the Controlled Dealership Entities, of which it may have received a copy or with which it was presented. The Buyer acknowledges that there are numerous assumptions reflected in such Projections and significant uncertainties inherent in attempting to make Projections; that the Buyer is familiar with such types of assumptions and uncertainties; that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections furnished to it; and that the Buyer shall not have any claim against any of General Motors, the Sellers or the Seller’s Connected Persons with respect thereto.

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Except for the representations and warranties set forth in this Article 5, Section 8.4(b) and Section 17.8, the Buyer does not make any other express or implied representation or warranty to General Motors and the Sellers.
ARTICLE 6
PRE‑CLOSING COVENANTS
6.1    Conduct of Business Prior to the Closing
(a)    From the date hereof until the Closing Date, General Motors shall procure that AOAG (until the Contribution Date with respect to AOAG Contributed Assets, and until the Closing Date with respect to the AOAG Contributed Assets with respect to which legal ownership has not yet been validly transferred to New AOAG on the Contribution Date), New AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities operate and carry on their activities in the ordinary course of business and in substantially the same manner as conducted at the date hereof and shall not:

(i)	amend their articles of association or similar constitution documents in material respects;

(ii)
increase or reduce their share capital (other than to facilitate payment of dividends) or issue any securities or rights giving right to any of their share capital or grant options to acquire stock in AOAG, any of the Target Group Companies or any of the Controlled Dealership Entities;

(iii)	undertake any merger, spin‑off, contribution of assets or other form of similar reorganization;

(iv)	enter into any transaction or agreement with General Motors or its Affiliates (other than the Target Group Companies) other than on arm’s length terms and in the ordinary course of business;

(v)
enter into, modify, amend or terminate any Material Contract, which if so entered into, modified, amended or terminated, would be reasonably likely to adversely affect to a material extent AOAG, New AOAG, the Assets Sellers and the Target Group Companies (taken as a whole) following the Closing;

(vi)	fail to renew any Permit necessary for the conduct of its business;

(vii)	make any admission of material liability with respect to any claim, dispute or litigation with any Third Party;

(viii)	modify to a material extent insurance coverage existing as of the date hereof;

(ix)
sell, transfer, grant Encumbrances in respect of, surrender or otherwise dispose of shares, a business, or any assets of AOAG, any Assets Seller, any Target Group Company or any Dealership Entity for a price in excess of €10,000,000

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or that is otherwise material to AOAG, any Assets Seller or any Target Group Company;

(x)	acquire any interest in a company (other than as a short‑term liquid treasury investment) or a business for a price in excess of €5,000,000;

(xi)
borrow any money or make any loan (A) with respect to the Autocos, in excess of €15,000,000 (or its equivalent in another currency), in the aggregate, (B) with respect to the Fincos, in excess of €400,000,000 (or its equivalent in another currency), individually, other than (x) under intra‑group financing arrangements which are among the Target Group Companies or will otherwise be terminated at Closing pursuant to the terms of this Agreement, or (y) under any financing arrangements (or any renewal thereof) to which AOAG or any Target Group Company is a party as of the date hereof or (C) which is outside of the ordinary course of business (which ordinary course shall include working capital financing);

(xii)
give or assume any Third Party Guarantee or other form of credit or assistance or grant any Encumbrances over their assets (A) with respect to the Autocos, in excess of €15,000,000, in the aggregate (or its equivalent in another currency) or (B) with respect to the Fincos, in excess of €400,000,000, individually (or its equivalent in another currency), other than such Third Party Guarantees as may be required to replace Third Party Guarantees currently provided by Seller Retained Group Companies in advance of Closing;

(xiii)
with respect to the Fincos, (A) materially amend the existing commercial, risk, funding or servicing policies applicable to the Fincos as of the date of this Agreement (unless required by applicable Laws), (B) materially change its practices with respect to the recruitment, selection or termination of dealers, (C) implement any Securitization Transaction (excluding, for the avoidance of doubt, any existing Securitization Transaction) of any consumer (retail) or commercial (wholesale) loans unless the Securitization Transaction is substantially similar to those previously implemented by the Fincos or unless the Securitization Transaction can be unwound prior to the Closing (or, for the Delayed Entities, prior to the expiration of an 18-month period after the First Closing), (D) make any other material change in the relationships of the Fincos with the Autocos or (E) amend the method of computation of the residual or balloon value of vehicles that could be purchased by a customer pursuant to a lease agreement, personal contract purchase (PCP), hire purchasing contract or any similar contracts;

(xiv)
grant any increase in wages, salaries, bonus entitlements, benefits or other form of remuneration to any of its Employees or Key Employees other than increases which (A) are made as per applicable Law, Employee Benefit Plans or Collective Agreements as in force as on the date hereof, or references to such Employee Benefit Plans or Collective Agreements in the individual

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employment agreements or (B) have been agreed prior to the date hereof between General Motors and the Buyer;

(xv)
enter into or amend any collective bargaining agreement or any agreement or arrangement with any labor organization, works council, union or labor association other than (A) as required under applicable Law or a Collective Agreement or (B) in the ordinary course of business consistent with past practice (except for agreements with unions for which any new agreement or any amendment to any existing agreement shall require the prior consent of the Buyer);

(xvi)
(i) change any of the material Tax or accounting methods, principles, policies or practices used by the Target Group Companies or the Controlled Dealership Entities (other than such changes required by Law or as may be required to comply with GAAP, the Accounting Principles or applicable local accounting standards), or (ii) enter into any agreement or transaction with a Governmental Authority (including any advance pricing agreement) to the extent such agreement or transaction is reasonably expected to have a material impact on the Tax liability of the Target Group Companies and Controlled Dealership Entities for Post-Closing Tax Periods and such Tax liability is not an Indemnified Tax;

(xvii)
hire any new employee who would qualify as a Key Employee (other than any such Person who received an offer prior to the date hereof and which such offer has been fairly disclosed by General Motors to the Buyer prior to the date hereof) or terminate the employment of any Key Employee (other than for cause) or transfer any Key Employee to any entity other than AOAG or a Target Group Company (other than in respect of the ISPs and PIMS or as agreed by General Motors and the Buyer prior to the date hereof);

(xviii)
undertake any mass lay‑off of a significant portion of the employees or any organizational change which requires the consent of or consultation with any union, works council or other employee representative body;

(xix)	initiate any new campaigns or initiatives, including voluntary recalls, aimed at improvement of emissions by Covered O Vehicles other than as described on Exhibit 6.1(a)(xix); or

(xx)	enter into any commitments to take any of the actions above.
(b)    Notwithstanding the above provisions, AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities, may undertake any action or transaction (i) contemplated by this Agreement, including the actions and transactions necessary to implement the Pre-Closing Transactions, (ii) required by any applicable Laws, (iii) required by any contractual obligations pre-existing the date hereof to the extent disclosed to Buyer prior to the date hereof, (iv) set forth in Exhibit 6.1, (v) which is an intragroup transaction among AOAG, the Assets Sellers,

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the Target Group Companies and/or the Controlled Dealership Entities (except where such transaction would be prohibited under Section 6.1(a)(xvi)) or (vi) to which the Buyer has given its prior written consent.
(c)    In addition, notwithstanding the above provisions:
(i)    AOAG, the Assets Sellers and the Target Group Companies may declare and pay any dividends on or make any other distributions in respect of the Shares (including the payment of any such dividends or other distributions to the Sellers’ Retained Group Companies), subject only to any minimum statutory share capital requirements under Law;
(ii)    the Fincos and the Licensed Entities may enter into Derivative Transactions, Securitization Transactions and public and private unsecured debt transactions (and AmeriCredit Financial Services, Inc. may enter into Derivative Transactions that give rise to Transferred Derivatives), in each case in the ordinary course of business; and
(iii)    after the date which is 6 months after the First Closing, General Motors shall no longer be bound to cause the Fincos, the Shares of which have not been transferred on the First Closing, to comply with the restrictions set forth in this Section 6.1 other than (i) to carry on their activities in the ordinary course of business and in substantially the same manner as conducted at the date hereof and (ii) to comply with the restrictions set forth in Section 6.1(a)(i) to (iv).
(d)    For the purpose of any consent which shall be requested from the Buyer pursuant to this Section 6.1, it is specifically agreed that:
(i)    consent of the Buyer shall not be unreasonably withheld, delayed or conditioned, having due consideration for the corporate and commercial interests of AOAG, the Assets Sellers and the Target Group Companies;
(ii)    the Buyer hereby designates Olivier Bourges, who shall have full capacity and right to give any such consent on behalf of the Buyer during the term of this Agreement; and
(iii)    the Buyer shall respond to any such request for consent as soon as reasonably practicable provided that if, at the end of a period of 10 days after the receipt by the Buyer of any such request for consent, the Buyer has not notified General Motors of its objection to the proposed action, the Buyer shall be deemed to have consented to such proposed action.
6.2    Regulatory Approvals
(a)    Subject to Section 6.2(e), the Buyer shall have full and exclusive responsibility, and shall take all steps, actions and commitments necessary for obtaining the Regulatory Approvals promptly after the date of this Agreement, and in particular shall:

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(i)    in relation to the Regulatory Approvals relating to the acquisition of the Transferred Assets (and assumption of the Transferred Liabilities) and the Autocos, (x) make appropriate pre‑filings or, when no pre-filing is required, filings for the purpose of obtaining the Regulatory Approvals in consultation with General Motors as soon as reasonably practicable and in any event within 60 calendar days after the date hereof and (y) when a pre-filing is required, promptly clear the pre-filing with the relevant Governmental Authority and make appropriate filings as soon as practicable thereafter;
(ii)    in relation to the Regulatory Approvals relating to the acquisition of the Fincos and the Licensed Entities, to the extent not made prior to the date hereof, make appropriate filings as soon as reasonably practicable;
(iii)    provide all information and comply as promptly as practicable with any requests for additional information requested by any Governmental Authority;
(iv)    promptly notify General Motors (and provide copies or, in the case of non‑written communications, details) of any material communications from any such Governmental Authority relating to any such consent, approval or action, provided that the Buyer shall only be required to provide information of a commercially sensitive nature to General Motors’s counsel on a counsel‑to‑counsel basis;
(v)    except for communications that are purely administrative in nature, communicate with any such Governmental Authority only after prior consultation with General Motors (taking into account its reasonable comments and requests) and provide General Motors with copies of all such submissions, notifications, filings and other communications in the form submitted or sent, provided that the Buyer shall only be required to provide information of a commercially sensitive nature to General Motors’s counsel on a counsel‑to‑counsel basis;
(vi)    (without limiting (iv) above), provide General Motors with a final draft of all submissions, notifications, filings and other communications to any Governmental Authority at such time as will allow General Motors a reasonable opportunity to provide comments and for the Buyer to take account of reasonable comments of General Motors, provided that the Buyer shall only be required to provide information of a commercially sensitive nature to General Motors’s counsel on a counsel‑to‑counsel basis;
(vii)    upon request from General Motors and where permitted by the Governmental Authority, allow persons nominated by General Motors to attend all meetings (and participate in all telephone or other conversations, except any conversations that are purely administrative in nature) with the Governmental Authority, provided that only General Motors’s counsel shall be allowed to attend meetings or participate in telephone or other conversations (or part thereof) that relate to information of a commercially sensitive nature;
(viii)    regularly review with General Motors the progress of any notifications or filings with a view to obtaining the Regulatory Approvals at the earliest

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reasonable opportunity, provided that the Buyer shall only be required to provide information of a commercially sensitive nature to General Motors’s counsel on a counsel‑to‑counsel basis and shall not be required to take any action that would constitute a breach of Law, regulation or contract; and
(ix)    notify the French Prudential Control and Resolution Authority (Autorité de Contrôle Prudentiel et de Résolution) in writing of the decision to appoint new managers of the French Finco, together with relevant documentation required pursuant to applicable Laws and shall provide such documentation to the French Finco, at least 1 month prior to the closing of the sale and purchase of the shares in the French Finco.
(b)    General Motors shall, and shall cause AOAG, the Assets Sellers and the Target Group Companies to cooperate to respond to reasonable requests from the Buyer in respect of the Regulatory Approvals (which shall not require AOAG, the Assets Sellers and the Target Group Companies to incur any liability, cost or expense in connection therewith) and to provide in a timely manner to any Governmental Authority and to Buyer any information and documents required or expedient for the purpose of making any submissions, notifications and filings to any such Governmental Authority, and shall make any notifications that may be required of General Motors by such Governmental Authority in order to obtain any relevant consents or approvals, provided that General Motors shall only be required to provide information of a commercially sensitive nature to the Buyer’s counsel on a counsel‑to‑counsel basis and shall not be required to take any action that would constitute a breach of Law, regulation or contract.
(c)    The Buyer shall not make any filing with any Governmental Authority which is not required without the prior written consent of General Motors, such consent not to be unreasonably withheld, delayed or conditioned, having due consideration for the corporate and commercial interests of AOAG, the Assets Sellers and the Target Group Companies.
(d)    If it becomes apparent that any Governmental Authority referred to in this Section 6.2 will only provide any consents or approvals that are necessary to satisfy the obligations set out in this Section 6.2 and/or obtain the Regulatory Approvals subject to certain undertakings, the Buyer shall offer to such Governmental Authority (and not withdraw) or agree to such commitments as may be deemed necessary to secure such Governmental Authority’s consent or clearance without undue delay, subject to Section 6.2(e).
(e)    Nothing in this Agreement shall however require the Buyer:
(i)    with a view to obtaining the Antitrust Approvals in relation to the acquisition of the Transferred Assets and the Autocos, to, or commit to, sell, hold, divest, discontinue, license or limit before or after the Closing Date any assets, businesses or interests of the Buyer, its Affiliates, the Autocos and the Dealership Entities or included in the Transferred Assets, if such commitments would result in (x) a one‑time cost and/or (y) an annual recurring cost over a period not to exceed five years from the Closing Date, having in the aggregate a cash value impact in excess of the amount set forth in Exhibit 6.2(e);

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(ii)    with a view to obtaining the Antitrust Approvals in relation to the acquisition of the Fincos, to, or commit to, sell, hold, divest, discontinue, license or limit before or after the Closing Date any assets, businesses or interests of any Person other than the Fincos (and for the avoidance of doubt, of the Buyer, its Affiliates (other than the Fincos), the Financial Partner and the Affiliates thereof); or
(iii)    with a view to obtaining any Fincos Approval, to, or commit to, fund capital so as to increase the Leverage Ratio of the Fincos above 12% on a consolidated basis, provided that (A) if any Governmental Authority requires an increase of the equity of the Fincos above the Target Ratio, the Buyer shall commit to such Governmental Authority to reduce the portfolio of the related Fincos subsequent to the Closing to the extent necessary to satisfy such requirement and (B) this clause (iii) shall not apply in the event the Buyer is seeking Fincos Approval without the participation of a Financial Partner.
(f)    General Motors shall cause the Dutch Finco to make all appropriate filings required under applicable Laws with a view to obtaining a positive decision granted by the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten) with respect to the screening on integrity and/or suitability of new (co-) policymakers (i.e., direct or indirect majority shareholders) and commissioners of the Dutch Finco in accordance with applicable Law.
(g)    The Buyer shall provide a copy of each of the Regulatory Approvals or of any decision expressly denying the grant of any Regulatory Approval to General Motors no later than 10 Business Days after receipt thereof.
(h)    The Buyer shall use its best efforts to cause the Financial Partner and any other Person that will, as a result of Closing, acquire a Qualifying Holding in one or more Fincos or Licensed Entities, to perform the same obligations as those provided under this Section 6.2, insofar as necessary for the purpose of obtaining the Fincos Approvals or the Licensed Entities Approvals.
(i)    In addition to the obligation of the Buyer to obtain the Fincos Approvals and the Licensed Entities Approvals (which shall remain the sole responsibility of the Buyer, subject to Section 6.2(e)), General Motors shall cause the relevant Fincos and Licensed Entities to respond to reasonable requests from the Buyer in respect of the Fincos Approvals (which shall not require AOAG, the Assets Sellers and the Target Group Companies to incur any liability, cost or expense in connection therewith), and, to the extent not effected prior to the date hereof, to make all appropriate pre‑filings and filings required under applicable Law and, in particular:
(i)    notify the French Prudential Control and Resolution Authority (Autorité de Contrôle Prudentiel et de Résolution) in writing of the decision to divest the interests and of the decision of the Buyer or a Buyer Designee to acquire a Qualifying Holding in the French Finco (where regulated by the French Prudential Control and Resolution Authority) in accordance with applicable Law;
(ii)    notify the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) and the German Central Bank in writing

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of the decision to divest the interests and of the decision of the Buyer or a Buyer Designee to acquire a Qualifying Holding in the German Fincos (where regulated by the German Federal Financial Supervisory Authority) in accordance with applicable Law; and
(iii)    notify the UK Financial Conduct Authority in writing of the decision to divest the interests and of the decision of the Buyer or a Buyer Designee to acquire a Qualifying Holding, in the UK Fincos (where regulated by the UK Financial Conduct Authority) and the Licensed Entities in accordance with applicable Law.
6.3    Third Party Consents
(a)     General Motors shall use reasonable efforts to prepare and deliver to the Buyer as soon as reasonably practicable and in any event within 45 days after the date hereof, a true and complete list of (i) all material orders, approvals, authorizations or consents of, waivers from, declaration, filings, applications or registrations with or notices or notifications to, Governmental Authorities or Third Parties (other than in relation to agreements which are not Material Contracts) required in connection with or triggered by the Transactions (including the Reorganization Transactions and including in relation to Permits, and to include notification to all relevant Third Parties benefiting from a termination right in respect of the change of control of any Target Group Company), other than the Regulatory Consents and (ii) all consents from Third Parties that will be required in connection with the sublicense by GM Global Technology Operations of any Intellectual Property pursuant to the terms of the IP License Agreement (the “Required Consents”).
(b)    Subject to paragraphs (c), (d) and (e) below, on or before the date which is 60 days after the date hereof, General Motors shall, and shall cause the Sellers, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities to, give all notices, and use reasonable efforts, not including any financial means, to obtain all consents or waivers included among the Required Consents and shall provide the Buyer with summary updates on material developments associated therewith on a monthly basis, including indication of any objection from Third Parties and the terms of any Alternate Arrangement.
(c)    The Buyer acknowledges that certain consents and waivers with respect to the AOAG Contributed Assets and Transferred Assets to New AOAG and the Buyer (or the relevant Buyer Designee), respectively, may be required from Third Parties and that such consents and waivers may not be obtained prior to Closing and are not themselves conditions to the consummation of the transactions contemplated under this Agreement.
(d)    Except as otherwise provided in this Section 6.3(e), the Parties agree that no explicit Third Party consents shall be sought in advance of the Contribution Date (in relation to any commercial agreements or Material Contract entered into between AOAG and any Third Party) or the Closing Date (in relation to any commercial agreements or Material Contract entered into between any Assets Seller and any Third Parties) (the “Commercial Agreements”), and the Parties agree to implement the procedure described on Exhibit 6.3(d) in respect of the Commercial Agreements.

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(e)    The Parties agree to comply with the provisions set forth in Exhibit 6.3(e) with respect to the Specific Agreements.
6.4    Certain Pre‑Closing Transactions
(a)    General Motors shall:
(i)    cause, prior to the Closing Date or, at General Motors’s election, prior to the Contribution Date with respect to AOAG, the settlement of all of the Inter‑Company Non‑Trading Payables and all of the Inter‑Company Non‑Trading Receivables by way of capitalization, payment, set‑off or forgiveness of indebtedness, in each case without any further liability of any Target Group Company or Minority Entity (the “Intragroup Settlements”);
(ii)    cause, prior to the Closing Date, the carve‑out and internal reorganization transactions described in Exhibit 6.4(a)(ii) (the “Reorganization Transactions”), provided, however, that the failure to complete the transactions described in such Exhibit as being at the option of General Motors shall not be deemed to be a breach of this covenant; and
(iii)    cause, on the Closing Date (but prior to the transfer of the Shares), the Tax Termination Formalities and the Fiscal Year Change (which, for the avoidance of doubt, is not a condition to Closing).
(b)    General Motors shall use reasonable efforts to cause the reorganization of the Retained UK Pension Plans as described in Part A of Exhibit 6.4(b) (the “UK Pensions Reorganization”) on or prior to Closing. For the avoidance of doubt, the Parties acknowledge and agree that the UK Pensions Reorganization shall be deemed to be completed for all purposes under this Agreement when certified copies of the documents identified in paragraphs 5.3 and 6.4 of Part A of Exhibit 6.4(b) have been delivered by General Motors to the Buyer.
(c)    General Motors shall cause AOAG to contribute on or prior to the Closing Date (or the First Closing Date, as applicable) (and in any case prior to the implementation of the Tax Termination Formalities and the Fiscal Year Change) all of the AOAG Contributed Assets (including the First Estimated Pension Closing Payment Amount and the Second Estimated Pension Closing Payment Amount (or, at the election of General Motors, a note (containing terms and conditions reasonably satisfactory to the Buyer, including settlement before the Closing Date) issued by General Motors or an Affiliate of General Motors (but guaranteed by General Motors) for the aggregate amount of the First Estimated Pension Closing Payment Amount and the Second Estimated Pension Closing Payment Amount, it being understood that such note will be cancelled against payment of the aggregate principal amount of such note in cash to New AOAG prior to Closing)) and AOAG Contributed Liabilities to New AOAG in accordance with the process outlined in Exhibit 6.4(c) (the “AOAG Contribution”). On the Closing Date (or the First Closing Date, as applicable), General Motors and the Buyer shall cooperate and General Motors shall cause New AOAG to deposit an amount equal to (i) the Buyer Restricted First Pension Closing Amount (calculated based on the First Estimated Pension Closing Payment Amount) in Buyer CTAs and (ii)

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the Buyer Restricted Second Pension Closing Payment Amount (calculated based on the Second Estimated Pension Closing Payment Amount) in Agreed Pension Vehicles and, if applicable, Pension Funds.
(d)    If at any time during such process, General Motors determines in its good faith judgment that the AOAG Contribution would likely not be completed on or before one month before the anticipated Closing Date (or First Closing Date, as applicable), General Motors may in its sole discretion decide that the AOAG Contributed Assets and the AOAG Contributed Liabilities shall not be transferred from AOAG to New AOAG by way of a contribution in kind, but under a sale and transfer agreement between AOAG and New AOAG to be completed on or prior to the Closing Date (and in any case prior to the implementation of the Tax Termination Formalities and the Fiscal Year Change) (the “AOAG Sale”). In the event General Motors notifies in writing to the Buyer its decision to cause AOAG and New AOAG to proceed with the AOAG Sale, the following provisions shall apply:
(i)    the process outlined in Exhibit 6.4(c) will be immediately terminated except for steps reflected in 1(e) and 2 set out therein;
(ii)    any reference made in this Agreement to the AOAG Contribution and the Contribution Date shall be deemed as referring to the AOAG Sale and the date of completion of the AOAG Sale, respectively;
(iii)    General Motors and the Buyer shall cooperate to deposit an amount equal to the Buyer Restricted First Pension Closing Amount (calculated based on the First Estimated Pension Closing Payment Amount) in Buyer CTAs and the Buyer Restricted Second Pension Closing Amount (calculated based on the Second Estimated Pension Closing Amount) in Agreed Pension Vehicles and, if applicable, Pension Funds (for the avoidance of doubt, such deposits to be funded by General Motors). General Motors shall pay the excess of the First Estimated Pension Closing Payment Amount and the Second Estimated Pension Closing Payment Amount over the Buyer Restricted First Pension Closing Amount and (calculated based on the First Estimated Pension Closing Payment Amount) the Buyer Restricted Second Pension Closing Amount (calculated based on the Second Estimated Pension Closing Amount), respectively, to New AOAG;
(iv)    the asset purchase agreement entered into between AOAG and New AOAG shall provide that the purchase price due by New AOAG to AOAG for the sale of the AOAG Contributed Assets (taking into account the AOAG Contributed Liabilities) (the “AOAG Sale Price”) shall be equal to (i) the portion of the Purchase Price that would have been allocated to the shares of New AOAG pursuant to the Price Allocation Principles had the AOAG Contribution been completed less (ii) that portion of the Purchase Price that would have been allocated to the shares of New AOAG pursuant to the Price Allocation Principles in the absence of the AOAG Contribution (such amount in section 6.4(d)(iv)(ii), the "New AOAG Shares Price"); provided that the allocation of value amongst the assets of AOAG (taking into account the merger with Opel Group GmbH but excluding the equity interests in the Autocos held by AOAG) that are acquired by New AOAG shall be done in

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accordance with item 1(c) of Exhibit 6.4(c) (including in respect of the valuation of AOAG’s real estate);
(v)    the payment of the AOAG Sale Price shall be deferred until the Closing Date (or the First Closing Date as applicable) (the resulting receivable held by AOAG, the "AOAG Sale Price Receivable");
(vi)    the Pre-Closing Certificate shall indicate the portion of the Estimated Purchase Price that is respectively allocated to (A) the AOAG Contributed Assets (taking into account the AOAG Contributed Liabilities) (the "Estimated AOAG Purchase Price") and (B) the shares of New AOAG (the "Estimated New AOAG Shares Price");
(vii)    on the Closing Date (or the First Closing Date, as applicable) the Buyer or the Buyer Designee shall purchase from AOAG the shares of New AOAG and the AOAG Sale Price Receivable; it being specified that the Buyer may elect to appoint a different Buyer Designee for the purchase of the shares of New AOAG and the purchase of the AOAG Sale Price Receivable; and
(viii)    the Buyer undertakes and shall procure that during the 12 months following the Closing Date (or the First Closing Date, as applicable) the AOAG Sale Price Receivable, or parts thereof, shall not be paid to the Buyer or any other party to which the Buyer may assign the AOAG Sale Price Receivable.
(e)    As a result of the steps contemplated in paragraph (d) above, the Buyer shall owe to AOAG an amount equal to that portion of the Additional Value which would have been allocated to the shares of New AOAG had the AOAG Contribution been completed (such amount, the “New AOAG Additional Value”) and shall pay on Closing to AOAG a cash amount equal to (x) the sum of (i) the Estimated New AOAG Shares Price and (ii) the Estimated AOAG Purchase Price minus (y) the New AOAG Additional Value; AOAG shall subscribe to Warrants for a total subscription price equal to the New AOAG Additional Value by offsetting its receivable against the Buyer in the same amount; and the Estimated New AOAG Shares Price and the Estimated AOAG Purchase Price shall be subject to the same adjustments as would have the portion of the Estimated Purchase Price allocated to the New AOAG Shares had the AOAG Contribution been completed.
(f)    With respect to the Intragroup Settlements, the Reorganization Transactions, the UK Pensions Reorganization and the AOAG Contribution (or, as the case may be, the AOAG Sale), General Motors shall provide to Buyer drafts of all material documentation to be executed in relation thereto, shall consider in good faith all reasonable comments by the Buyer thereon, and shall provide regular updates to the Buyer with respect to the status of such transactions, provided that, for the avoidance of doubt, the Buyer’s consent shall not be required in relation to any of such transactions. Notwithstanding the foregoing, it is agreed that New AOAG shall not change its corporate name prior to, in connection with or following the AOAG Contribution or the AOAG Sale in a way which results in New AOAG being held liable for any liabilities other than AOAG Contributed Liabilities, pursuant to Sec. 25 of the German Commercial Code (Handelsgesetzbuch, HGB) or similar concepts for the protection of creditors of AOAG. Prior to the Closing Date, any change of the corporate name of New AOAG shall require the prior written approval of the Buyer.

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(g)    Prior to the Closing, the Parties shall reasonably cooperate to implement the transfer of the Belgian Transferred Assets and the Belgian Transferred Liabilities, and the related Belgian Pension Assets Transfer (collectively, the “Belgian Transactions”), in accordance with the principles set forth in Exhibit 6.4(g). In addition, the Parties shall have the right (by mutual consent with both Parties acting reasonably) to convert the Belgian Transactions to a transfer of all the shares of the Belgian Assets Sellers to a Buyer Designee subject to a carve-out of the Belgian Excluded Liabilities from the Belgian Assets Sellers. In the event of such conversion, the Parties shall cooperate in good faith to make appropriate amendments to the Agreement to reflect the Belgian Transactions after giving effect to such conversion.
(h)    The Buyer shall submit the Warrant Resolution to the Buyer Shareholder Meeting and shall comply with all applicable Laws in connection therewith. The Buyer shall use reasonable efforts to cause the Warrant Resolution to be approved at the Buyer Shareholder Meeting in accordance with applicable Laws prior to the Closing, in a timely manner in order to allow the subscription of the Warrants by the Warrant Subscribers on the Closing Date in accordance with Section 10.1(c).
6.5    Cooperation in Relation to the Ancillary Agreements
(a)    Prior to the Closing, the Parties shall reasonably cooperate to discuss, negotiate, prepare and finalize forms of each Ancillary Agreement (and any schedule or exhibit thereto) that is not in final form as of the date hereof, in each case consistent with the terms and conditions described in Exhibit D.
(b)    On or before the Closing Date, General Motors shall cause New AOAG and the Target Group Companies which are party to (x) the Corporate Common Components Shared Tooling and Right of Use Agreement between GM Global Tooling Company, Inc. (“ToolCo US”) and other Affiliates of General Motors, effective February 23, 2010, and (y) the Right of Use Agreement dated December 1, 2006, between Global Tooling Service Company Europe Limited (“ToolCo UK”) and General Motors Affiliates (collectively, the “Tool Use Agreements”), to execute an amendment to each of these agreements, pursuant to which:
(i)    for Tools acquired pursuant to the Tool Use Agreements prior to the Closing Date, the Target Group Companies will retain their existing rights of use with respect to such Tools and will retain all of their obligations and liabilities under the Tool Use Agreements (including, for the avoidance of doubt, with the same financial conditions and reserved capacities);
(ii)    for Tools acquired pursuant to the Tool Use Agreements after the Closing Date, except for Corporate Common Components used on the Opel / Vauxhall badged vehicles, the Target Group Companies will have no right of use with respect to such Tools; and
(iii)    for Tools added after the date hereof and prior to the Closing Date that could be shared by the Target Group Companies and General Motors, both Parties must agree to add such Tools to ToolCo US and/or ToolCo UK.

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(c)    No later than 60 days after the date hereof, General Motors will provide to the Buyer a list of (i) the Tools to be used by AOAG and specified locations of such Tools, (ii) the parts made with such Tools, (ii) the net book value of such Tools, (iii) the daily production volume associated with such Tools and (iv) the share of production of such Tools to which the Target Group Companies have access.
(d)    General Motors will provide after the Closing sufficient and appropriate access to Tool capacity such that the Target Group Companies can achieve production volumes as planned to be conducted for 2018 and 2019.
(e)    Following the Closing, if ToolCo US and/or ToolCo UK decide to move any Tool to which the Target Group Companies have access, and the movement of the Tool results in a significant business impact to the Target Group Companies, both Parties will discuss in good faith how to resolve.
(f)    General Motors and the Buyer will form a transition committee comprised of 3 representatives of General Motors, 3 non-voting representatives of AOAG and 3 representatives of the Buyer, each of whom shall be management-level employees and who shall be assisted from time to time by appropriate employees of General Motors, AOAG and the Buyer. General Motors and the Buyer may replace any of their respective representatives at any time. The transition committee shall meet physically or by teleconference at least monthly (except as otherwise decided by the transition committee) to discuss matters related to the Ancillary Agreements and, subject to applicable antitrust Laws, the transition planning related to the transfer of the businesses of AOAG, the Assets Sellers and the Target Group Companies, as contemplated herein by this Agreement. Any action or determination by the transition committee shall require the approval of at least 4 voting representatives.
(i)    Within 75 days after the date hereof, General Motors shall deliver to the Buyer (A) a list of all services and rights provided by General Motors or a Sellers’ Retained Group Company to AOAG or a Target Group Company prior to the date hereof, (B) a list of all services and rights provided by AOAG or a Target Group Company to General Motors or any Sellers’ Retained Group Company prior to the date hereof, and, in each case, (x) a brief description of such service or right, including the frequency of the delivery of such service and (y) an indication of whether such services and rights are provided directly or by a Third Party Provider (as defined in the Transition Services Agreement) and in such case a brief description of the services and rights provided (including commercial terms and expiration date) by such Third Party Provider. General Motors and the Buyer shall use reasonable efforts to identify together any such service or right which (x) is being provided by General Motors to AOAG, any Assets Seller or any Target Group Company, (y) is reasonably necessary for the continued operations of the business as it is being conducted prior to the Closing and (z) cannot be readily provided by the Buyer, New AOAG, a Target Group Company, or a Third Party Provider (on reasonable terms and conditions including in respect of timing, quality and price).
(ii)    An objective of the transition committee shall be to finalize the Transition Services Agreement and the exhibits thereto, the other Ancillary Agreements and

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to determine which contracts between the Target Group Companies, on the one hand, and the Sellers’ Retained Group Companies, on the other hand, will be terminated with effect as at the Closing Date or will continue to be in full force and effect after Closing, such determination to be made with a view to (x) ensuring the continuity of the business conducted by AOAG, the Assets Sellers and the Target Group Companies and the business of the Sellers’ Retained Group Companies without disruption or interruption as from Closing, and (y) without limiting the foregoing objective putting the Buyer in a position to migrate any services or rights that are provided by General Motors or a Sellers’ Retained Group Company, to the Buyer, a Buyer Designee, New AOAG, a Target Group Company or a Third Party Provider and putting General Motors in a position to migrate any services or rights that are provided by AOAG, an Assets Seller or a Target Group Company to General Motors, a Sellers’ Retained Group Company or a Third Party Provider, in each case as from or as soon as reasonably practicable following, the Closing Date. In connection with the pursuit of such objectives (A) General Motors shall make available to the Buyer resources in accordance with Section 6.6(a), (B) General Motors shall facilitate discussions between the Buyer and any Third Party Provider for the purposes of discussing arrangements following the Closing and (C) more generally, the transition committee shall prepare a detailed plan for the migration of the business conducted by AOAG, the Assets Sellers and the Target Group Companies to the Buyer. Notwithstanding the foregoing, all contracts between any Target Group Company, on the one hand, and AOAG or any Sellers’ Retained Group Company, on the other hand, and that is not designated by the transition committee to survive Closing (other than contracts that are essential for the continuation following the Closing of the business of AOAG, the Assets Sellers and the Target Group Companies) will terminate at Closing without any payment due by such Target Group Company other than settlement of any outstanding Inter‑Company Trading Indebtedness having arisen from such contracts on or prior to the Closing Date and, without limiting the generality of the foregoing, if the members of the transition committee are not able to reach agreement on whether any such contract should continue post-Closing then such contract will terminate at Closing without any further action by the parties. Notwithstanding anything to the contrary contained herein, following the Closing, no Sellers’ Retained Group Company shall have any obligation to continue to provide the Buyer, New AOAG or any Target Group Company with any financial support, including but not limited to funding, loans or purchasing subsidies.
(g)    Prior to the Closing, the Buyer will submit a proposal (including a business plan) to General Motors pursuant to which the Buyer or one or more of its Affiliates would assume full responsibility for importing and distributing Cadillac and Chevrolet Iconic vehicles in the Restricted Territory and General Motors shall give due consideration to such proposal. In the event the Parties do not implement such proposal, the Buyer shall have the option (i) to decide to continue to import and distribute Cadillac and Chevrolet Iconic Vehicles in the Restricted Territory for a period of 3 years following the Closing Date on the same terms and conditions as those currently in effect or (ii) to decide it does not wish to continue after the Closing the current services and distribution arrangements with respect to such vehicles, the Parties will wind down such current arrangements on an orderly basis over a period of up to 12 months after the Closing. As part of this wind down, the Buyer will transition responsibility for the distribution activities to Cadillac Europe

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GmbH and the Buyer will collaborate with General Motors to assign the Cadillac dealer agreements to Cadillac Europe GmbH.
(h)    Notwithstanding anything to the contrary in Section 12.3(a) through Section 12.3(d), and to the extent not already covered under the terms and conditions of an Ancillary Agreement, New AOAG and General Motors (and/or their relevant Affiliates) shall enter into an agreement concerning limited cross-licenses effective as of the Closing Date (“Cross-License Agreement”) pursuant to which (i) New AOAG will grant General Motors rights to the ongoing use of certain O Trademarks (for example, ECOTEC in connection with engines) that are currently used by General Motors in connection with its business, and (ii) General Motors will grant New AOAG rights to ongoing use of certain Corporate Marks (for example, INTELLILINK on vehicle infotainment systems, or regarding the use of Corporate Marks that necessarily occurs together with the permitted use of tooling) that are currently being used by AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities in connection with their businesses. The cross-licenses under the Cross-License Agreement shall have a greater duration than is set forth in Section 12.3(a) through Section 12.3(d) and reasonably take into account (i) the requirements of the business of New AOAG and the Target Group Companies as planned to be conducted in accordance with the Ancillary Agreements, (ii) the requirements of General Motors’s retained business and (iii) the Parties’ mutual goal of an orderly cessation of each Party’s use of the other Party’s trademarks. The Cross-License Agreement shall also extend the benefits of trademark co-existence or consent agreements that a Sellers’ Retained Group Company, on the one hand, or AOAG, an Assets Seller or a Target Group Company, on the other hand, as applicable have entered into with Third Parties with respect to trademarks to be owned by New AOAG and the Target Group Companies or the Sellers’ Retained Group Companies, as applicable, following the Closing in accordance with the terms of this Agreement. General Motors and the Buyer shall negotiate the content of the Cross-License Agreement in good faith reasonably in advance of the Closing Date.
6.6    Access and Cooperation Prior to the Closing Date
In the period between the date hereof and the Closing Date, to the fullest extent permitted by Law:
(a)    General Motors shall upon reasonable notice and without unreasonable disruption to the business of AOAG, the Assets Sellers, the Target Group Companies and the Controlled Dealership Entities, grant Buyer and the Financial Partner and their advisors access to the books, records, financial, technical and operating data and other information and to the management and advisors of AOAG, the Assets Sellers, Target Group Companies and the Controlled Dealership Entities, to the extent reasonably necessary or appropriate in connection with (i) the consummation of the Transactions contemplated hereby or (ii) the preparation of the integration of the Target Group Companies into the Buyer’s Group, including any integration, personnel, business or finance planning; provided that in the event of any legal impediment to such access, the Parties shall put into place customary “clean team” arrangements to permit access to appropriate employees and advisors;
(b)    General Motors shall deliver to the Buyer the monthly management report of AOAG (until the Contribution Date), New AOAG (as from the Contribution Date), the Target

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Group Companies and the Assets Sellers; such reports shalll not include, for the avoidance of doubt, any forward-looking information, budget information or any comparison between actual and budgeted figures); and
(c)    any Party shall promptly notify the other if it becomes aware of a material breach of its representation, warranty or covenant contained in this Agreement. It is specifically acknowledged and agreed, for the avoidance of doubt, that no Party shall be required to indemnify the other in respect of any representation or warranty referred to in any such notice pursuant to Section 14.1(a)(i)(A)(2).
6.7    Pre‑Closing Cooperation in Relation to the Issuance of the Warrants
The Buyer shall consult with General Motors on the content of all documents to be provided or submitted to the Buyer Shareholder Meeting in connection with the issuance of the Warrants (including the Warrant Resolution, any decision and any report of the management board (Directoire) and supervisory board (conseil de surveillance) of the Buyer, any auditor’s report and any document required by the French market authority (Autorité des Marchés Financiers) in connection with the issuance of the Warrants).
6.8    Derivative Treatment
(a)    Prior to the First Closing (or the Second Closing, if applicable), the Buyer shall use all reasonable efforts (including by offering documentation and credit support arrangements reasonably consistent with the relevant counterparty’s standard documentation, compliance and credit policies) to obtain from the counterparty to each Transferred Derivative a novation of such Transferred Derivative in a form reasonably satisfactory to the related counterparty (such novation to take effect on the date of the relevant Closing for the purchase of the Finco Shares of the Finco to which such Transferred Derivative primarily relates).
(b)    It shall be a term of each novation Derivative Transaction contemplated by this Section 6.8 that the Buyer (or the Buyer Designee) shall pay to General Motors (for the account of the Sellers) or General Motors (for the account of the Sellers) shall pay to Buyer or the Buyer Designee (as the case may be) a novation amount which corresponds to the mark-to-market value to the Sellers of the Transferred Derivative immediately prior to the novation, taking into account the material terms of any related credit support, collateral or other similar arrangements of the Sellers related to such Transferred Derivative as at such novation date, and which shall be payable on the effective date of such novation.
(c)    For purposes of Section 6.8(b) above, the mark-to-market value to the Sellers shall be calculated based on market standard methodology and parameters as customarily applied to the relevant type of transaction, which shall include among others (i) CVA (counterparty value adjustment), (ii) LVA (liquidity value adjustment) and (iii) KVA (capital value adjustment).
(d)    Within 3 months after the date of this Agreement, the Parties shall start the process to review the hedging portfolio and evaluate the conditions under which the novations may be executed, in accordance with the following steps:

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(i) General Motors shall identify and provide all the documentation on the derivative transactions entered into by the Finco and within scope for potential novation;
(ii) the Parties shall agree on the selection of a reference transaction (the “Reference Transaction”) for each product category (including specific features) included in the ‘back to back’ and ‘third leg’ Transferred Derivatives. This Reference Transaction shall be a recent and sizeable hedging transaction and will be the base for pricing for the novations in this product category;
(iii) the Buyer shall submit to General Motors a proposal for a valuation methodology and associated parameters to value the Reference Transactions; and
(iv) in case of disagreement between General Motors and the Buyer, (A) General Motors shall submit a notice to the Buyer with the list of contested items related to the proposed methodology and/or parameters, and provide the underlying documentation to explain their position such as market benchmarks and (B) the Parties shall discuss in good faith to find an agreement on the methodology and parameters that will be subsequently applied to value all the Transferred Derivatives as of Closing.
(e)    With respect to any Transferred Derivative as to which no agreed valuation can be reached in accordance with the foregoing, the Sellers shall retain those Transferred Derivative and may terminate them in its discretion following the relevant Closing, provided that, after consultation with the Buyer , the relevant Seller determines reasonably and in good faith that such termination will not have an adverse effect on any outstanding financing transactions to which the Fincos are a party.
6.9    Pension Amounts
(a)    Prior to the Closing Date, the Buyer shall, or shall cause any of its Affiliates to, setup one or more contractual trust arrangements which shall be subject to reasonable investment restrictions (asset liability management) in line with German market practice (the “Buyer CTAs”) in which shall be deposited the Buyer Restricted First Pension Closing Amount.
(b)    Prior to the Closing Date, in relation to Pension Plans other than those for which a Pension Fund exists (to which the provisions of Section 6.9(e) shall apply), the Buyer and General Motors shall act in good faith in order to jointly determine appropriate contractual arrangement(s) or entity(ies) being functionally equivalent to a Buyer CTA to be set up by the Buyer prior to the Closing (the “Agreed Pension Vehicles”) and, promptly following such agreement, the Buyer shall, or shall cause any of its Affiliates to, setup such Agreed Pension Vehicles in which shall be deposited the Buyer Restricted Second Pension Closing Amount, the Buyer Restricted Third Pension Closing Amount and, if applicable, the Buyer Restricted Fourth Pension Closing Amount.
(c)    General Motors shall, or shall cause the relevant Affiliates (including, for the avoidance of doubt, New AOAG) to, cooperate with the Buyer or its relevant Affiliate to establish the Buyer CTAs and Agreed Pension Vehicles.

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(d)    The Buyer shall cause the Buyer CTAs and Agreed Pension Vehicles to use the Restricted Pension Closing Amounts for the payment of the applicable benefits to the Employees whose benefits were included in the calculation of such amount, respectively.
(e)    Where the relevant Pension Plan has been established through an independent pension fund, trust or other similar vehicle (a “Pension Fund”), the Buyer shall, or shall cause any of its Affiliates to, contribute the relevant portion of the Restricted Pension Closing Amounts into such Pension Fund.
6.10    Pre‑Closing Cooperation with the Financial Partner
General Motors shall, and shall cause AOAG, the Assets Sellers, the Target Group Companies and their Representatives to, cooperate with the Financial Partner as is reasonably requested by the Buyer from the date of this Agreement to Closing, including, without limitation:
(a)    participation of senior management of General Motors, AOAG, the Assets Sellers and the Target Group Companies or their legal or financial advisers in a reasonable number of meetings, due diligence sessions and presentations to the Financial Partner;
(b)    furnishing, or using reasonable efforts to cause Third Parties to furnish, to the Financial Partner and its advisors with financial information regarding the Target Group Companies as may be reasonably requested by the Financial Partner or the Buyer;
(c)    providing due diligence materials and other information reasonably required by the Financial Partner, the Buyer or their respective advisors in connection with their due diligence investigation of the Target Group Companies, and providing, upon reasonable notice, reasonable access during regular business hours and without unreasonable disruption to the business, to the premises, representatives, senior management, books, records and accounts of the Target Group Companies; and
(d)    granting the Financial Partner with a full access to the Data Room (subject to clean team restrictions).
6.11    [intentionally omitted]
6.12    Capital Requirement
(a)     General Motors shall take such actions as may be required so that at the Closing (or the Second Closing if the Fincos Shares are transferred at the Second Closing) (i) the Leverage Ratio of the Fincos is not less than 12% on a consolidated basis (the “Target Ratio”) and (ii) each Finco has the minimum level of equity required by applicable Law.
(b)    The Leverage Ratio of the Fincos at the applicable Closing will be calculated on the basis of the Closing Accounts and the Fincos Value shall be adjusted as set forth below in this Section 6.12(b). Any disputes with respect to the determination of the Leverage Ratio shall be resolved, and payments with respect to any such adjustments shall be made, as part of the process specified in Section 3.1.

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(i)    If the consolidated Leverage Ratio at the applicable Closing as finally determined is less than the Target Ratio, the Fincos Value shall be decreased, on a Euro for Euro basis, by an amount equal to the difference between (A) the aggregate amount of equity required to achieve the Target Ratio as of the relevant Closing and (B) the aggregate amount of equity reflected in the Closing Accounts of the Fincos. Taking into account legal and tax constraints, the Parties will discuss in good faith how such price reduction shall be allocated among the Fincos.
(ii)    If the consolidated Leverage Ratio of the Fincos at the applicable Closing as finally determined is higher than the Target Ratio, the Fincos Value shall be increased by an amount equal to (A) the amount of equity corresponding to the Leverage Ratio exceeding the Target Ratio up to and including 12.5% (or, to the extent the Leverage Ratio exceeds 12.5% as a result of the exclusion of any net liability accounts related to Finco pensions from the calculation of Fincos Book Value, such higher percentage) plus (b) an amount (if any) equal to 0.8 times the amount of equity corresponding to the Leverage Ratio exceeding 12.5% (or such higher percentage). Taking into account legal and tax constraints, the Parties will discuss in good faith how such price increase shall be allocated among the Fincos.
(c)    In addition to the foregoing, if whole or part of the Fincos Shares are not transferred at the First Closing and General Motors is required to contribute additional capital to, or retain earnings in, any of the Fincos that have not been transferred on the First Closing, in order to reach or maintain the Target Ratio, such additional equity (whether from contribution or retained earnings) shall be taken into account into the determination of the Fincos Book Value as follows:
(i)    for any such additional equity contributed or retained within 6 months after the date of the First Closing, no adjustment shall be made to the Fincos Value (it being understood, for the avoidance of doubt, that such additional equity shall be taken into account in determining the Fincos Book Value); and
(ii)    for any such additional equity contributed or retained following the end of the 6-month period after the date of the First Closing, such additional equity shall be taken into account to determine the Fincos Book Value and, in addition, the Fincos Value shall be increased by 20% of the amount of such additional equity contributed or retained.
6.13    Relationship of the Autocos and the Fincos between the First Closing Date and the Second Closing Date
(a)    This Section 6.13 shall apply in the event that not all of the Fincos Shares are transferred at the Closing with the Autocos Shares and Transferred Assets as a result of an election under Section 10.1(b).
(b)    Between the First Closing and the Second Closing,
(i)    the Buyer shall cause the relevant Target Group Companies, the Controlled Dealership Entities and any Buyer Designee (if any) to operate and carry on their

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activities in the ordinary course of business and in substantially the same manner as conducted at the First Closing Date with respect to the Delayed Entities, including (A) the offering and availability on a preferred basis of financing (including exclusivity of subvention), insurance, extended warranty and other financial products of the Delayed Entities presently offered through AOAG, the Assets Sellers, the relevant Target Group Companies and the Controlled Dealership Entities, (B) the provision by the Target Group Companies, the Controlled Dealership Entities and any Buyer Designee (if any) of sales volume, financial reporting and other information material to the floorplan or other financing arrangements between the Delayed Entities and the Controlled Dealership Entities, (C) compliance by the Target Group Companies, the Controlled Dealership Entities and any Buyer Designee (if any) with intercompany agreements, policies and procedures presently in effect with the Fincos and (D) the recruitment and termination of dealers;
(ii)    General Motors shall cause the Delayed Entities to continue to offer, to the extent applicable, (A) floorplan financing to the Controlled Dealership Entities and (B) financing to purchasers of Opel vehicles on terms consistent with past practice); and
(iii)    General Motors shall cause the Delayed Entities to continue to provide to any Target Group Company transferred at the First Closing, as applicable, and the Buyer shall cause any Target Group Company transferred at the First Closing, as applicable, and any Buyer Designee (if any) to provide to the Delayed Entities, to the extent applicable, certain services as agreed by General Motors and Buyer prior to the First Closing.
6.14    Advisory Board of Opel Group GmbH and Supervisory Board of New AOAG
(a)    General Motors shall, or cause to, establish, with effect no later than as of the Contribution Date, a supervisory board (Aufsichtsrat) at the New AOAG whose structure and committees are in accordance with German co-determination laws and comparable with the current structure and the committees of the supervisory board of AOAG, and whose rules of procedure are comparable with the current rules of procedure of AOAG.
(b)     General Motors (in case AOAG or another Affiliate of General Motors being the transferee) and Buyer (in case a Buyer Designee being the transferee) shall procure that the respective transferee of the shares in Opel Group GmbH will (i) accede to the Co-Determination Agreement dated July 2014, as amended by the Addendum to the Co-determination Agreement dated November 2016, among Opel Group GmbH, General Motors, General Motors Automotive Holdings S.L. and Industriegewerkschaft Metall (the “Co-Determination Agreement”) and (ii) assume any and all rights and obligations vis-à-vis Industriegewerkschaft Metall thereunder. In case a Buyer Designee being the transferee of the shares in Opel Group GmbH, General Motors shall, or cause Opel Group GmbH to, assist the Buyer and the Buyer Designee in good faith as to its reasonable efforts vis-à-vis Industriegewerkschaft IG Metall in connection with the accession of the Co-Determination Agreement and the assumption of rights and obligations thereunder (including, for the avoidance of doubt, entering into a similar co-determination agreement replacing the Co-Determination Agreement) provided that General Motors shall not be required to take any commitment or assume any obligations vis-à-vis the unions in connection therewith.

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(c)    In case a Buyer Designee will be a transferee of the shares in Opel Group GmbH at Closing, General Motors shall cause its 10 representatives to resign from the Advisory Board of Opel Group GmbH with effect as of the Closing Date.
(d)    General Motors shall procure that New AOAG will become a member of the employers’ association of the metal working industry prior to the Contribution Date. Further, General Motors shall procure that New AOAG will accede to all company collective bargaining agreements (Firmentarifverträge) between AOAG and Industriegewerkschaft IG Metall prior to the Closing Date.
6.15    Special Purpose Schedules
On or prior to the Closing Date, General Motors shall engage Deloitte and Touche LLP to prepare and deliver to the Buyer prior to the Closing an agreed upon procedures report with respect to the Autoco Special Purpose Financial Schedules and the Finco Special Purpose Financial Schedules consistent with the discussions that have been held between the Parties.
6.16    Real Estate Transfer Tax
General Motors and Buyer are aware of their obligation to notify the competent German Tax authorities of the transactions contemplated by this Agreement within 2 weeks after the signing date of the relevant Share Purchase Agreement(s) pursuant to sec. 19, 20 of the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz) ("RETT Notification Obligation"). In acknowledgement thereof, the Parties will cooperate in order to fulfill the requirements of the RETT Notification Obligation and General Motors shall provide Buyer as soon as practicable and in any event no later than 5 Business Days after the signing date, with all information regarding Seller, the Target Group Companies and the relevant real estate which is reasonably required to meet the RETT Notification Obligation. General Motors and the Buyer agree that the values that shall be used for the purposes of the RETT Notification Obligation shall, to the extent permissible under applicable Law, be consistent with those retained for the purposes of the AOAG Contribution or the AOAG Sale, as applicable.
6.17    Shared Assets
Prior to the Closing, the Parties shall use reasonable efforts and cooperate in good faith (i) to identify any assets, contracts or other rights that are used both in the business of AOAG and/or the Target Group Companies and other business or businesses of General Motors and/or its Subsidiaries and that are not otherwise addressed by this Agreement or any Ancillary Agreement and (ii) to agree on arrangements to make the benefit of such assets, contracts or other rights available to both Parties after the Closing on the same or similar terms and conditions as those applying on the date hereof, with a view to ensuring the continuity of the business of both Parties without disruption or interruption.

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6.18    ALM Risks Positions
Any derivative instrument not used for hedging purposes shall be terminated on or prior to Closing, For the avoidance of doubt, the breakage costs shall be borne by the relevant Finco (such costs being reflected in the Closing Accounts) or by the relevant Seller.
From the date hereof until the Closing, the Sellers should send to the Buyer at least on a monthly basis or upon request from the Buyer, any information on the management of ALM risk positions produced in the ordinary course of business (including to interest rate schedules by currency and by main type of asset and liability (loans, deposits...)) in order to compute the interest rate gaps by currency.
6.19    Land Charges
General Motors will, prior to the Closing, (i) procure that all land charges (Grundschulden) in the registered amount of EUR 1.5 billion each which are registered to the benefit of AOAG or Landesbank Hessen-Thüringen Girozentrale on real estate located in Germany that is subject to the Transactions to be deleted (löschen) in the respective land registers (Grundbücher) and provide written evidence of such deletion in the form of up-to-date land register excerpts (Grundbuchauszüge) to the Buyer and (ii) cancel the respective land charge certificates (Grundschuldbrief) that have been issued with respect to the land charges referred to sub (i) and provide evidence to the Buyer of such cancellation.
6.20    Type Approvals
The Parties shall prior to the Closing cooperate and use best efforts to have AOAG replaced by New AOAG as the manufacturer (within the meaning of Article 3, No. 27 of Directive 2007/46/EC and its implementing legislation for all vehicles bearing the Opel/Vauxhall badge).
ARTICLE 7
EMPLOYEE MATTERS
7.1    Employees of AOAG and the Swiss Assets Seller
(a)    No later than April 15, 2017 or at any other subsequent date agreed upon between the Buyer and General Motors, General Motors shall procure that AOAG and New AOAG will jointly give notice to each of current employees of AOAG of their contemplated transfer to New AOAG, in the form required under applicable Law (Section 613a, paragraph 5 of the German Civil Code). General Motors shall, or cause AOAG to, consult with Buyer in good faith regarding the content of such notice. Without undue delay, however, in no event later than 30 days after the date hereof, General Motors shall, or cause AOAG to, furnish Buyer with a draft of such notice and any information which is required to fulfil the information obligations vis-à-vis the current employees of AOAG under this Section 7.1(a).
(b)    General Motors and the Buyer shall refrain from making any statement to encourage or induce employees of AOAG to object to their transfer to New AOAG. In the event

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any employee of AOAG validly objects in writing to the transfer of his or her employment agreement to New AOAG within the time limit provided for by applicable Law (Section 613a, paragraph 6 of the German Civil Code), the relevant employment relationship shall remain with AOAG, and General Motors shall cause AOAG to terminate the respective employee’s employment relationship as soon as reasonably possible under the employment agreement and applicable Law (including any collective bargaining and other labor agreements), and AOAG shall be fully responsible for the liabilities and costs relating to the employment and termination of such objecting employee, including litigation costs.
(c)    Sections 7.1(a) and 7.1(b) shall apply mutatis mutandis to General Motors and the Buyer with respect to the contemplated transfer of the current employees of the Swiss Assets Seller to the relevant Buyer Designee, subject to mandatory requirements under applicable Law.
7.2    ISPs and PIMS
(a)    Except as agreed between General Motors and the Buyer with respect to certain ISP and PIMS positions during the period between the date hereof and the Closing Date, and subject to applicable Laws and the terms of employment and/or secondment of such ISP and PIMS, General Motors shall not, and shall cause its Affiliates not to, without the prior written consent of the Buyer (which shall not be unreasonably withheld), reassign any PIMSs or ISPs providing services on the date hereof to AOAG or any Target Group Company. The foregoing shall not apply to PIMSs or ISPs (i) who decide to terminate their secondment or (ii) whose local assignment and/or secondment terminates in accordance with its terms as of the date hereof as identified prior to the date hereof by General Motors to the Buyer; provided that in respect of such PIMSs and ISPs, General Motors shall use reasonable efforts to renew or extend such assignment and/or secondment until at least the Closing Date.
(b)    Except as agreed between General Motors and the Buyer with respect to certain ISPs and PIMS positions, at Closing, the Parties shall and shall cause their respective Affiliates to cause all ISPs to end their then current assignment and return to their home country, with costs of relocation and all associated costs, including but not limited to disputes and litigation related to such return, borne by the employing entity in the home country. Each Party shall bear and shall cause its Affiliates to bear the salary continuation and all applicable severance costs, if any, for ISPs returning to their home country for which the applicable Party or its Affiliates retains responsibility pursuant to the preceding sentence. Except as otherwise agreed by the Parties, all PIMS will remain employed by General Motors at and following Closing.
(c)    To facilitate the post-Closing transition, General Motors and the Buyer shall and shall cause their respective Affiliates to use reasonable efforts to make available to the other Party and its Affiliates, PIMSs and ISPs who are otherwise providing services to the other Party or its Affiliates at the time of Closing, and each Party shall and shall cause its Affiliates to cooperate to the fullest extent to facilitate the provision of such services (pursuant to the Transition Services Agreement or otherwise), which may include the execution of secondment agreements and other contracts, documents and filings that would allow for the provision of such services to the non-employing Party and its Affiliates. Notwithstanding the foregoing, the Parties may mutually agree

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at the time of termination of any ISP or PIMS assignment to an alternate arrangement for such employees.
(d)    For the purpose of the immediately preceding two paragraphs, Affiliates of the Buyer shall include the Target Group Companies.
7.3    Collective Agreements
The Parties acknowledge that all Collective Agreements will continue to be binding on the Target Group Companies on the Closing Date.
ARTICLE 8
TAX MATTERS
8.1    Transfer Taxes
(a)    The Buyer shall bear, or shall cause the relevant Buyer Designee to bear the cost of any stamp duty, registration duty, real property transfer, transaction duty or similar Tax (including interest, fines and penalties) in all jurisdictions where they are payable in relation to the transfer of the Shares or the Transferred Assets or otherwise arising as a result of this Agreement and any other Transaction Document, excluding (i) any of such costs arising as a result of the Pre-Closing Transactions (other than the AOAG Contribution and the AOAG Sale), and (ii) any such costs which comprise Degrouping Taxation, which shall, in each case, be exclusively borne by Seller (such Taxes borne by the Buyer pursuant to this section 8.1(a) ,“Transfer Taxes”).
(b)    For any Transfer Taxes (other than taxes described in Section 8.1(c)), the Buyer shall be responsible for arranging the timely payment of any such Transfer Taxes, including fulfilling any administrative or reporting obligation imposed by the relevant jurisdiction in connection with such payment. The Buyer shall deliver to General Motors, within 30 Business Days following the date any such Transfer Tax is paid, evidence that such Transfer Tax has been duly and timely paid to the relevant Tax Authority, it being specified that the Buyer and the Buyer Designees will not be liable for any additional Tax or other charges resulting from Seller having not fulfilled its obligation under Section 6.16 provided that the Buyer has taken all reasonable efforts to mitigate such cost under provisions of Section 14.7(d).
(c)    For Real Estate Transfer Tax due in connection with the completion of the AOAG Contribution or the AOAG Sale that is due before the Closing Date, General Motors shall be responsible for arranging the timely payment of such Tax, including fulfilling any administrative or reporting obligation imposed by the relevant jurisdiction in connection with such payment. General Motors shall consult the Buyer before fulfilling such obligations and take into account the Buyer’s comments. Buyer shall pay the amounts due in respect of such Real Estate Transfer Taxes, no later than 5 Business Day before the date the payment is due. General Motors shall deliver to the Buyer, within 5 Business Days following the date any such Tax is paid, evidence that such Tax has been duly and timely paid to the relevant Tax Authority.
8.2    Secondary Tax Liability Situations

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(a)    The Buyer shall or shall cause the relevant Buyer Designee to pay to General Motors an amount equal to any Tax assessed on any Sellers’ Retained Group Company (including AOAG) to the extent that such Tax is primarily a liability of the Target Group Companies, the Buyer or an Affiliate of the Buyer, (x) (a) that has reduced the Autocos Purchase Price (as a result of being factored in the Closing Financial Debt, the Closing Cash or the difference between (i) the Closing Working Capital and (ii) the Reference Working Capital) or the Finco Purchase Price (and up to such amount) or (b) that constitutes a Post-Closing Tax, and (y) that does not give right to a payment under this Agreement pursuant to Article 14 or Article 16 or otherwise. Reciprocally, General Motors shall pay to the Buyer (or the relevant Buyer Designee) an amount equal to any Tax assessed on the Buyer or any Affiliate of the Buyer (including, after Closing, any Target Group Company) to the extent that such Tax is primarily a liability of General Motors, AOAG (to the extent it constitutes an Excluded Liability), a Seller or any other Sellers’ Retained Group Company.
(b)    The undertakings contained in this Section 8.2 shall not apply to the extent that the Tax has already been recovered under any relevant statutory provision, subject to any cost and Tax incurred in relation to such recovery (and the Buyer or General Motors, as the case may be, shall procure that so such recovery is sought to the extent that payment is to be made under this Section 8.2).
(c)    If the Tax is subsequently lawfully recovered and a payment has been made pursuant to this Section 8.2, General Motors, or the Buyer (or the relevant Buyer Designee), shall promptly pay such amount to the Buyer (or the Buyer Designee), or respectively General Motors, subject to any reasonable cost and expenses and Tax incurred in relation to such recovery.
(d)    Any payment made pursuant to this Section 8.2 shall be treated as adjustment to the Purchase Price.
8.3    Tax Consolidation Exit
(a)    The Buyer acknowledges that the German tax group (Organschaft) (the “Organschaft”) set up for corporate income tax and trade tax purposes between AOAG, on the one hand, and the Target Group Companies listed on Exhibit 8.3(a) (the “German Target Group Companies”), on the other hand, shall terminate upon the expiry of the relevant Closing Date (24:00 hrs). General Motors shall procure that effective as of the expiry of the relevant Closing Date (24:00 hrs), any domination and/or profit and loss pooling agreements entered into between AOAG, on the one hand, and any of the German Target Group Companies, on the other hand (the “DPLAs”, and each a “DPLA”), shall be terminated and shall be of no further effect. Such termination (the “Tax Termination Formalities”) shall be implemented by (i) mutual termination agreement (Aufhebungsvereinbarung) to be entered into by AOAG and the respective German Target Group Company (substantially in the form of Exhibit 8.3(a)(i)), (ii) a written shareholder resolution of AOAG and a notarized shareholder resolution of the respective German Target Group Company approving such termination and (iii) the respective commercial register application (substantially in the form of Exhibit 8.3(a)(iii)) to register the Tax Termination Formalities in the commercial register of the respective German Target Group Company to be signed, at the relevant Closing Date, by an authorized representative of the respective German Target Group Company and submitted to the relevant commercial register on the same day. Prior to Closing, the fiscal year of each German

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Target Group Company shall be changed to end as of the expiry of the relevant Closing Date (the “Fiscal Year Change”). For the avoidance of doubt, Buyer or the relevant Buyer Designee shall be obliged to indemnify and hold harmless AOAG from any costs of the obligation to furnish security to any creditor of the relevant Target Group Companies as a result of the termination of the DPLAs and any payments under such security (Sec. 303 of the German Stock Corporation Act – AktG).
(b)    (i) Buyer shall procure that the respective German Target Group Company transfers in cash to AOAG the profit (as defined in the respective profit and loss pooling agreement), and conversely, General Motors shall procure that AOAG shall transfer in cash to the respective German Target Group Company an amount to cover any loss (as defined in the respective profit and loss pooling agreement), in each case if and to the extent not already paid, for the fiscal years ending on or prior to the relevant Closing Date. Any amounts payable pursuant to the foregoing shall be paid within 5 Business Days after the definitive determination of such amount and shall be paid, as applicable, by electronic funds transfer of immediately available funds to an account of the receipt at a bank designated in writing by the recipient at least three Business Days prior to the date of payment. Any such profit of an Autoco transferred to AOAG shall be deemed to be Closing Financial Debt, and conversely, any loss of an Autoco so covered by AOAG shall be deemed to be Closing Cash. In the event where such amount is not taken into account in the Closing Cash or Closing Financial Debt (because, for instance, the relevant profits and losses are not determined at the date of delivery of the Post-Closing Certificate) and, in all cases, where such profit and loss relate to a Finco, General Motors shall pay to the Buyer or the Buyer Designee the amount of any additional profit actually paid by the relevant German Target Group Company, and the Buyer or the Buyer Designee shall pay to AOAG the amount of any additional loss actually assumed by AOAG
(ii) The Buyer and General Motors shall (and shall cause their respective Affiliates to) reasonably cooperate, in order to maintain the validity of the Organschaft for tax purposes for periods ending prior to or on the relevant Closing Date.
(iii) If additional profit or loss transfers become necessary (e.g., due to a necessary change of the financial statements of the relevant German Target Group Company as an audit consequence), such transfers shall be actually effected in cash. General Motors shall at the same time pay to the Buyer the amount of any additional profit so payable by the relevant German Target Group Company, and the Buyer shall at the same time pay to AOAG the amount of any additional loss so assumed by AOAG, unless an indemnification is due by Seller in respect of such additional loss pursuant to this Agreement (provided that such indemnification has been finally determined to be due) in which case the indemnification by the Buyer shall be set off against any indemnification due to the Buyer pursuant to Article 14.
Upon request by AOAG, the Buyer will procure that the relevant German Target Group Company will amend at the expense of General Motors any financial statements relating to periods ending on or prior to the relevant Closing Date in accordance with the requirements of Section 14(1) sentence 1 no. 3 of the German Corporate Income Tax Act (Körperschaftsteuergesetz).

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(iv) Any payment made according to this Section 8.3(b) by the Buyer (for the account of the relevant buyer) to AOAG and by General Motors (for the account of AOAG) to the Buyer (for the account of the relevant buyer) shall be deemed to be adjustments to the Purchase Price.
(c)    On or before Closing, General Motors shall notify HMRC that from the Closing Date, the Retained UK VAT Group Companies will not qualify to be treated as members of the United Kingdom VAT group (the “UK VAT Group”) the representative member of which is General Motors UK Limited (the “Representative Member”) and will request that HMRC exclude the Retained UK VAT Group Companies from the UK VAT Group from the Closing Date. Promptly after notification by HMRC, the relevant Party in receipt of the notification shall inform the other of the date (the “Effective Date”) from which the Retained UK VAT Group Companies shall be removed from the group registration of the UK VAT Group.
(d)    Within 10 Business Days after the end of (i) the prescribed accounting period (as defined by section 25(1) of the United Kingdom Value Added Tax Act 1994) for the UK VAT Group containing the Effective Date or (ii) any prescribed accounting period ending after the Closing Date but before the Effective Date or (iii) any earlier prescribed period in respect of which the VAT return has not yet been completed, General Motors shall provide the Representative Member with any information relating to the Retained UK VAT Group Companies that is reasonably required by the Representative Member to complete the VAT return for that period.
(e)    At the same time as providing the Representative Member with the information required by paragraph (d), General Motors shall promptly pay (or procure payment by the Retained UK VAT Group Companies) to the Representative Member (or as the Buyer directs) (to the extent not previously paid) an amount equal to the amount of output tax due in respect of supplies (including self-supplies) made or deemed to be made, and importations and acquisitions made, by each of the Retained UK VAT Group Companies (in respect of the relevant prescribed accounting period) prior to the Effective Date, less the amount of recoverable input tax incurred or deemed to be incurred (in respect of the relevant prescribed accounting period) prior to the Effective Date by each of the Retained UK VAT Group Companies.
(f)    Where the aggregate amount of input tax described in paragraph (e) exceeds the aggregate amount of output tax described in paragraph (e), then the Representative Member shall pay, or shall procure that there is paid (to the extent not previously paid), an amount equal to such excess input tax to General Motors (on behalf of the relevant Retained UK VAT Group Companies) once repayment of or credit for such input tax has been received by the Representative Member.
(g)    References to “output tax due” and “input tax incurred” in paragraph (e) are to such amounts of output tax and input tax which would have been due or incurred by a Retained UK VAT Group Company were it registered for VAT in the United Kingdom in its own right and had not been a member of the VAT Group (but applying Section 43(1)(a) of the Value Added Tax Act 1994.

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(h)    If General Motors so requires and provided that it is possible to do so, the Buyer shall procure that any Target Group Company (which is a company within the charge to UK corporation tax) shall take all such steps as may reasonably be required by General Motors:
(i) to effect a surrender by way of Group Tax Relief from that Target Group Company to one of the Sellers’ Retained Group Companies, such surrender to be effected for no consideration, provided that no Target Group Company shall be required to surrender any Relief to the extent that it constitutes a Buyer’s Relief. For the avoidance of doubt, in the case of any Reliefs which comprise Buyer’s Reliefs only in part (in particular Reliefs included in the calculation of the Fincos Book Value), account shall be taken of the extent of any surrender of such Reliefs for no consideration under this Section 8.3(k) in determining any amount payable by General Motors under the indemnity in Section 14.1(a)(i)(B); and
(ii) to accept a surrender of Group Tax Relief from a Sellers’ Retained Company. If the relevant Target Group Company saves an amount of Tax which could not have been the subject of a Claim (ignoring for this purpose Sections 14.3 and 14.6), then the Buyer shall pay to General Motors (to the extent not previously paid) an amount equal to the amount of the Tax saved by such surrender (or, in the case of a surrender that gives rise to a refund or credit, a sum equal to the amount of the refund or the amount of the credit which is utilized by the relevant Target Group Company), on the date on which such Tax would otherwise have been due to be paid in order to avoid incurring interest and penalties (or, in the case of a refund or credit, as soon as reasonably practicable following receipt of such refund or utilization of such credit). If the relevant Target Group Company saves an amount of Tax which could otherwise have been the subject of a Claim, no amount shall be payable for the surrender.
(i)    If a payment has been made under paragraph (h)(ii) and the surrender or allocation to which it relates is subsequently determined to have been invalid or ineffective to any extent, then the payment so made (or so much of it as relates to such part of the surrender or allocation found to be invalid or ineffective) and any associated interest and penalties payable to any Tax Authority as a result of the Tax which would have otherwise been saved by the surrender becoming due to be paid, shall be refunded to the Buyer as soon as practicable thereafter (and the Buyer shall procure that the relevant Target Group Company shall take without delay all such steps as may be reasonably required by General Motors to effect any consequently required or requested withdrawal of surrender, re-surrender or re-allocation of Group Tax Relief).
(j)    The Buyer shall procure that no voluntary action is taken by any Target Group Company (which is a company within the charge to UK corporation tax) or any member (which is a company within the charge to UK corporation tax) of the Buyer’s group after Closing (whether by disclaiming any Relief, withdrawing or revoking any claim or consent or otherwise) which the Buyer knew would prejudice or reduce the availability of any Group Tax Relief surrendered or allocated or to be surrendered or allocated by or to a Sellers’ Retained Group Company, whether pursuant to this Agreement or otherwise (provided that nothing in this paragraph (j) shall require the Buyer or any Target Group Company not to disclaim a relief or withdraw or revoke a claim or consent in circumstances where such disclaimer, withdrawal or revocation is required by law, or by the relevant Tax Authority or is at the written request of General Motors, any of the Sellers or a

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Sellers’ Retained Group Company) or require the Buyer or any Target Group Company to procure that any such Relief is utilized in priority to any Buyer’s Relief which is available to be utilized.
(k)    If in respect of any Pre-Closing Tax Period in respect of which a Sellers’ Retained Group Company and a Target Group Company are members of the same group of companies for the purposes of any applicable Transfer Pricing Rules, Tax is imposed as a result of a Transfer Pricing Adjustment on any transaction to which any Sellers’ Retained Group Company and any Target Group Company are party on any basis other than by reference to the actual economic terms of that transaction, such that one party (the “Advantaged Person”) suffers a liability to Tax which is greater than it would otherwise have suffered had the Tax been calculated by reference to the actual economic terms of the transaction:
(i)    General Motors and the Buyer shall, and shall procure that the relevant Sellers’ Retained Group Company and the relevant Target Group Company shall, cooperate and make all such claims and elections as may be necessary to ensure that, to the extent possible, the party who does not suffer the increased liability to Tax (the “Disadvantaged Person”) is able to claim, and does claim, corresponding adjustments in respect of the Transfer Pricing Adjustment; and
(ii)    if a corresponding adjustment gives rise to a Relief (a “Relevant Relief”) and the Disadvantaged Person makes an actual saving of Tax (including the receipt of a repayment of Tax from a Tax Authority), the Disadvantaged Person shall, to the extent possible and without prejudice to Section 8.3(h) above, surrender to the Advantaged Person for no consideration such Relief (save to the extent it comprises a Buyer’s Relief) as will reduce the Tax suffered by the Advantaged Person by the same amount as any additional Tax actually saved by (or repaid to) the Disadvantaged Person as a result of the corresponding adjustment and, failing that, make payments to the Advantaged Person equal to the amount of additional Tax actually saved by (or repaid to) the Disadvantaged Person as a result of the corresponding adjustment; it being specified that (i) no payment shall be due if the Tax saved (or the amount of Tax repaid) is actually saved (or repaid) in relation to an accounting period beginning more than 5 years after the Closing Date and (ii) the Relevant Relief shall be deemed to be used in priority to any other available Reliefs (with the exception of any Buyer’s Relief, which shall be deemed to be used in priority to any Relevant Relief).
(l)    (m) Any surrender of Relief under Section 8.3(k)(ii) shall be made as soon as reasonably required by the Advantaged Person. The due date for any payment under Section 8.3(k)(ii) shall be the later of (x) (to the extent relevant) the date falling 5 Business Days before the latest date on which the Tax actually saved (as determined pursuant to Section 8.3.k(ii)) could, if it had not been saved, have been due and payable to the relevant Tax Authority without a liability to interest or penalties accruing, (y) to the extent that the saving is in the form of a cash payment by a Tax Authority, the date falling 5 Business Days after such payment has been received, and (z) the date falling 10 Business Days after service by the Advantaged Person of a notice containing a written demand therefor. General Motors shall bear any reasonable costs properly incurred by the Buyer or any of its Affiliates as a direct result of any action taken pursuant to section 8.3(k)To the extent GMCC is a Target Group Company, GMCC shall cease to be a party to the tax sharing

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agreement between GMCC and General Motors and its Affiliates (as identified in Exhibit 4.11(e)) prior to the Closing Date, and GMCC shall have no liability thereunder.
(n)    Within 10 Business Days after the closing General Motors shall provide to the former members of the German VAT group any information relating to the German VAT group for the period until the Closing that is available to AOAG, not available to New AOAG and required to determine the correctness of the amounts payable pursuant to the paragraphs below. At the same time, the Buyer shall provide such information to General Motors that is available to New AOAG but not available to AOAG.
At the same time as providing this information, the former members of the German VAT group shall pay to General Motors (to the extent not previously paid) an amount equal to the amount of output VAT tax due in respect of supplies (including self-supplies) made or deemed to be made, by each of the former members of the German VAT group prior to the Closing Date, less the amount of recoverable input tax incurred or deemed to be incurred (in respect of the relevant prescribed period) prior to the Closing Date by each of the former members of the German VAT group it being understood that supplies and services within the VAT group shall not be considered as deemed supplies.
Where the aggregate amount of input tax described above exceeds the aggregate amount of output tax described above then General Motors shall pay, or shall procure that there is paid (to the extent not previously paid), an amount equal to such excess input tax to the former members of the German VAT group.
8.4    VAT
(a)    The Purchase Price is exclusive of any applicable VAT. If any VAT is chargeable on the payment of the Purchase Price by General Motors or a Seller (or any of its Affiliates) and a Seller (or any of its Affiliates) is the VAT-taxpayer required to account to the relevant Tax Authority for that VAT, then the Buyer (or the relevant Affiliate of the Buyer) shall pay to that Seller (or the relevant Affiliate of Seller) the amount of that VAT in addition to the Purchase Price at Closing. Such Seller (or its relevant Affiliate, as applicable) shall issue to the Buyer (or the relevant Affiliate of Buyer) a VAT invoice in respect of such VAT. If any VAT is chargeable on any supply or service by General Motors or a Seller (or any of its Affiliates) and the Buyer (or any of its Affiliates) is the VAT-taxpayer required to account to the relevant Tax Authority for that VAT, then that VAT shall be solely borne by the Buyer and its Affiliates. General Motors or any Seller (or any of its Affiliates) shall not be responsible for irrecoverable VAT, and any irrecoverable VAT shall solely be borne by the Buyer and its Affiliates. No Seller (and none of its Affiliates) shall opt for VAT with respect to any Transactions (except as provided under Section 8.4(b) below).
(b)    The Parties, jointly, assume that the transactions contemplated by this Agreement in relation to the AOAG Contributed Assets and the AOAG Contributed Liabilities (in particular the contribution or the sale of the AOAG Contributed Assets by AOAG to New AOAG, and the acquisition of the AOAG Contributed Assets by New AOAG from AOAG pursuant to Sections 6.4(b) and 6.4(c) of this Agreement and the assumption by New AOAG of the AOAG

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Contributed Liabilities from AOAG pursuant to Sections 6.4(b) and 6.4(c) of this Agreement) constitute a transfer of a going concern for VAT purposes (for German purposes, Geschäftsveräußerung im Ganzen). Accordingly, the Parties acknowledge and agree that VAT should not be chargeable on supplies pursuant to such transactions. The Buyer represents and warrants that after the Closing Date New AOAG will remain VAT taxable person and will operate and not merely liquidate the transferred going concern after the Closing Date. If, at any time, General Motors, the Buyer, AOAG or any of their Affiliates becomes aware that a Tax Authority is of a differing view, it shall notify the other Party as soon as reasonably practicable. In such event, the Parties, AOAG and their relevant Affiliates shall cooperate with each other and use all reasonable efforts to sustain the treatment of a transfer of a going concern for VAT purposes. Should, despite such efforts, a VAT become payable in connection with transactions contemplated by this Agreement in relation to the AOAG Contributed Assets and the AOAG Contributed Liabilities transferred to the Buyer (or Buyer Designee), Section 8.4(a) of this Agreement shall apply mutatis mutandis. Any interest, penalty, surcharge or other addition assessed by a Tax Authority in connection with such VAT shall be shared and borne equally by AOAG and New AOAG except in the event that such interest, penalty, surcharge or other addition arises out of the Buyer’s representations and warranties in this Section being untrue or inaccurate, in which event such interest, penalty, surcharge or other addition shall be borne by New AOAG, in each case alone. With respect to the AOAG Contributed Assets and AOAG Contributed Liabilities, it is further stipulated that in case that the rules of the transfer of a going concern are not applied by a Tax Authority, AOAG hereby elects to apply VAT with respect to the German situs real estate as part of the AOAG Contributed Assets being sold by AOAG and acquired by New AOAG and New AOAG shall bear such VAT.
(c)    The Parties shall consult and agree at the latest 20 Business Days before Closing whether the Belgian Transferred Assets and the Belgian Transferred Liabilities transferred by General Motors Belgium NV to the Buyer (or the Buyer Designee) constitute a transfer of a going concern within the scope of Articles 11 and 18, §3, of the Belgian Value Added Tax Code (Wetboek van de belasting over de toegevoegde waarde) and, if so agreed, (i) Section 8.4(b) shall apply mutatis mutandis and (ii) Parties shall cooperate to implement such agreement including by establishing in twofold the document prescribed by Article 11 of Royal Decree No. 1 of December 29, 1992 “met betrekking tot de regeling voor de voldoening van de belasting over de toegevoegde waarde”. Otherwise, the provisions of Section 8.4(a) shall apply.
(d)    Where required by Law or applicable on a voluntary basis, the Parties will initiate and pursue the notification procedure as foreseen in Art. 38 of the Swiss Federal Act on VAT (Meldeverfahren). To that effect, the Parties shall co-operate and within the applicable legal deadlines notify the Swiss Federal Tax Administration of the transfer of the Swiss Transferred Assets, and undertake in a timely manner all steps required by applicable Law in connection with such notification procedure. The Parties shall apply for an advance confirmation of the application of the coluntary notification procedure with the Swiss Federal Tax Administration prior to Closing. The Seller shall provide all information and documentation to the Buyer which is necessary to evidence the previous input VAT deductions and use of goods or services received. Should the notification not be applicable and/or any VAT become payable in connection with the transactions contemplated by this Agreement or the application of the notification procedure in relation to the Swiss Transferred Assets and the Swiss Transferred Liabilities, Section 8.4(a) of this Agreement

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shall apply accordingly (without prejudice to the right of the Buyer to be indemnified in case of breach by the Seller of its obligation).
8.5    Cooperation
From and after the Closing Date the Buyer and General Motors agree to furnish or cause to be furnished to each other and their Affiliates and their respective counsel, accountants and other authorized representatives, upon request, as promptly as practicable, such information and assistance relating to any of the Target Group Companies and Controlled Dealership Entities or Assets Sellers (including access to filed Tax Returns, books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns (including any U.S. tax filings required to reflect information regarding non-U.S. entities), the calculation of Taxes, the making of any election related to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. For the avoidance of doubt, nothing herein shall require General Motors to share the Tax Returns (or other confidential information) or part of the Tax Returns, in each case not related to the Target Group Companies or Controlled Dealership Entities of Sellers’ Retained Group Companies (or for Assets Sellers, not related to the Transferred Assets).
8.6    Tax Returns
(a)    Unless otherwise provided in the applicable Tax consolidation exit agreements and tax separation agreements and subject to any applicable provisions thereof,
(i)    General Motors shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by any Target Group Company prior to the Closing Date for any Pre-Closing Tax Period. All such returns will be filed on a timely basis (taking into account available extensions) and, to the extent applicable, consistent with the principles set forth in Exhibit 6.4(c), including for the avoidance of doubt the valuation principles reflected in item 1(c)(i). Furthermore, General Motors may, in its sole discretion but, for the avoidance of doubt, only to the extent permitted by applicable Law and consistent with the Price Allocation Principles and item 1(c) of Exhibit 6.4(c) (including in respect of the real estate) determine the tax effective date (which date may be not later than the Closing Date and not earlier than within the 8 month period permissible under applicable German Law) andthe value with which the AOAG Contributed Assets and AOAG Contributed Liabilities are recorded in New AOAG’s balance sheet for Tax purposes, and Buyer shall cooperate accordingly and cause, after the Closing Date, New AOAG to cooperate accordingly). For the avoidance of doubt, General Motors shall not determine an effective tax date which would result in any Tax liability for the Buyer, any of its Affiliate, New AOAG or any of the Target Group Company or controlled Dealership entity for a Post-Closing Tax Period.
(ii)    The Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Target Group Companies on or after the Closing Date, including any such returns that are in respect of a Pre-Closing Tax Period or a Straddle Period (provided, however that if GMCC is a Target Group Company, General Motors shall be responsible for preparing and filing any consolidated, combined, unitary or aggregate tax return filing made by Sellers Retained Companies and in which GMCC is required to be included for a Pre-Closing Tax

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Period). All such Tax Returns will be filed on a timely basis (taking into account available extensions) and all Taxes indicated as due and payable on such Tax Returns filed pursuant to this Section 8.6(a)(ii)(A) shall be paid by the applicable Target Group Company as and when required by law.
(A)    Pre-Closing Tax Period (other than a Straddle Period). To the extent any such Tax Return relates to a Pre-Closing Tax Period (other than a Straddle Period), Buyer shall deliver the proposed Tax Returns to General Motors (together with worksheets and backup explaining the computations and positions taken) for its review and comment as soon as possible (and with respect to income tax returns at least 30 Business Days prior to the applicable filing deadline (taking into account available extensions) and with respect to non-income Tax Returns (excluding monthly VAT Returns) at least 20 Business Days prior to the applicable filing deadline (taking into account available extensions)), a copy of the Tax Return proposed to be filed. Such Tax Returns shall be prepared and filed in a manner consistent with past practice and without a change of any election or any accounting method, in each case unless required by applicable Law or any agreement or ruling from a Tax Authority applicable to the Target Group Companies (that is applied for on or prior to the Closing). At least 5 Business Days prior to the due date for filing (taking into account available extensions) any such Tax Returns (or, if such proposed Tax Return has not been timely provided in accordance with this Section 8.6(a)(ii), at least 10 Business Days after receipt of the proposed Tax Return by General Motors), General Motors shall notify Buyer of any objections to any items set forth on such returns and Buyer shall accept and reflect any reasonable comment that General Motors submits to Buyer, (except (i) where such revisions are inconsistent with applicable Laws or with any agreement or ruling from a Tax Authority applicable to the Target Group Companies (that is applied for or on prior to the Closing) or with any other provisions of this Agreement) and (ii) with respect to the Tax balance sheet and the corporate income Tax and Trade Tax return for the fiscal year during which AOAG contributes or sells its business to New AOAG, for which Buyer and General Motors already agree that any profit pursuant to Sec. 5 para 7 sentence 1 German Income Tax Act (Einkommensteuergesetz) shall not be spread pursuant to Sec. 5 para 7 sentence 5 German Income Tax Act (Einkommensteuergesetz) but shall rather be realized in full during the (short) fiscal year ending on Closing with a view to attributing such profit to AOAG under the tax group (Organschaft) between AOAG and New AOAG). To the extent similar mechanisms are available under Belgian and Swiss laws in connection with the transfer of the Belgian Assets and the Swiss Assets (pursuant to items 13 and 14 of Exhibit 6.4(a)(ii) and Sections 2.2 and 2.3 of this Agreement), the same position shall be adopted in the relevant Tax Return, mutatis mutandis. All such Tax Returns will be filed on a timely basis (taking into account available extensions) and all Taxes indicated as due and payable on such Tax Returns filed pursuant to this Section 8.6(a)(ii) shall be paid by the applicable Target Group Company as and when required by law.
(B)    Straddle Periods. To the extent any such Tax Return relates to a Straddle Period, Buyer shall deliver the proposed Tax Returns to General Motors

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(together with worksheets and backup explaining the computations and positions taken) for its review and comment as soon as possible (and with respect to income tax returns at least 35 Business Days prior to the applicable filing deadline (taking into account available extensions) and with respect to non-income Tax Returns (excluding monthly VAT Returns) at least 30 Business Days prior to the applicable filing deadline (taking into account available extensions)), a copy of the Tax Return proposed to be filed. At least 20 Business Days prior to the due date for filing (taking into account available extensions) any such Tax Returns (or, if later, 10 Business Days after receipt of the proposed Tax Return by General Motors), General Motors shall notify Buyer of any objections to any items set forth on such returns. Buyer shall notify General Motors within 5 Business Days after receipt of General Motors’s comments of (a) the extent, if any, to which Buyer accepts such comments and will file such Tax Returns in accordance therewith (provided that Buyer shall accept and reflect any reasonable comment that General Motors submits) and (b) the extent, if any, to which Buyer objects to such comments (the “Notice of Objections”); provided however that Buyer shall not be authorized to object to a comment which relates primarily to Taxes that are Indemnified Taxes (ignoring for this purpose clause (vi) of the definition of Indemnified Taxes). General Motors and the Buyer shall act in good faith to resolve any dispute with respect to items identified in the Notice of Objections as promptly as practicable, provided that if they do not reach an agreement upon any such matter within 4 Business Days after delivery of the Notice of Objections, such disputed items shall be submitted to the Independent Expert for final resolution, which shall be final, binding and conclusive absent manifest error. General Motors and Buyer agree promptly to provide such Independent Expert all relevant information. The Independent Expert shall (i) limit its review to those issues specifically disputed by Buyer in the Buyer’s Notice of Objections, and (ii) not assign a value to any item greater than the greatest value for such item claimed by Buyer or General Motors or less than the smallest value for such item claimed by Buyer or General Motors, and (iii) the Independent Expert shall submit its determination at least 3 Business Days prior to the due date for the filing of the applicable return. The costs of such resolution shall be borne equally between the Parties. The applicable Tax return shall be prepared in accordance with the Independent Expert’s determination, unless General Motors determines that another position shall be followed (in which case, any incremental Taxes payable by or imposed on the Target Group Companies or the Controlled Dealership Entities in respect of the Post-Closing Straddle Period through a reassessment and as a result of such position will constitute an Indemnified Tax as indicated in clause (vi) of the definition of Indemnified Taxes). For the avoidance of doubt, nothing in this section shall prohibit the Parties from discussing any issue or asking for the appointment of an Independent Expert in advance of the deadlines described herein, provided that failure to reach resolution in advance of the deadlines specified herein shall not otherwise relieve either Party from its obligations under this Agreement. For the avoidance of doubt and if, for any reason, (x) any profit pursuant to Sec. 5 para 7 sentence 1 German Income Tax Act (Einkommensteuergesetz) relating to pension liabilities would fall within the Tax Return of a Straddle Period, Buyer and General Motors already agree that such

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profit shall not be spread pursuant to Sec. 5 para 7 sentence 5 German Income Tax Act (Einkommensteuergesetz) but shall rather be realized in full immediately, resulting in a Pre-Closing Tax; and (y) to the extent similar mechanisms are available under Belgian and Swiss laws in connection with the transfer of the Belgian Transferred Assets and the Swiss Transferred Assets (pursuant to items 13 and 14 of Exhibit 6.4(a)(ii) and Sections 2.2 and 2.3 of this Agreement), the same approach as described in clause (x) shall apply, mutatis mutandis.

(b)    The Buyer shall not, and shall not permit any Target Group Company to amend any Tax Return (including granting an extension of any applicable statute of limitation) or make or change any Tax election for any taxable period beginning prior to the Closing Date without the prior written consent of General Motors, unless required by applicable Laws or when permitted by any other provision of this Agreement.
(c)    The Buyer shall not, and shall not permit any Target Group Company to amend or withdraw any claim or consent to the surrender of Group Tax Relief which relates to any taxable period ending on or prior to Closing, without the prior written consent of General Motors, without prejudice to any liability of General Motors under Section 14.1(a)(i)(B) (Indemnification of the Buyer).
(d)    For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties hereto shall (and shall cause the Target Group Company), to the extent permitted or required under applicable Law, treat the Closing Date as the end of the taxable year or period of the applicable Target Group Companies for all Tax purposes. In any case where applicable Laws do not permit the Target Group Company to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre‑Closing Straddle Period shall be determined as follows:
(i)    in case of any Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, the amount of such Taxes shall be deemed to be the amount that would be assessed if the relevant Tax assessment period and the relevant fiscal year of the relevant Target Group Company ended on the Closing Date. For this purpose, (i) such Taxes shall be determined without regard to any activities or operations of the Target Group Companies outside the ordinary course of business implemented after the Closing Date (but that are deemed to occur on or before the Closing Date), and (ii) any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(ii)    in case of any Tax based upon or measured by capital (including net worth or long‑term debt) or intangibles, any amount thereof required to be allocated under this Section 8.6(d) shall be computed by reference to the level of such items on the Closing Date.

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(iii)    in case of Taxes other than Taxes described in Section 8.6(d)(i) and Section 8.6(d)(ii) that are imposed on a periodic basis (e.g., property tax), the amount of such Tax for the entire Tax assessment period (or, in the case of such Taxes determined on an arrears basis the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the denominator of which is the number of days of the entire Tax assessment period and the numerator of which is the number of days of the portion of such Tax assessment period ending on (and including) the Closing Date.
8.7    Tax Refunds
(a)    The Buyer shall promptly pay and shall cause the relevant Buyer Designees to promptly pay to General Motors an amount equal to the amount of any refund or benefit actually realized (including by way of set-off to a liability to Tax) (“Tax Refund”) received or enjoyed by the Buyer, any Buyer Designee, or any Target Group Company after Closing or their Affiliates, less the amount of any costs (including Tax costs) incurred by the Buyer or any Buyer Designee or any Target Group Company or Affiliate in obtaining such Tax Refund, to the extent attributable to (x) Pre-Closing Taxes paid by the Target Group Companies (or Taxes paid by AOAG or the Assets Sellers with respect to a Pre-Closing Tax Period) before the Closing Date or that have reduced the Autocos Purchase Price (as a result of being factored in the Closing Financial Debt, the Closing Cash or the difference between (i) the Closing Working Capital and (ii) the Reference Working Capital) (provided (i) that Tax Refunds that were taken into account in the determination of the Finco Book Value, if any, shall be taken into account only for 20% of the book value attributed to such Tax Refunds for the purposes of the determination of the Finco Book Value, as well as the portion of such Tax Refunds, if any, exceeding the amount taken into account in the Finco Book Value, (ii) that Tax Refunds that have increased the Autocos Purchase Price (as a result of being factored in the Closing Financial Debt, the Closing Cash or the difference between (i) the Closing Working Capital and (ii) the Reference Working Capital) shall not be reimbursed and (iii) that Tax Refunds attributable to a Straddle Period shall be allocated by applying, mutatis mutandis, the principles of Section 8.6(d)) or (y) payments previously made by General Motors or its Affiliates on account of Indemnified Taxes (for an amount equal to the lesser of (i) the payment received on account of such Indemnified Taxes (net of any Tax and unreimbursed cost incurred in that respect) and (ii) the Tax Refund (net of any Tax and cost incurred in that respect)) to the extent such Tax Refund relates to the Indemnified Taxes that gave rise to a payment and provided that the Buyer or the relevant Buyer Designee shall have the right to first deduct from the amount of such Tax Refund any amount that has been finally determined to be due from General Motors under a Claim pursuant to the procedures set forth in Article 14.
(b)    If a Tax Authority subsequently lawfully recovers any Tax Refund previously made to any Target Group Company, with respect to which the Seller had received a payment pursuant to Section8.7, General Motors shall promptly pay to the Buyer or the relevant Buyer Designee the recoverable amount of such Tax Refund (provided however that, for the avoidance of doubt, General Motors and the Buyer shall cooperate and the procedures of Sections 14.1(iii)14.2 and 14.4, as applicable, shall apply to the conduct of the related claims).

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(c)    No Tax Refund will be due under this Section 8.7 if such Tax Refund relates to Indemnified Taxes that are not actually indemnified as a result of the application of Sections 14.5(b) and (c).
(d)    Where a Tax Refund is received in relation to a Target Group Company or a Controlled Dealership Entity which is not wholly owned by the Buyer or the Buyer Designee, the Buyer shall, or shall cause the relevant Buyer Designee to, pay to the Seller the amount of such Tax Refund equal to the percentage of the issued share capital of that Target Group Company or Controlled Dealership Entity that is directly or indirectly held by the Buyer or the Buyer Designee.
(e)    Any payment made pursuant to this Section 8.7 shall have the nature of an adjustment to the Purchase Price.
8.8    UK Pensions Reorganizations
(a)    Without prejudice to any liability of General Motors under Article 14.1(a)(i)(B) (Indemnification of the Buyer), General Motors and the Buyer agree that they will (and will cause their applicable Affiliates including any Outgoing Principal Employer to) file all Tax Returns and forms on the basis that the UK Pensions Reorganization will not result in any taxable income, profits or gains for any Outgoing Principal Employer, save to the extent that there is no reasonable basis under applicable Law for adopting such approach (including as a result of a change in Law).
(b)    Without prejudice to any liability of General Motors under Section 14.1(a)(i)(B) (Indemnification of the Buyer), General Motors and the Buyer acknowledge and agree:
(i)    that no amount is payable by any Target Group Company that is an Outgoing Principal Employer in respect of the step of the UK Pensions Reorganization (described in item 5 of Exhibit 6.4(b)) pursuant to which each Outgoing Principal Employer is replaced by a replacement principal employer (the "Relevant UK Pensions Step");
(ii)    that they will not (and will procure that none of their applicable Affiliates including any Outgoing Principal Employer will) take the position in any Tax Return, or (save to the extent requested or consented to by General Motors in accordance with Sections 8.6 or 14.4) in any negotiation, discussion or other interaction with a Tax Authority that a Transfer Pricing Adjustment is required to be made by any Person under the Transfer Pricing Rules in respect of the Relevant UK Pensions Step, save to the extent that there is no reasonable basis under applicable Law for adopting such approach (including as a result of a change in Law); and
(iii)    if and to the extent that the Transfer Pricing Rules apply in relation to the Relevant UK Pensions Step with the effect that a Transfer Pricing Adjustment is required in relation to a relevant Outgoing Principal Employer or replacement principal employer, the provisions of Section 8.3(k)(i) shall apply (with the relevant Outgoing Principal Employer(s) being the Disadvantaged Person(s) and the relevant replacement principal employer(s) being the Advantaged Person(s)), together with the provisions of Section 8.3(k)(ii), Section 8.3(l) and Section 8.3(h) as appropriate. For the avoidance of

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doubt, any Relief available to an Outgoing Principal Employer as a result of a corresponding adjustment referred to in Section 8.3(k)(ii) as a result of a Transfer Pricing Adjustment which is required to be made under the Transfer Pricing Rules in respect of the Relevant UK Pensions Step shall not constitute a Buyer’s Relief.
8.9    Additional Tax Covenants
(a)    Buyer shall not make an election under section 338(g) of the Code in respect of any of the Target Group Companies without the prior written consent of General Motors.
(b)    Without the prior written consent of General Motors (which may be withheld in General Motors’s reasonable discretion), Buyer and its Affiliates shall not permit any Section 8.9 Company to, and no Section 8.9 Company shall:
(i)    with respect to Section 8.9 Companies whose Shares are being sold pursuant to this Agreement (or, any Section 8.9 Company that is indirectly held, to the extent such indirect ownership is through entities that are transparent for U.S. federal income tax purposes) make any distributions treated as dividends for U.S. federal income tax purposes or enter into any transactions resulting in dividends for U.S. federal income tax purposes, in each case after the Closing Date and during the taxable year of such Section 8.9 Company that includes the Closing Date (including dividends that are treated as made during such period by virtue of a retroactive election under U.S. Treasury Regulation section 301.7701-3); and
(ii)    (x) with respect to Section 8.9 Companies (including for this purpose any branch or entity that is disregarded therefrom for U.S. federal income tax purposes) that are Fincos, modify the operations of such Section 8.9 Companies, branches or “disregarded entities” in a way that would cause their income to cease to qualify for section 954(h) of the Code for any taxable year that includes the Closing Date (or for any taxable year that ends on the Closing Date, to the extent their income ceases to so qualify as a result of an action taken by the Buyer after the Closing, but effective on or before the Closing Date); or (y) sell, transfer or otherwise dispose of its material assets or its business, in each case in a way that would result in material income that Sellers (or direct or indirect holders of interests therein) would be required to include in income for U.S. federal income tax purposes pursuant to Section 951 of the Code.
ARTICLE 9
CONDITIONS TO CLOSING
9.1    Conditions to the Obligations of the Sellers
The obligation of the Sellers to effect the Closing under this Agreement is subject to the satisfaction, at Closing, of the following conditions:
(a)    subject to the provisions of Section 10.1(b), all Regulatory Approvals shall have been obtained and shall be in full force and effect;

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(b)    the UK Pension Reorganization shall have been completed and, subject to the provisions of Section 10.1(b), the Chinese Carve-Out shall have been completed;
(c)    there shall be in effect no injunction issued or Law passed after the date hereof that would render the Agreement or any Ancillary Agreement illegal, which illegality would have a material adverse impact on the Transactions considered as a whole; and
(d)    New AOAG shall have replaced AOAG as the manufacturer (within the meaning of Article 3, No. 27 of Directive 2007/46/EC and its implementing legislation) for all vehicles bearing the OV badge.
9.2    Conditions to the Obligations of the Buyer
The obligation of the Buyer to effect the Closing under this Agreement is subject to the satisfaction, at Closing, of each of the following conditions:
(a)    subject to the provisions of Section 10.1(b), all Regulatory Approvals shall have been obtained and shall be in full force and effect;
(b)    the Intragroup Settlements and the Reorganization Transactions shall have been completed;
(c)    the UK Pension Reorganization shall have been completed;
(d)    The AOAG Contribution or, if General Motors elects to proceed with the AOAG Sale pursuant to Section 6.4(b), the AOAG Sale shall have been completed;
(e)    there shall be in effect no injunction issued or Law passed after the date hereof that would render the Agreement or any Ancillary Agreement illegal, which illegality would have a material adverse impact on the Transactions considered as a whole;
(f)    the representations and warranties made by General Motors in Sections 4.8 (Financial Statements), 4.10 (Compliance with Laws and Permits) and 4.17 (Sufficiency of Assets) shall be true and correct as of the Closing Date, except to the extent that such failures to be so true and correct in the aggregate would not result in (i) a one‑time cost and/or (ii) an annual recurring cost over a period not to exceed five years from the Closing Date, having in the aggregate a combined cash value impact in excess of 500,000,000 Euro; provided that, for the purposes of determining the accuracy as of the Closing Date of the representation and warranty set forth in Section 4.17 (Sufficiency of Assets), the benefits of any AOAG Contributed Asset or Transferred Asset in respect of which an objection has been received prior to the Closing Date by General Motors, AOAG, any Assets Seller, any Target Group Company or the Buyer in respect of (i) the contribution of such AOAG Contributed Asset to New AOAG or the transfer of the Transferred Assets to the Buyer (or Buyer Designee) or (ii)the change of control of New AOAG, any Target Group Company or Controlled Dealership Entity (or, where such objection has been received but such Third Party has been notified of the implementation of an Alternate Arrangement in accordance with Exhibit 6.3(d), an objection has been so received in respect of such Alternate Arrangement) shall be deemed

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not to be available to the Buyer (or the relevant Buyer Designee) as from the Closing Date unless the Buyer (or the relevant Buyer Designee) validly and effectively receives as of the Closing Date the benefits of any such AOAG Contributed Asset or Transferred Asset on terms and conditions substantially similar to those prevailing prior to the Closing Date, including through an Alternate Arrangement or otherwise through continued performance of General Motors or a Third Party; and
(g)    New AOAG shall have replaced AOAG as the manufacturer (within the meaning of Article 3, No. 27 of Directive 2007/46/EC and its implementing legislation) for all vehicles bearing the OV badge.
ARTICLE 10
CLOSING
10.1    Closing
(a)    Unless this Agreement shall have been terminated pursuant to Section 11.1 and subject to the provisions of Section 10.1(b), the closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Hengeler Mueller (Frankfurt office) at 10:00 am CET on the last Business Day of the calendar month in which all the conditions set forth in Article 9 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing), or in the event all such conditions precedent were not satisfied at least 15 Business Days prior to such last Business Day, on the last Business Day of the immediately following calendar month. The Closing shall in any event be deemed effective (and transfer of title shall only occur) as of the expiry of the last calendar day, 24:00 hrs CET, of the calendar month in which Closing took place (the “Closing Date”).
(b)    By exception to Section 10.1(a), in the event that at any time prior to the Long Stop Date all of the conditions set forth in Article 9 have been satisfied other than the obtaining of all of the Fincos Approvals or the completion of the Chinese Carve-Out:
(i)    General Motors or the Buyer may elect, by written notice (the “First Closing Notice”) to the other Party at least 15 Business Days prior to the last Business Day of any calendar month to hold the closing (the “First Closing”) of the sale and purchase of the Shares and the Transferred Assets at the offices of Hengeler Mueller (Frankfurt office) at 10:00 am CET on the last Business Day of such calendar month, provided that such closing shall be deemed effective (and transfer of title shall only occur) as of the expiry of the last calendar day, 24:00 hrs CET, of the calendar month in which the First Closing took place (the “First Closing Date”);
(ii)    General Motors may request in the First Closing Notice or, in the event the First Closing Notice has been sent by the Buyer, by written notice sent to the Buyer no later than 5 Business Days from the First Closing Notice, that the closing of the sale and purchase of the Fincos Shares of those Fincos selected by General Motors and for which the Fincos Approvals have been obtained be held at the First Closing, in which case such sale and purchase shall be held at the First Closing subject to the prior written consent of the Buyer, which consent shall not to be unreasonably withheld, conditioned or delayed (it

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being understood that in determining whether to grant such consent the Buyer shall be permitted to take into account whether the arrangements contemplated by Section 6.13 (including, for the avoidance of doubt, between the relevant Fincos and between the relevant Fincos and Autocos) will be in place at the First Closing and will permit the continuation of the business of the Fincos that are transferred at the First Closing without disruption or interruption following the First Closing);
(iii)    in the event that this Section 10.1(b) applies, General Motors may elect to transfer the Fincos Shares of those Fincos for which no Fincos Approval has been obtained by the First Closing Date and/or which are not sold and transferred at the First Closing pursuant to paragraph (ii) above to any Affiliate of General Motors or trustee selected by General Motors (such Affiliate or trustee then being a “Seller” under this Agreement and the relevant Fincos Shares to be sold and transferred by such Affiliate or trustee at the Second Closing in accordance with the subsequent provisions of this Section 10.1(b));
(iv)    if the First Closing has taken place, the closing (the “Second Closing”) of the sale and purchase of the Fincos Shares (other than those Fincos Shares already sold at the First Closing pursuant to paragraph (ii) above, if any) shall take place at 10:00 am CET on the last Business Day of the calendar month in which the last Fincos Approval shall have been obtained, or in the event such last Fincos Approval was not obtained at least 15 Business Days prior to such last Business Day, on the last Business Day of the immediately following calendar month; the Second Closing shall be deemed effective (and transfer of title shall only occur) as of the expiry of the last calendar day, 24:00 hrs CET, of the calendar month in which the Second Closing took place (the “Second Closing Date”); and
(v)    if any Fincos Shares have not been purchased by the Buyer pursuant to paragraphs (ii) and (iii) above as a result of the failure to obtain the Fincos Approvals in respect of such Fincos prior to the end of an 18-month period following the First Closing (the “Retained Fincos”), then (x) General Motors shall retain the Retained Fincos and shall no longer have an obligation to sell, and the Buyer shall no longer have an obligation to acquire, the Retained Fincos and (y) all other rights and obligations of each Party under this Agreement in respect of such Fincos shall be terminated and of no further force and effect.
(c)    In the event that Section 10.1(b) applies, Closing Date as it is used in this Agreement in relation to Tax matters shall mean the First Closing Date in respect of the shares and assets transferred on that date and the Second Closing Date in respect of the shares transferred on that date. For the avoidance of doubt, the period commencing after the First Closing Date in respect of the shares and assets transferred on that date shall be included in a Post-Closing Tax Period in respect of those shares and assets.
10.2    Deliveries
(a)    Subject to Section 10.2(c), at Closing, General Motors shall perform its obligations to be performed at Closing under Section 10.3 and 10.4 and shall:

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(i)    deliver to the Buyer written resignations effective as of the Closing Date of (i) the directors and officers of the Target Group Companies who are employees of the Sellers’ Retained Group Companies or otherwise have been designated by General Motors or any Affiliate thereof (other than the Target Group Companies), the identity of which General Motors shall notify in writing to the Buyer within 90 days after the date hereof, and (ii) if applicable, General Motors’s representatives on the Advisory Board of Opel Group GmbH;
(ii)    deliver to the Buyer an execution copy of each Ancillary Agreement to which any of the Sellers or their Affiliates is a party, duly executed on behalf of such Seller or Affiliate;
(iii)    cause each of the Sellers to complete the formalities provided for in any Ancillary Agreement to which it is a party in relation to the transfer of the Shares or the Transferred Assets, or any other formality required therefor;
(iv)    if the Warrant Resolution has been approved at the Buyer Shareholder Meeting in accordance with Section 6.4(h), cause each Warrant Subscriber to subscribe for the issuance of that number of Warrants as determined pursuant to Exhibit C on the basis of a Total Amount Issued (as defined in such Exhibit) equal to that portion of the Additional Value due to such Warrant Subscriber by the Buyer, the payment of the corresponding portion of the Warrants Subscription Price being made by set‑off of the Additional Value receivable held by such Warrant Subscriber;
(v)    in the case of the AOAG Contribution or the AOAG Sale, as the case may be, deliver to the Buyer a copy of the shareholder resolution of the shareholders’ meeting of AOAG approving the execution by AOAG of the contribution agreement between AOAG and New AOAG with regard to the AOAG Contribution or the sale and transfer agreement between AOAG and New AOAG with regard to the AOAG Sale, as the case may be; and
(vi)    deliver to the Buyer a copy of the shareholder resolution of the shareholders’ meeting of AOAG approving the execution by AOAG of the share purchase and transfer agreement between AOAG and the Buyer or the respective Buyer Designee, as the case may be, with regard to the sale and transfer of the Shares directly held by AOAG, in particular the Shares in New AOAG and, if relevant, the AOAG Sale Price Receivable.
(b)    Subject to Section 10.2(c), at Closing, the Buyer shall perform its obligations to be performed at Closing under Section 10.4 and shall:
(i)    pay to General Motors an amount equal to the Cash Portion of the Estimated Purchase Price (provided that the portion of the Cash Portion of the Estimated Purchase Price allocated to the Shares transferred by AOAG shall be paid to AOAG) by wire transfer of immediately available funds to the account(s) designated by General Motors in writing 2 Business Days prior to the Closing;

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(ii)    if the Warrant Resolution has been approved at the Buyer Shareholder Meeting in accordance with Section 6.4(h), issue the Warrants and cause the registration of the number of Warrants subscribed by each Warrant Subscriber in a compte d’instruments financiers opened in its name;
(iii)    deliver an execution copy of each Ancillary Agreement to which any of the Buyer or any Buyer Designee is a party, duly executed on behalf of the Buyer or such Buyer Designee;
(iv)    complete or cause each Buyer Designee to complete the formalities provided for in any Ancillary Agreement to which it is a party in relation to the transfer of the Shares, or any formality required therefor; and
(v)    deliver to General Motors a written declaration confirming that the Buyer with effect as of the Closing Date (i) has acceded to the Co-Determination Agreement and (ii) assumed any and all rights and obligations vis-à-vis Industriegewerkschaft Metall thereunder; or has agreed upon with Industriegewerkschaft Metall as to a similar co-determination agreement replacing the Co-Determination Agreement.
(c)    In the event Section 10.1(b) applies, then Sections 10.2(a), 10.2(b), 10.3 and 10.4 shall apply mutatis mutandis, (x) at the First Closing, in relation to the Autocos Shares, the Autocos, the Fincos Shares, the Fincos and the Transferred Assets, other than any Fincos Shares and the related Fincos not transferred at the First Closing (such Fincos, the “Delayed Entities”), and (y) at the Second Closing, in relation to the Fincos Shares and the related Fincos transferred at such Second Closing, it being provided for the avoidance doubt that:
(i)    if applicable, the Warrants shall be issued and subscribed for at the First Closing;
(ii)    the Cash Portion of the Estimated Purchase Price paid by the Buyer at the First Closing shall be reduced by the amount of the Estimated Purchase Price allocated to the Fincos Shares not transferred at the First Closing;
(iii)    the portion of the Estimated Purchase Price paid by the Buyer at the Second Closing shall be equal to the amount of the Estimated Purchase Price allocated to the Fincos Shares transferred at the Second Closing;
(iv)    not less than 8 Business Days prior to the Second Closing Date, General Motors shall deliver to the Buyer a certificate setting forth in reasonable detail (including reasonable supporting documentation), as at the contemplated Second Closing Date the relevant Estimated Pension Closing Payment Amount (to the extent such amount has not been stipulated as part of the Pre-Closing Certificate delivered prior to the First Closing Date); and
(v)    the Estimated Pension Closing Payment Amounts and the Restricted Pension Closing Amounts to be paid at Closing pursuant to Section 10.3 shall be the First

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Estimated Pension Closing Payment Amount, the Second Estimated Pension Closing Payment Amount and the Third Estimated Pension Closing Payment Amount, and the Fourth Estimated Pension Closing Payment Amount will be paid on the Seocnd Closing.
10.3    Pension Closing Payment
(a)    Pursuant to Section 6.4(c) and, in the case of the AOAG Sale, subject to Section 6.4(c), General Motors shall procure that on the Contribution Date AOAG will (i) contribute the First Estimated Pension Closing Payment Amount and the Second Estimated Pension Closing Payment Amount to New AOAG by wire transfer of immediately available funds (or, at the sole discretion of General Motors, contribute a note (containing terms and conditions reasonably satisfactory to the Buyer, including settlement before the Closing Date) issued by General Motors or an Affiliate of General Motors (but guaranteed by General Motors) for the aggregate amount of the First Estimated Pension Closing Payment Amount and the Second Estimated Pension Closing Payment Amount to New AOAG) and (ii) cooperate with the Buyer to cause New AOAG to deposit on the Closing Date an amount equal to the Buyer Restricted First Pension Closing Amount (calculated based on the First Estimated Pension Closing Payment Amount) to the Buyer CTAs and the Buyer Restricted Second Pension Closing Amount (calculated based on the Second Estimated Pension Closing Payment Amount) to the relevant Agreed Pension Vehicles and, if applicable, Pension Funds.
(b)    Subject to Section 10.3(a), on the Closing Date, General Motors shall pay or cause to be paid (i) the Buyer Restricted Third Pension Closing Amount (calculated based on the Third Estimated Pension Closing Payment Amount) to the Agreed Pension Vehicles and Pension Funds, as applicable and (ii) the excess of the Third Estimated Pension Closing Payment Amount over the Buyer Restricted Third Pension Closing Payment Amount (calculated based on the Third Estimated Pension Closing Payment Amount) to the Buyer, in both cases by wire transfer of immediately available funds.
(c)    General Motors shall pay or cause to be paid the Buyer Restricted Fourth Pension Closing Amount (calculated based on the Fourth Estimated Pension Closing Payment Amount) to the relevant Agreed Pension Vehicles and Pension Funds, as applicable, on the respective Closing Date for the relevant Finco by wire transfer of immediately available funds.
(d)    Any payment made by General Motors to the Buyer (which shall, for the avoidance of doubt, not include any payment made to the relevant Buyer CTA, Agreed Pension Vehicle or Pension Fund) pursuant to this Section 10.3 shall be treated as a reduction of the Autocos Purchase Price.
10.4    Inter‑Company Relationships
(a)    Without prejudice to the transactions to be implemented in connection with the UK Pension Reorganization, the Buyer shall procure that at Closing each Sellers’ Retained Group Company identified on Exhibit 10.4 is released in full from the Third Party Guarantee(s) identified on Exhibit 10.4 and given by it in respect of obligations of AOAG (including obligations of New AOAG transferred to it as a result of the AOAG Contribution), or any of the Target Group

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Companies as set forth therein. With respect to any of the Sellers’ Retained Group Companies which are not released in full from such Third Party Guarantee(s) on Closing, a Buyer Designee to be agreed upon by the Buyer and General Motors shall enter into a back to back guarantee with any such Sellers’ Retained Group Companies in its capacity as guarantor.
(b)    Notwithstanding the foregoing, the Parties acknowledge and agree that as of the Closing, as between the Sellers’ Retained Group Companies, on the one hand, and the Buyer and its Affiliates (including the Target Group Companies), on the other hand, the Sellers’ Retained Group Companies shall own all Intellectual Property licensed to the Target Group Companies by the Sellers’ Retained Group Companies prior to Closing.
10.5    Simultaneous Actions
All matters at the Closing will be considered to take place simultaneously, and no delivery of any documents required to be completed at or in connection with the Closing will be deemed completed until all transactions and deliveries of documents and funds required by this Agreement to be completed at Closing are completed.
10.6    Default
If General Motors, a Seller or the Buyer fails to comply with any obligation under this Article 10, the Buyer (if the defaulting party is General Motors or a Seller) or a General Motors (if the defaulting party is the Buyer) shall not be entitled to terminate this Agreement but shall be entitled (in addition to and without prejudice to all other rights and remedies available) by written notice to the other Party:
(i)    to require Closing to take place so far as practicable having regard to the defaults which have occurred; or
(ii)    to set a new date for Closing (being not more than 20 Business Days after the original date for Closing) in which case the provisions of this Article 10 shall apply to Closing as so deferred but on the basis that such deferral may only occur once.
ARTICLE 11
TERMINATION
11.1    Termination.
This Agreement may be terminated:
(a)    by General Motors by notice sent to the Buyer if, by the Long Stop Date, any of the closing conditions set out in Section 9.1 has not been satisfied and the election provided under Section 10.1(b)(i) has not been made by either General Motors or the Buyer; and
(b)    by the Buyer by notice sent to General Motors if, by the Long Stop Date, any of the closing conditions set out in Section 9.2 has not been satisfied and the election provided under Section 10.1(b)(i) has not been made by either General Motors or the Buyer.

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In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article 11:
(i)    the provisions of the Confidentiality Agreement shall continue in full force and effect; and
(ii)    no Party to this Agreement will have any liability under this Agreement to any other except that: (i) nothing herein shall relieve any Party from any liability for any breach of any of the covenants or agreements set forth in this Agreement; and (ii) the following provisions shall survive termination: Sections 12.1 (Confidentiality), 17.1 (Fees and Expenses), 17.3 (Governing Law), and 17.16 (Dispute Resolution).
Without prejudice to the provisions of this Article 11, each Party irrevocably waives any right to terminate this Agreement under article 1226 of the Code Civil. Each Party irrevocably waives any right it may have under articles 1186 and 1187 of the Code Civil to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever. Each Party irrevocably waives any right it may have under article 1195 of the Code Civil and assumes any risk which may arise from any of the unforeseeable circumstances referred to under such article.
ARTICLE 12
POST‑CLOSING COVENANTS
12.1    Confidentiality
(a)    For the purposes of this Section 12.1:
“Confidential Information” means:
(i)    (in relation to the obligations of the Buyer) any information received or held by the Buyer (or any of its Representatives) relating to the Sellers or their Affiliates including, prior to Closing, any of the Target Group Companies);
(ii)    (in relation to the obligations of the Sellers) any information received or held by General Motors, a Seller (or any of their Representatives) relating to the Buyer or its Affiliates including, following Closing, any information relating to the Transferred Assets, the Contributed Assets and the employees transferred in accordance with this Agreement or any Target Group Companies; and
(iii)    information relating to the provisions of, and negotiations leading to, this Agreement, the Ancillary Agreements and the other documents to be executed in connection therewith.
“Representatives” means, in relation to a Party or its respective Affiliates the directors, officers, managers, employees, agents, advisers, accountants and consultants of that Party and/or of its respective Affiliates.

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(b)    Each of General Motors, the Sellers and the Buyer shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any Person during a 5‑year period as from the Closing Date, except (i) as this Section 12.1 permits, or (ii) as the other Party approves in writing.
(c)    Paragraph (b) above shall not prevent disclosure by a Party or its Representatives to the extent it can demonstrate that:
(i)    disclosure is required by Law or by any Governmental Authority having applicable jurisdiction (provided that the disclosing Party shall first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);
(ii)    disclosure relates to Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;
(iii)    disclosure relates to Confidential Information which has previously become publicly available other than through that Party’s fault (or that of its Representatives);
(iv)    disclosure is required for the purpose of performing or enforcing any rights arising out of this Agreement (or any Ancillary Agreement or any agreement relating to the Reorganization Transactions) and for the purpose of any arbitral or judicial proceedings in relation to this Agreement (or any Ancillary Agreement or any agreement relating to the Reorganization Transactions), after notice to and consultation with the other Party.
(d)    Each of General Motors, the Sellers and the Buyer undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.
(e)    If this Agreement terminates, the Buyer shall (with respect to General Motors Confidential Information) and General Motors shall (with respect to Buyer Confidential Information) as soon as practicable upon request by the other and at its option, either return to the other its Confidential Information or destroy it (provided that it may retain one copy for its records).
(f)    This Section 12.1 shall apply only if the Closing occurs and shall supersede and replace the provisions of the Confidentiality Agreement which shall no longer be of any force and effect, other than in respect of rights and obligations accruing thereunder prior to its termination.
12.2    Non‑Compete and Non‑Solicitation
(a)    General Motors agrees that during the period expiring 3 years after the Closing Date (or, if applicable, the First Closing Date), neither General Motors Company nor it shall, nor shall its Subsidiaries, engage directly or indirectly in any Competing Business in the

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Restricted Territory or acquire or hold any economic or financial interest in, act as partner, member, shareholder, or otherwise operate or hold an interest in any Person that engages directly or indirectly in any Competing Business in the Restricted Territory.
(b)    During the period expiring 3 years after the Closing Date (or, if applicable, the First Closing Date), General Motors shall not, and shall not permit any of its Affiliates to, license the rights covered by the IP License to another original equipment manufacturer (or any suppliers of propulsion systems or entire vehicles to another original equipment manufacturer) for the manufacture and sale within the Restricted Territory of propulsion systems or entire vehicles which are part of the mass market high volume vehicles segment, provided that this Section 12.2(b) shall not limit the ability of General Motors or any of its Affiliates to continue to license (pursuant to license agreements executed on or before January 1, 2017) such rights to any Person (or any Affiliate of such Person) that acquires control of General Motors after the date hereof.
(c)    Section 12.2(a) shall not be construed to prohibit any of General Motors and its Subsidiaries from:
(i)    conducting any business activities other than those of AOAG and the Target Group Companies as of the date hereof;
(ii)    holding any economic or financial interest in, acting as partner, member, shareholder, or otherwise operating or holding an interest (other than in AOAG and the Target Group Companies) which they hold or operate as of the date hereof;
(iii)    acquiring an interest in any Person which has operations that compete with the Competing Business in the Restricted Territory if such operations account for no more than 20% of such entity’s consolidated revenues at the time of such acquisition;
(iv)    the acquisition or ownership, for investment purposes only, by any employee savings, retirement or similar benefit plan of any of General Motors and its Subsidiaries, of any ownership in any company engaged in a Competing Business in the Restricted Territory, provided that the investment decisions in respect of such benefit plan shall be made by independent trustees or independent managers;
(v)    acquiring directly or indirectly an interest not in excess of 10% of the outstanding share capital or voting rights in any Person which has operations that compete with the Competing Business in the Restricted Territory;
(vi)    retaining and operating any Finco between the First Closing and the Second Closing and, if this Agreement terminates in respect of any Finco pursuant to Section 10.1(b)(v), retaining and operating such Finco for the purpose of the orderly liquidation of such Finco; or
(vii)    granting any license of any rights covered by the IP License in connection with any complete or partial settlement of any patent infringement or similar claim asserted against General Motors or any of its Affiliates.

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(d)    For the purposes of this Section 12.2:
“Competing Business” means the manufacturing, sale or repair of mass market high volume vehicles, components or parts integrated or used in connection with such manufacture and after-market parts required to repair such vehicles and associated dealer and customer financing; and
“Restricted Territory” means countries which are as of the date hereof members of the European Union (including for the avoidance of doubt the United Kingdom) or the European Free Trade Association where Opel vehicles are distributed as of the Closing Date.
(e)    The Parties acknowledge that the Chevrolet and Cadillac vehicles will continue to be imported and distributed in the Restricted Territory following the Closing Date as contemplated by Section 6.5 hereof; provided that in no event shall the annual volumes of such vehicles imported during the 3 years exceed 5,000 total vehicles, except as otherwise agreed among the Parties (including as contemplated by Section 6.5(g)).
(f)    General Motors agrees that during the period expiring 2 years after the Closing Date (or, if applicable, the First Closing Date), it shall not, and will cause its Subsidiaries not to, directly or indirectly, without the prior written consent of the Buyer (which consent may be withheld by the Buyer in its sole discretion) solicit for employment, hire, or employ, in any capacity whatsoever (including as a consultant) any Key Employee or any engineer, other than any PIMS and other than any ISPs whose original employer is not AOAG or a Target Group Company of any Target Group Company or any Controlled Dealership Entity.
(g)    The Buyer agrees that during the period expiring 2 years after the Closing Date (or, if applicable, the First Closing Date), it shall not, and will cause its Subsidiaries not to, directly or indirectly, without the prior written consent of General Motors (which consent may be withheld by General Motors in its sole discretion) solicit for employment, hire, or employ, in any capacity whatsoever (including as a consultant) any employee of the Sellers’ Retained Group Company who is classified as a “senior executive” or an “executive” pursuant to General Motors’s classification as of the date hereof (including those identified as Retained Employees) or any engineer and any PIMS or any ISPs whose original employer is not AOAG or a Target Group Company, of the Sellers’ Retained Group Companies.
12.3    Corporate Marks
(a)    The Buyer agrees to ensure that, following the Closing, none of the Target Group Companies shall hold itself out as continuing to be owned by the Sellers or their Affiliates.
(b)    The Buyer agrees to procure that, as soon as reasonably practicable after the Closing Date and in any event no later than 60 days afterwards, the name of any Target Group Company which consists of or incorporates one or more of the Corporate Marks, in whole or in part, including without limitation the words “GENERAL MOTORS,” “GM,” “GMF,” “GM FINANCIAL,” “GMAC,” “MASTER LEASE” or any derivative thereof is changed to a name which does not include that word or any name which is confusingly similar.

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(c)    As soon as reasonably practicable after the relevant Closing Date and in any event no later than 6 months thereafter (in respect of the Autocos) and 18 months thereafter (in respect of the Fincos), the relevant Buyer Designee and each of the Target Group Companies shall (i) cease to use or display the Corporate Marks as a trade mark, service mark, trade name or domain name and (ii) remove or cover any Corporate Mark present at Closing on signs, billboards, advertising materials, telephone lists, labels, stationery, trade dress, office forms, packaging or other properties or materials of the relevant Buyer Designee or any Target Group Company; provided however that the foregoing shall not apply to materials used for internal purposes only or Corporate Marks on any vehicles used for historical display purposes only.
(d)    As soon as reasonably practicable after the relevant Closing Date and in any event no later than 6 months thereafter, General Motors and its Affiliates shall as from the Closing Date cease to use or display the O Trademarks as a trademark, service mark, trade name or domain name, provided however that the foregoing shall not apply to materials used for internal purposes only or O Trademarks on any vehicles used for historical display purposes only.
12.4    Access to Books and Records; Cooperation
(a)    During the period that is the longer of (i) 5 years after the Closing Date and (ii) 6 months after the expiry of the applicable statute of limitations for any claim relating to the transferred business in the jurisdiction of incorporation of the relevant Target Group Companies,
(i)    the Buyer shall and shall cause its Affiliates to:

(A)
maintain the books, accounts and all other records held by it after Closing to the extent that they relate to any Assets Buyer Designee or any Target Group Company and to the period up to the Closing (the “Sellers’ Records”); and

(B)
provide General Motors (at its cost) with reasonable access, during regular business hours and without unreasonable disruption to the business, to (and the right to take copies of) the Sellers’ Records, subject always to the provisions of Section 12.1 (Confidentiality) and applicable Law.

(ii)    General Motors shall and shall cause the Sellers’ Retained Group Companies to:

(A)
maintain the books, accounts and all other records held by it after Closing to the extent that they relate to any Target Group Company, or the Transferred Assets and Transferred Liabilities (the “Target Group Company Records”); and

(B)	provide the Buyer (at its cost) with reasonable access, during regular business hours and without unreasonable disruption to the business, to (and the right to take copies of) the Target

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Group Company Records, subject always to the provisions of Section 12.1 (Confidentiality) and applicable Law.
(b)    The Buyer shall and shall cause its Affiliates (at General Motors expenses) to give such assistance to any Sellers’ Retained Group Company as General Motors may reasonably request in relation to any Third Party proceedings by or against any Sellers’ Retained Group Company so far as they relate to any Buyer Designees, if any, or any Target Group Company, including proceedings relating to employees’ claims or Tax.
12.5    Insurance
(a)    Effective as of 11:59 pm CET on the Closing Date, the Target Group Companies will cease to be insured by the insurance policies, binders of insurance, programs of self‑insurance or similar arrangement maintained by General Motors and its Affiliates (the “Sellers’ Insurance”). With respect to the Sellers’ Insurance coverage written on an “occurrence basis”, no Sellers’ Insurance shall be available for occurrences which take place on or after 11:59 pm CET on the Closing Date in each relevant jurisdiction, it being specified, for the avoidance of doubt, that such Sellers’ Insurance shall remain available for occurrences which take place before 11:59 pm CET on the Closing Date in each relevant jurisdiction (“Pre‑Closing Occurrences”). With respect to the Sellers’ Insurance coverage written on a “claims made basis,” no Sellers’ Insurance shall be available for claims made on or after 11:59 pm CET on the Closing Date in each relevant jurisdiction, it being specified, for the avoidance of doubt, that such Sellers’ Insurance shall remain available for claims made before 11:59 pm CET on the Closing Date in each relevant jurisdiction (“Pre‑Closing Claims”, and together with Pre‑Closing Occurrences, “Pre‑Closing Matters”). With respect to any Pre‑Closing Matters, General Motors shall and shall cause AOAG and its Affiliates to make and pursue claims in a reasonably diligent manner and in good faith for the benefit of the Buyer and the Target Group Companies under the Sellers’ Insurance to the extent coverage and limits are available under such Sellers’ Insurance, subject to the Buyer or the Target Group Companies paying any applicable deductible or excess in connection therewith. To the extent the Buyer desires to cause General Motors or its Affiliates to assert a claim related to a Pre‑Closing Matter, the Buyer shall provide General Motors with written notice of the same, which notice shall provide reasonable detail permitting General Motors or its relevant Affiliates to pursue such claim, and to the extent such notice relates to a Pre‑Closing Matter, General Motors or its relevant Affiliates will pursue such claim to the extent coverage is available under the relevant Sellers’ Insurance, and such claims will be handled, conducted and, as the case may be, settled by General Motors, at its sole discretion, and the Buyer shall cause the Buyer Designees, if any, and the Target Group Companies to provide to General Motors any support and documentation and co‑operate with General Motors as is necessary to allow General Motors to conduct such claim in accordance with its usual practice. The Buyer will promptly pay or reimburse General Motors or its relevant Affiliates for all costs and expenses incurred following the Closing in connection with the Pre‑Closing Matters asserted by the Buyer under the Sellers’ Insurance after the Closing Date in accordance with this Section.
(b)    Until 11:59 pm CET on the Closing Date in each relevant jurisdiction, General Motors shall, and shall cause the Target Group Companies and AOAG to, maintain the Sellers’

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Insurance. Prior to such date, General Motors will act in good faith to provide required information, reasonable access and co‑operation in relation to information that may be required by the Buyer in order to arrange suitable ongoing and retrospective insurance coverage as may be required for the Buyer Designees, if any, and Target Group Companies after the Closing Date.
(c)    If and to the extent that, on or after the Closing Date, General Motors or any of its Affiliates receives any payment in respect of any insurance receivable accrued on or before the Closing Date by AOAG (to the extent it relates to AOAG Contributed Assets or AOAG Contributed Liabilities) or any Target Group Company or any claim pending as of the Closing Date, General Motors shall, and shall cause such Affiliate to, hold such payment for the benefit of the relevant Target Group Company and remit such payment to the relevant Target Group Company or its designee as promptly as practicable. For the avoidance of doubt, any deductible or excesses shall be borne exclusively by such relevant Target Group Company.
12.6    Non‑Transferred Assets
(a)    Notwithstanding anything in this Agreement to the contrary, to the extent that the transfer (or attempted transfer) to New AOAG of any AOAG Contributed Assets or to the Buyer (or a Buyer Designee) of any Transferred Assets would require the consent of any Person (other than a Sellers’ Retained Group Company or a Target Group Company) pursuant to its terms or applicable Law, and such consent has not been obtained either expressly or implicitly prior to the Contribution Date (in respect of the AOAG Contributed Assets) or the Closing Date (in respect of the Transferred Assets) (each, a “Non‑Transferred Asset”), the Buyer shall use and shall cause New AOAG or the relevant Buyer Designee to use, and General Motors shall cause AOAG and the relevant Assets Seller to use, reasonable efforts and each of them shall cooperate in good faith to obtain each consent required to the assignment or achieve the novation of such Non-Transferred Assets to New AOAG or the relevant Buyer Designee, as applicable. For the avoidance of doubt, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price in connection therewith.
(b)    Until such consent is obtained or such novation is achieved, the Buyer (or New AOAG or the relevant Buyer Designee) and General Motors shall, and General Motors shall cause AOAG (and the relevant Assets Seller) to, enter into arrangements (such arrangements, the “Alternate Arrangements”) so that the Buyer (or New AOAG or the relevant Buyer Designee) be awarded with the entire economic ownership and economic risks and rewards in respect of the Non‑Transferred Asset and General Motors shall cause AOAG (and the relevant Assets Seller) to exercise and perform any rights and obligations vis‑à‑vis any counterparties, obligors, creditors or other Third Parties, as reasonably instructed by the Buyer (or New AOAG or the relevant Buyer Designee) to enable the performance of the Non‑Transferred Asset and to provide New AOAG or the relevant Buyer Designee with the benefits of the Non‑Transferred Asset (including enforcement of a right of AOAG or the Assets Sellers against any other party to the Non-Transferred Asset arising out of its termination by the other party or otherwise).
(c)    Promptly following any such consent being obtained, General Motors shall cause AOAG and the relevant Assets Seller to transfer to New AOAG or the relevant Buyer Designee

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or the Buyer, as the case may be, the relevant Non-Transferred Asset at no cost (other than Transfer Taxes) to New AOAG or the relevant Buyer Designee or the Buyer.
(d)    Until such transfer, General Motors shall cause AOAG and the relevant Assets Seller to, at their expense, hold in trust for, with the standard of care of a prudent businessman, and pay to New AOAG or the relevant Buyer Designee promptly upon receipt thereof, all income, proceeds and other consideration received by AOAG and the relevant Assets Seller to the extent related to such Non-Transferred Asset in connection with any such Alternate Arrangement.
12.7    Post‑Closing Cooperation
As from the date of this Agreement, the Buyer and General Motors will discuss in good faith potential additional cooperation on the matters set forth in Exhibit 12.7. These potential areas of cooperation will be assessed on an arms‑length stand‑alone basis, taking into account the added value for the Parties; such discussion and cooperation being subject to any existing arrangements between Third Parties, on the one hand, and General Motors or the Buyer, on the other hand and to the absence of any material disagreement between the Parties in relation to this Agreement or the Ancillary Agreements, or the Alliance Agreements.
12.8    Emissions
The Buyer will and will ensure that any relevant Target Group Companies continue the field campaigns or product development initiatives, aimed at improvement of NOx and CO2 emissions by Covered O Vehicles which are described on Exhibit 12.8.
12.9    Supervisory Board of New AOAG
Immediately following the Contribution Date, AOAG and General Motors shall initiate the process for the election and the appointment of 10 employees’ representatives in the supervisory board of New AOAG in accordance with German co-determination laws.
12.10    Warrants
(a)    The exercise of the Warrants (in whole or in part) will be notified by the Warrant Subscribers to the Buyer by submitting an exercise notice (the “Exercise Notice”) containing the contemplated number of Warrants to be exercised.
(b)    The Buyer shall keep confidential the existence and the content of the Exercise Notice. In the event such information constitute inside information (information privilégiée under French Law), the Buyer hereby undertakes to delay the disclosure of such inside information, in accordance with the provisions of the Market Abuse Regulation (Regulation (EU) No 596/2014) the (“MAR Regulation”). In effect, an immediate release would prejudice the Buyer’s legitimate interests to facilitate the sale by the Warrant Subscribers of the Buyer’s shares underlying the exercised Warrants, which would be adversely impacted by a public disclosure in advance of the sale.

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(c)    However, in the event where the confidentiality of such information would be no longer ensured (including in the event of rumors making explicit reference to said information), the Buyer would be entitled to disclose it in accordance with the provisions set out in the MAR Regulation.
(d)    General Motors shall procure that any Warrant Subscriber having submitted an Exercise Notice to the Buyer will not exercise its voting rights attached to the Buyer’s shares underlying the exercised Warrants in any shareholders’ meeting of the Buyer that will be held after the submission of such notice.
(e)    No Warrant Subscriber shall engage directly or indirectly in any hedging transaction in respect of the Warrants prior to the fifth (5th) anniversary of the Closing Date.
ARTICLE 13
POST‑CLOSING COOPERATION; CONVERGENCE
13.1    [intentionally omitted]
13.2    Cooperation
(a)    General Motors and the Buyer shall reasonably cooperate to effect the convergence plan as contemplated by the Framework Agreement Term Sheet (the “Convergence Plan”) as soon as practicable. Without limiting the foregoing, the Buyer shall (and shall cause its Affiliates to) use its reasonable best efforts to support AOAG’s transition to the Buyer’s Intellectual Property as memorialized in such Convergence Plan.
(b)    On and after the Closing Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to take such actions as such Party may reasonably request from time to time, consistent with the Transaction Documents, in order to effectuate the provisions and purposes of the Transaction Documents and the transactions contemplated thereby.
(c)    After Closing, the transition committee referred to in Section 6.5(f) shall be supported by an on-site General Motors transition team to interface between AOAG, the Buyer and General Motors with the goal of implementing the migration of the business to the Buyer and the Convergence Plan.
13.3    Alliance Agreements
The Parties will review all Alliance Agreements, which will continue to be in force between the parties thereto (subject to such adjustments as may be appropriate to reflect the nature of the Transactions) unless and until such Alliance Agreement are amended in accordance with the principles set forth in Exhibit 13.3.
ARTICLE 14
INDEMNIFICATION OF THE BUYER

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14.1    Principles
(a)        Subject to the provisions of this Agreement, from and after the Closing:
(i)    General Motors (for the account of each relevant Seller) shall indemnify and hold harmless the Buyer (or the Buyer Designees, as applicable) for:
(A) any and all Losses incurred by any of the Buyer, any of its Affiliates, any Buyer Designee, the Target Group Companies (which term shall, for the purposes of this Article 14, include Bochum Perspektive 2022 GmbH) or the Controlled Dealership Entities, as well as by any officers, directors and employees of any of them arising from, or relating to:

1)	any of General Motors’s representations and warranties set out in Article 4 (other than Section 4.11 (Tax Matters)) being untrue or inaccurate;

2)	any breach of any covenant or obligation by General Motors, any Seller or, prior to Closing, the Target Group Companies, contained in this Agreement;

3)	any Excluded Asset;

4)	any Excluded Liability; and

5)
a Pre-Closing Transaction; provided that this Section 14.1(a)(i)(A)(5) shall not apply to any inaccuracy of the representations and warranties made by General Motors in Section 4.17 (Sufficiency of Assets) which shall be covered by Section 14.1(a)(i)(A)(1) or in relation to the consequences of any claim referred to in Section 15.1(d).

(B) Indemnified Taxes;
(C) if the counterparty to the Specific Agreements fails to consent to the assignment of the Specific Agreements as contemplated by Exhibit 6.3(e), any and all Loss suffered or incurred by New AOAG or any other Target Group Company attributable to the failure of the arrangements specified in Exhibit 6.3(e) to provide New AOAG and the other Target Group Companies the economic risks and rewards of the Specific Agreements for a period of 24 months after the Closing (the “Specific Agreements Related Losses”); and
(D) any costs arising from or relating to (i) all voluntary repairs or recalls for safety-related product liability matters of products manufactured, sold or otherwise delivered by AOAG, any Target Group Company or any Controlled Dealership Entity prior to the Closing Date (or if applicable, the First Closing

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Date) and (ii) all voluntary repairs or recalls not related to safety of the same products subject to General Motors’s prior approval which may be withheld only on the ground that such repairs or recalls are not reasonably necessary under the circumstances, in the case of each of the foregoing clauses (i) and (ii) incurred by the relevant Buyer Designee or the relevant Target Group Company, whether via contacting the client directly or on the occasion of the next maintenance visit without directly contacting the client; General Motors’s indemnification obligation under this Section 14.1(i)(D) shall, for the purpose of the provisions of this Article 14, be deemed to result only from the inaccuracy of the representations made under Section 4.16 (Product Liability and Warranty) and shall therefore be subject to all provisions of this Article 14 applicable to the consequences of any such inaccuracy.
(ii)    the representations and warranties made under Section 4.11 (Tax Matters) are made for information purposes only and the breach of such representations and warranties shall not give rise to any indemnity payment pursuant to Article 14. General Motors and the Sellers are not giving any indemnities for Losses arising from, or relating to any Tax matters other than pursuant to Section 14.1(a)(i)(B).
(iii)    any amount paid by General Motors (for the account of each relevant Seller) under this Section 14 shall (x) have the nature of a reduction of the Purchase Price; (y) shall be treated as such for Tax and accounting purposes (and the Parties shall, and shall cause their Affiliates to, file their Tax Returns and prepare their accounting statements on that basis); and (z) shall be allocated to the purchase price of the relevant given set of Shares (meaning, for the purposes of this Section 14.1(a)(iii) and Section 14.1(a)(iv), (x) the Shares of the Target Group Company or Controlled Dealership Entity suffering the Loss or the Indemnified Tax, in case of direct acquisition of the latter and (y) the Shares of the Target Group Company or Controlled Dealership Entity holding directly or indirectly the Shares of the Target Group Company or Controlled Dealership entity suffering the loss or the Indemnified Tax, in case of indirect acquisition of the latter) or the relevant set of Transferred Assets to which such payment relates (and the Parties shall notify each other and cooperate in reflecting such payment); provided, however that without prejudice to the right of the Buyer and the Buyer Designees to be fully indemnified pursuant to Article 14, no such purchase price reduction may result in a negative price for a given set of Shares or set of Transferred Assets;
(b)    if (x) any payment made by General Motors (for the account of each relevant Seller) to the Buyer (or the Buyer Designee) pursuant to this Article 14 (together with all other payments made by General Motors and allocated to a given set of Shares of the Target Group Company or Controlled Dealership Entity or Transferred Assets in respect of which such payment is allocated) exceeds the purchase price allocated to the given set of Shares or set of Transferred Assets to which such payment relates and (y) such payment would give rise to a payment of Tax for recipient, then (a) the Parties shall cooperate in good faith in order to reduce or eliminate such Tax (including, to the extent permitted by Law by (i) using, to the extent possible, available Tax losses, Tax attributes or other Reliefs or deferred Tax assets that were in existence in a Target Group

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Company on the Closing Date to the extent such Tax losses, Tax attributes or other Reliefs or deferred Tax assets are not Indemnified Taxes, (ii) using, to the extent possible, the Tax losses, Tax attributes or other Reliefs generated by the indemnifiable Loss or Indemnified Taxes to offset the income attributable to the payment made under this Article 14 in respect of such indemnifiable Loss or Indemnified Taxes (to the extent such Tax losses, Tax attributes or other Reliefs have not already been taken into account under Section 14.5(d) to reduce the amount of the indemnifiable Loss or Indemnified Tax), and (b) General Motors will pay an increased amount so that the amount received by the recipient, less any corresponding payment of Tax, equals the amount that such recipient would have received in the absence of such payment of Tax; provided however that for purposes of this Section 14.1(b), the purchase price of a given set of Shares or a given set of Transferred Assets shall be deemed not reduced by payments that have effectively reduced the Purchase Price pursuant to Section 3.3(b) and Section 10.3. Any disclosure made with respect to, or against a given representation of General Motors is deemed to be made with respect to, and against all the other representations of General Motors.
(c)    Disclosure shall only apply to Claims made under Section 14.1(a)(i)(A)(1) and only to the extent such disclosure is in a manner such that the nature and extent (including financial exposure to the extent known or assessed) of the relevant fact or matter are resonably apparent. Notwithstanding the foregoing, disclosures set forth in the Exhibits to Article 4 with respect to the following matters shall be deemed to be made “for information purposes only” and shall thus be disregarded:
(i)    mis-selling claims in the U.K (Exhibit 4.9(a) Part 2 and Exhibit 4.10(b)),
(ii)    handling fees claims in Germany (Exhibit 4.9(a) Part 2 and Exhibit 4.10(b)),
(iii)    the COMCO investigation (Exhibit 4.9(a) Part 2),
(iv)    the safety matters described in (x) Exhibit 4.9(a) Part 1 as “Zafira B Report Status” and, (y) described in Part 1, 2 and 3 of the “Ongoing Safety Recall Discussions in the UK” of Exhibit 4.16,
(v)    the following “Additional Recall Matters” in Exhibit 4.16:

(A)	the Adam – Stationary Glass Roof recall as it relates to additional vehicles from 8,445 to 45,662;

(B)	the airbag ignitor recall as it relates to additional vehicles from 9,933 to 10,965;

(C)	the recall of 4,280 vehicles (Adam, Corsa E Handbrake Lever Function, approval date February 24, 2017);

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(D)	the service update for 109,495 vehicles approved on February 20, 2017 relating to Astra K radiators outlet hose;
(vi)    UK Ellesmere case (Exhibit 4.9(a), Part 1 and Exhibit 4.10(a), Part 3, item 2),
(vii)    Denmark antitrust case (Exhibit 4.9(a), Part 1 and Exhibit 4.10(a), part 2),
(viii)    Slovakia anti-monopoly case (Exhibit 4.9(a), Part 1 and Exhibit 4.10(a), Part 2, item 3),
(ix)    Russian Litigations (Exhibit 4.9(a), Part 1), and
(x)    item 2 in the table in Exhibit 4.10(d).
(d)    Where a Loss or an Indemnified Tax is incurred by a Target Group Company or a Controlled Dealership Entity which is not wholly owned, directly and indirectly, by General Motors immediately prior to the Closing, indemnification due by General Motors under Article 14 shall be limited to the percentage of such Loss or Indemnified Tax equal to the percentage of the issued share capital of that Target Group Company or Controlled Dealership Entity directly or indirectly held by General Motors immediately prior to the Closing.
(e)    Where a Loss or an Indemnified Tax is incurred by a Target Group Company or a Controlled Dealership Entity and the amount of such Loss or an Indemnified Tax (i) (x) has specifically reduced the Autocos Purchase Price (as a result of being factored in the Closing Financial Debt, the Closing Cash or the difference between (i) the Closing Working Capital and (ii) the Reference Working Capital) or has been taken into account by way of a specific deduction for the purpose of the determination of the Finco Purchase Price (including the Finco Book Value), or (ii) settled by cash payment to a Target Group Company or a Controlled Dealership Entity prior to the Closing Date, no indemnification shall be due by General Motors.
(f)    With respect to the matter disclosed in Exhibit 4.9(a) for which a settlement agreement has been entered into between GMAC UK plc and an Affiliate of the Financial Partner, the Financial Partner shall not be entitled to indemnification under this Agreement for an amount in excess of the maximum amount to which it (or any of its Affiliate) is entitled to under such settlement agreement for this particular matter.
14.2    Claims
Any claims made by the Buyer under this Article 14 (a “Claim”) shall be made in writing as follows:
(a)    each Claim shall state, to the extent known (or if the information is available) to the Buyer or its Affiliates, with reasonable detail, the specific grounds therefor and the amount claimed, if it can be determined;

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(b)    each Claim shall include available reasonable evidence necessary to demonstrate the soundness thereof; and
(c)    each Claim shall be delivered by the Buyer to General Motors no later than 30 days after the Buyer becomes aware of the circumstances giving rise to such Claim, subject to the provisions of Section 14.4 below; provided that the failure of the Buyer to deliver any Claim to General Motors within such period shall only relieve General Motors of its indemnity obligations hereunder to the extent that it is prejudiced by such failure.
14.3    Time Limits for Claims
Any Claim may give rise to indemnification only if notified by the Buyer to General Motors prior to the expiration of an 18-month period following the Closing Date, except for:
(i)    Claims made in respect of any inaccuracy of the representation and warranty set forth in Section 4.10 (Compliance with Law and Permits), which must be notified by the Buyer to General Motors prior to the expiration of a 5 year period following the Closing Date;
(ii)    Claims made in respect of any inaccuracy of the representation and warranty set forth in Section 4.16 (Product Liability and Warranty), which must be notified by the Buyer to General Motors prior to the expiration of a 5 year period following the Closing Date (or the First Closing Date, as applicable), provided that any such Claims based on safety matters must be notified by the Buyer to General Motors prior to the expiration of the applicable statute of limitations;
(iii)    Claims made in respect of any inaccuracy of the Core Warranties, which must be notified by the Buyer to General Motors prior to the expiration of a 10 year period following the Closing Date;
(iv)    Claims relating to Indemnified Taxes which must be notified by the Buyer to General Motors prior to the end of a 3-month period following the expiration of the applicable statute of limitations ignoring for this purpose any extension thereof resulting from the recognition of net operating losses or a claim for Relief with respect to losses or credits recognized in a given tax year, as applicable;
(v)    Claims pursuant to Sections 14.1(a)(i)(A)(2)-(5), which must be notified by the Buyer to General Motors prior to expiration of the applicable statute of limitations; and
(vi)    Claims relating to Specific Agreements Related Losses, which must be notified by the Buyer to General Motors no earlier than 90 days after the first date upon which the counterparty to the Specific Agreements ceases to perform the Specific Agreements but no later than prior to the end of a 6-month period following the expiration of a 24-month period after the Closing (or, if applicable, the First Closing).
14.4    Third Party Claims

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If following the Closing Date, the Buyer becomes aware of any Third Party claim or potential claim against it (a “Third Party Claim”) which might lead to a Claim being made, including any audit, investigation, examination, assessment or proceedings or other dispute or Litigation that relates to the Buyer, the Buyer Designees, any Target Group Company, Controlled Dealership Entity, Transferred Asset, Shares, or Transferred Liability and for which General Motors may be required to indemnify the Buyer hereunder (it being acknowledged that Third Party Claims listed in Exhibit 14.4 shall be deemed to have been so notified to General Motors on the Closing Date):
(a)    The Buyer shall not (and shall ensure that neither the Buyer Designees nor any Target Group Company shall) make any admission of liability, settlement or compromise and shall notify General Motors of the Third Party Claim within 25 Business Days following the Buyer, the Buyer Designees or any Target Group Company becoming aware of such Third Party Claim (such period shall be reduced to 10 Business Days, insofar as reasonably possible and if the urgency of the matter dictates a swifter notification of General Motors) (the “Buyer Notice”); provided that the failure of the Buyer to deliver any Buyer Notice to General Motors within such period shall only relieve General Motors and the relevant Seller of its indemnity obligations hereunder to the extent that it is prejudiced by such failure and up to the amounts incurred by such failure. The Buyer Notice shall constitute a Claim and shall include all of the information set out at Section 14.2.
(b)    Within 30 Business Days following the Buyer Notice having been received by General Motors, General Motors shall inform the Buyer whether it wishes to conduct the defense, negotiation and settlement of such Third Party Claim on its own and at its own expense; if General Motors so opts to take exclusive control of such defense, it shall be deemed to have accepted to indemnify the Buyer in accordance with and subject to the limitations set forth in this Agreement with respect to such Third Party Claim; it being provided however that if General Motors becomes aware, after having taken the decision to take exclusive control of such defense, of new or previously unknown facts or circumstances (or changes thereto) which would provide a defense to the claim for indemnity under this Article 14, General Motors shall be entitled to assert such defense. In the event General Motors opts to take exclusive control, (i) General Motors shall not take any action against the interest (intérêt social) of the Buyer (or a Buyer Designee) or the Target Group Companies and shall take into account the reasonable recommendations of the Buyer as to the conduct of the Third Party Claim and (ii) the Buyer or the relevant Target Group Company may participate in any such proceedings with counsel of its choice and at its own expense (provided that nothing herein shall allow Buyer to participate in proceedings relating to, or obtain information with respect to, other affairs of the Sellers Retained Group Companies). Should the Buyer or the relevant Target Group Company decide to participate in such proceedings, General Motors shall consult with the Buyer or the relevant Target Group Company about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of the Buyer or such Target Group Company. General Motors shall be entitled to enter into any settlement of any Third Party Claims that General Motors elects to defend pursuant to this Section 14.4, provided that General Motors has received the Buyer’s prior written consent (not be unreasonably conditioned, withheld or delayed).
(c)    If General Motors notifies the Buyer of its intention to conduct the defense of the Third Party Claim, General Motors shall retain counsel at its own expense to defend the interests

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of the Buyer or the Target Group Company involved. At General Motors's request and expense, the Buyer shall present or shall cause the Buyer Designee or the relevant Target Group Company to present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with General Motors and counsel appointed by General Motors in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim. At General Motors's request and expense, the Buyer shall or shall cause the relevant Target Group Company to give reasonable access to General Motors to such information and access to personnel, premises, documents and records as General Motors may reasonably request, during regular business hours, upon reasonable advance notice. General Motors shall keep the Buyer regularly and timely informed of all proceedings, and with respect to such Third Party Claim.
(d)    If General Motors notifies the Buyer of its intention not to conduct the defense of the Third Party Claim, or if it fails to reply to the Buyer Notice within the time limit set out in paragraph (b) above, the Buyer or the Target Group Company involved shall conduct the defense of such Third Party Claim on its own. In such a case, the Buyer or the Target Group Company involved shall diligently defend the interests of the Buyer or the Target Group Company involved. However, (i) the Buyer shall not enter into any settlement or withdraw from proceedings without having obtained the prior written consent of General Motors (not to be unreasonably conditioned, withheld or delayed) and (ii) the Buyer shall consult, and shall cause the Target Group Company involved to consult, with General Motors about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of the Buyer or such Target Group Company.
(e)    Notwithstanding anything in this Agreement to the contrary, the Buyer shall or shall cause the relevant Target Group Company to give reasonable access to General Motors to such information and access to personnel, premises, documents and records as General Motors may reasonably request, during regular business hours, upon reasonable advance notice, in connection with any Third Party Claim relating to product liability claims or product warranty claims.
(f)    For the avoidance of doubt, any Claim for Indemnified Taxes which does not relate to an audit or a reassessment by the Tax Authorities, other Governmental Authorities or other Third Parties shall not be considered as a Third Party Claim and shall be dealt with by the provisions of Section 14.2.
14.5    Effective Nature of the Loss or Indemnified Tax
(a)    A Loss or an Indemnified Tax shall be eligible for indemnification by General Motors to the extent such Loss or an Indemnified Tax has effectively been sustained by the Buyer, any Buyer Designee, the Target Group Companies or the Controlled Dealership Entities. For the avoidance of doubt, an Indemnified Tax that constitutes VAT (or an amount in respect of VAT) that is attributable to the activities of a Retained UK VAT Group Company shall not effectively have been sustained by the Buyer, any Buyer Designee or any of the Target Group Companies to the extent that (i) it has been included in the calculation of a net payment under Section 8.3(e) or (f), or (ii) it is output tax in circumstances where a Target Group Company has received and retained, or would in the ordinary course of its business (as carried on at Closing) expect to receive and retain, the consideration for the supply to which the output tax relates.

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(b)    Any reassessment by the Tax Authorities whose effect is to shift a Tax liability from one fiscal year to another shall give rise to indemnification by General Motors only insofar as (i) the Buyer Designee, a Target Group Company or a Controlled Dealership Entity is required to pay a penalty or interest charge in relation thereto, or (ii) the Buyer Designee, a Target Group Company or a Controlled Dealership Entity is subject to increased Tax thereon as a result of a change in applicable or effective Tax rates.
(c)    Any reassessment assessed with regard to a Tax, such as a value-added tax, which is recovered shall give rise to indemnification by General Motors only insofar as the Buyer, the Buyer Designee, a Target Group Company or a Controlled Dealership Entity is required to pay a penalty or interest charge in relation thereto.
(d)    Any indemnification due by General Motors shall be calculated by taking into account the effect of any cash Tax savings actually received and benefiting to the Buyer Designee, the Target Group Companies, the Controlled Dealership Entities or the Buyer (to the exclusion of any increase in the amount of Tax credit or losses available to them for carry-forward or carry-back) and resulting from the deductibility of the relevant Loss or Indemnified Tax for Tax purposes.
(e)    For the purposes of calculating the indemnification due by General Motors, any amounts actually received by the Buyer, the Buyer Designee, the Controlled Dealership Entities, or the Target Group Companies under insurance policies or any other amount to the extent compensating the Loss or the Indemnified Tax for which the Claim is made shall be deducted (or reimbursed to the Seller if received after the payment of the corresponding indemnity by the Seller), net of any costs and Tax incurred in relation to such recovery.
(f)    Any indemnification due by General Motors shall be computed without regard to any multiple or valuation factor that may have been used in determining the enterprise value of AOAG or the Target Group Companies.
(g)    Any indemnification due by General Motors shall in all cases be limited to the amount of the Loss or Indemnified Tax, notwithstanding the fact that the event giving rise to General Motors’s obligation may originate from an inaccuracy of several of the representations made under Article 4 or may be indemnified under multiple provisions of Section 14.1(a).
(h)    If a Claim is based upon a liability which is contingent only, no indemnification in respect of the underlying liability shall be due unless and until such liability becomes due and payable (if the liability gives rise to a payment).
(i)    In the event that a Claim, other than a Third Party Claim, relates to a payment being owed by the Buyer, the Buyer Designee, the Controlled Dealership Entities, or a Target Group Company, General Motors will be liable hereunder once the corresponding payment is due and has actually been made by the Buyer, the Buyer Designee or the Target Group Company and in any case, in respect of a Claim that relates to Tax and which results in a payment, no later than 5 Business Days before the date on which payment is due in respect of such Claim, provided however that if a payment deferral is available under applicable Laws and General Motors so requests and accepts to provide any guarantees that may be requested by the applicable Tax Authority and to bear any

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related cost, the Buyer shall request or cause the Buyer Designees, its Affiliates, the Controlled Dealership Entities, or the Target Group Companies to request, for a payment deferral (in which case the payment obligation shall be postponed accordingly).
(j)    In the event of a Claim relating to a Third Party Claim, indemnification shall be payable hereunder within 10 days after the date on which an enforceable decision of a competent authority (including a Tax Authority), court or arbitral tribunal has been rendered against the Buyer, the Buyer Designee, the relevant Controlled Dealership Entity, or the relevant Target Group Company in relation to such Third Party Claim (décision exécutoire), irrespective of the fact that such decision is not final and is appealable, and in any case, in respect of a Claim that relates to Tax and which results in a payment to the Third Party, no later than 5 Business Days before the date on which payment is due in respect of such Third Party Claim, provided however that if a payment deferral mechanism is available under applicable Laws (or the decision of the applicable decision) and General Motors so requests and accepts to provide any guarantees that may be requested by a Tax Authority and to bear any related cost, the Buyer shall request or cause its Affiliates, the Controlled Dealership Entities, or the Target Group Companies to request, for a payment deferral, in which case the payment obligation shall be postponed accordingly.
(k)    Without prejudice to specific provisions of this Agreement, the amount of any indemnification due by General Motors in relation to any item shall be reduced to the extent (x) such item has specifically reduced the Autocos Purchase Price (as a result of being factored in the Closing Financial Debt, the Closing Cash or the difference between (i) the Closing Working Capital and (ii) the Reference Working Capital) or has been taken into account by way of a specific deduction for the purpose of the determination of the Finco Purchase Price (including the Finco Book Value) or (y) such item has been settled or resolved as a result of an agreement between the Parties (or their respective auditors) or a decision of the Independent Expert or the Independent Actuary in the course of the procedure provided in Section 3.1 or 3.2 or (z) the Claim (other than with respect to Indemnified Taxes) is based on a matter (i) that has been specifically reserved for in the detailed accounts underlying, where relevant, the amounts shown in Exhibit 14.5(k), which detailed accounts shall be provided by General Motors to the Buyer prior to Closing or (ii) that is a recall for which a reserve has been set-up as shown on Exhibit 14.5(k) but only to the extent such recall has been launched before the date hereof (and provided that General Motors shall provide the Buyer with the details of the specific provisions underlying the “Small Campaigns” provision set forth on Exhibit 14.5(k)).
14.6    Determination of the Indemnification
(a)    The Buyer (or the Buyer Designee) shall not be entitled to indemnification in relation to any individual Claim (or a series of Claims arising from the substantially similar facts or circumstances) in respect of inaccuracy of any representation and warranty made by General Motors hereunder, other than the Core Warranties or the representation and warranty set forth in Section 4.17 (Sufficiency of Assets), unless the amount of the indemnification owed by General Motors in relation to such Claim exceeds €200,000 and any indemnification which would be owed by General Motors but for this paragraph (a) (i.e., an individual amount not exceeding €200,000) shall not be counted towards the amount set forth in paragraph (b) below).

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(b)    No indemnification shall be due by General Motors under this Article 14 in respect of any Claims based on inaccuracy of any representation and warranty made by General Motors hereunder, other than the Core Warranties or the representation and warranty set forth in Section 4.17 (Sufficiency of Assets), unless the aggregate amount of indemnification owed by General Motors exceeds (x) €12,000,000 in respect of all Claims other than those related to the Fincos and (y) €13,000,000 in respect of Claims related to the Fincos, and in both cases (x) and (y) such indemnification by General Motors shall then only become due for the portion exceeding such relevant amount.
(c)    The aggregate indemnification that may be due by General Motors under this Article 14 for all Claims based on the inaccuracy of any representation and warranty made by General Motors hereunder, shall not exceed an aggregate amount specified in Exhibit 14.6(c).
(d)    The aggregate indemnification that may be due by General Motors pursuant to Section 14.1(a)(i)(B) in respect of the Autocos shall not exceed an aggregate amount specified in Exhibit 14.6(d), and in respect of the Fincos shall not exceed an aggregate amount specified in Exhibit 14.6(d).
(e)    The aggregate indemnification that may be due by General Motors for Specific Agreements Related Losses shall not exceed an aggregate amount specified in Exhibit 14.6(e).
14.7    Exonerating and Mitigating Factors
(a)    General Motors shall not be held liable for indemnification to the extent the Loss or Indemnified Tax for which indemnification is sought would not have arisen but for, or has been increased or not reduced as a result of, any voluntary action (except for costs incurred from mitigating actions for which General Motors has accepted to reimburse the Buyer in accordance with Section 14.7(d)) or omission or any change in accounting or Tax methods (including consolidation methods) or policies, in each case carried out after (i) the Closing by the Buyer and/or any of its Affiliates (including any Target Group Company) (or its respective directors, employees or agents or successors in title) unless such action, omission or change is required to comply with applicable Law (other than any Law enacted after the date of this Agreement) or (ii) before the Closing, by any Sellers’ Retained Group Companies or any Target Group Company at the direction or request of the Buyer and/or its Affiliates (provided however that the Buyer Requested Transactions, as contemplated as of the date hereof, shall not be included in this section 14.7(a)(ii))
Notwithstanding the foregoing, the Buyer or the Buyer Designee is specifically allowed, without prejudice to its rights under Article 14, to implement any change to the transfer pricing policy (involving the Target Group Companies or the Controlled Dealership Entities) if (x) such change relates to transactions taking place after) the Closing Date ; (y) Buyer has first described to General Motors such proposed change (in detail sufficient for General Motors to understand the proposed change and the implications thereof including in respect of Pre-Closing Tax Periods) and discussed such proposed change in good faith with General Motors, and (z) (A) the Parties have agreed to such proposed change, or (B) if the Parties do not agree on such proposed change and Buyer elects to appoint an independent expert (pursuant to the procedures described in the next sentence) and such expert is of the opinion that, taking into consideration the consequences of the

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Transactions, the proposed change is (at a “should” level of comfort) required in order to comply with applicable Law (other than any Law enacted after the date of this Agreement) or the OECD Transfer Pricing Guidelines for Multinational Enterprises and Tax Administrations of 2010, as in effect (the “OECD Guidelines”). If Buyer decides to refer the matter to an independent expert under Section 14.7(z)(B), the Parties shall mutually agree to the appointment of an independent expert within 15 days after the Buyer has proposed to General Motors the name of an independent expert, such independent expert shall be appointed by the President of the Commercial Court of Paris (Tribunal de Commerce de Paris) acting in summary proceedings (statuant comme en matière de référé) at the request of either the Buyer or General Motors, from among independent law firms of recognized international standing and active in Germany, France and the United States (other than any firm which may be in a material conflict of interest position with any of the Parties). Costs in relation to such procedure shall be borne equally by the Buyer and General Motors. For the avoidance of doubt, (x) any change to the transfer pricing policy that follows the procedures described in this paragraph shall not limit the liability of General Motors for (but for the avoidance of doubt, only to the extent of) Indemnified Taxes under this Article 14; and (y) the Buyer and the Buyer Designee shall not be required to follow the foregoing procedures with respect to the fact that New AOAG does not pay royalties under the IP License if it enters into the IP License Agreement on the Closing Date or that fees payable by New AOAG to the Sellers Retained Entities for IT services provided under the Ancillary Agreements depart from prior practice in the General Motors group, as applicable.

(b)    General Motors shall not be held liable in respect of any breach of representation or warranty or Indemnified Taxes to the extent they would not have occurred but for any Law passed after the date of this Agreement.
(c)    If, following the Closing Date, the Buyer Designee or the Target Group Companies amend or fail to reinstate any of their insurance policies in force immediately prior to the Closing Date (or in the case of the Buyer Designee, fails to take out insurance policies providing for coverage similar to that benefiting to AOAG immediately prior to the Contribution Date), which General Motors represents is as set forth in Exhibit 14.7(c), the sum otherwise payable by General Motors in respect of a Claim will be reduced by the net amount that would have been recoverable from insurance carriers (net of any Tax cost) if the Target Group Companies had not amended or had reinstated such insurance policies following the Closing Date (or if the Buyer Designee had taken out insurance policies providing for coverage similar to that benefiting to AOAG immediately prior to the Contribution Date).
(d)    The Buyer shall take all reasonable efforts to mitigate costs related to Losses and Indemnified Taxes hereunder; provided that the Buyer shall not be required to take any mitigating action that would result in any costs unless General Motors shall have accepted in writing to reimburse the Buyer promptly therefor (and the Buyer shall promptly notify General Motors of the circumstances requiring any mitigation actions that would result in additional Loss or Taxes and cooperate with General Motors so that General Motors can fully assess the implications thereof).
(e)    In the event General Motors has made a payment to the Buyer and the Buyer or any of its Affiliates (including the Buyer Designee or any Target Group Company) receives or is

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entitled to recover (including by way of refund), even after expiration of the relevant time limit set forth in the first paragraph of Section 14.3 (whether by insurance, payment, discount, credit or otherwise) from a Third Party (including any alliance or joint venture partner) a payment or relief which indemnifies or compensates the Buyer or any of its Affiliates (in whole or in part) in respect of a Loss which has been the subject of a Claim, the Buyer shall or shall cause its relevant Affiliate to (i) promptly notify General Motors of the fact and provide such information as General Motors may reasonably require; (ii) take all reasonable steps or proceedings that General Motors may reasonably require to enforce such right; and (iii) pay to General Motors as soon as practicable after receipt an amount equal to the amount recovered from the Third Party (or, in the case of a relief, the amount the Buyer or its relevant Affiliate will effectively save by virtue of such relief), net of any costs and Tax incurred in relation to such recovery and corresponding payment.
14.8    No Implied Knowledge or Waiver
For the avoidance of doubt, for purposes of the Buyer’s right to indemnification under Section 14.1(a)(i)(A)(1), the Buyer shall not be deemed to have knowledge of an information made available in the Data Room except where such information is referred to in this Agreement or in the Exhibits to this Agreement. The Buyer’s right to indemnification with respect to the representations and warranties made by General Motors and the covenants and obligations of General Motors hereunder, shall not be affected or deemed waived as a result of any waiver by the Buyer of any condition to the Closing set forth in Section 9.2.
14.9    Exclusivity of Remedy
The indemnification provided in this Article 14 shall be the exclusive remedy of the Buyer against General Motors or the Sellers’ Retained Group Companies under this Agreement or in respect of the subject matter covered by the representations and warranties of General Motors contained herein (unless provided in Article 16), and, except in the case of fraud or willful misconduct (dol), the Buyer hereby waives any rights to rescission it may have.
14.10    No Recourse Against Directors
The Buyer shall not, and shall cause the Target Group Companies not to, make any claim against any former or current legal representative, director, officer or member of a supervisory board or advisory board of the Sellers’ Retained Group Companies or the Target Group Companies (including those resigning on the Closing Date) with respect to any management decisions adopted or executed by AOAG or any of the Target Group Companies prior to the Closing Date or otherwise seek the liability of any such legal representative, director or officer in that respect and, to the extent any such claim is made by the Buyer or any of the Target Group Companies, the Buyer shall indemnify and hold any such a legal representative, director or officer harmless against the consequences of any such claim or liability.
14.11    Waiver of Right of Set-Off
The Buyer, on behalf of itself and its Subsidiaries, waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Buyer might otherwise have in respect of any

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Claim or Third Party Emissions Claim against or out of any payments which the Buyer or such Subsidiary may be obligated to make (or procure to be made) pursuant to this Agreement or otherwise. General Motors, on behalf of itself and its Subsidiaries, waives and relinquishes any right of set off or counterclaim, deduction or retention which General Motors or such Subsidiary, might otherwise have in respect of any Sellers’ Claim against or out of any payments which General Motors may be obligated to make (or procure to be made) to the Buyer payments which it may be obligated to make (or procure to be made) pursuant to this Agreement or otherwise.
ARTICLE 15
INDEMNIFICATION OF THE SELLERS’ RETAINED GROUP COMPANIES
15.1    Principles
Subject to the provisions of this Agreement, from and after the Closing, the Buyer or the Buyer Designee shall indemnify and hold harmless General Motors and the Sellers for any Loss and Tax suffered by any of the Sellers’ Retained Group Company as well as by any officers, directors and employees of any of them to the extent arising out of:
(a)    any of the representations and warranties set out in Article 5 being untrue or inaccurate;
(b)    without prejudice to the Buyer’s right of indemnification under Article 14, any of the AOAG Contributed Assets, AOAG Contributed Liabilities, Transferred Assets or Transferred Liabilities and any other liabilities arising under the Pension Plans mentioned in Exhibit E in relation to the Employees who are part of the employee population refered to under Exhibit E for the purpose of calculating the Final Pension Amounts;
(c)    any claim made against any of the Sellers’ Retained Group Companies in its capacity as guarantor of any indebtedness issued by the Target Group Companies or for which the Target Group Companies are otherwise liable, including the €10,000,000,000 Euro Medium Term Note Programme issued by General Motors Financial International BV (Netherlands) on July 29, 2016 and any other Third Party Guarantee identified on Exhibit 10.4 from which the Sellers’ Retained Group Companies have not been released prior to the Closing in accordance with Exhibit 10.4;
(d)    any claim made by any Person alleging that the aggregate net value of the AOAG Contributed Assets and the AOAG Contributed Liabilities did not allow to fully pay-up the share(s) of New AOAG issued as a result of the AOAG Contribution or was otherwise insufficient or overvalued; or, as the case may be, any claim made by any Person alleging that the consideration owed and/or paid by New AOAG in the AOAG Sale was higher than the aggregate net value of the AOAG Contributed Assets and the AOAG Contributed Liabilities or was otherwise excessive;
(e)    any costs of the obligation to furnish security to any creditor of the relevant Target Group Companies as a result of the termination of the DPLAs and any payments under such security; and

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(f)    any breach of any covenant or obligation by the Buyer (or a Buyer Designee) or, following Closing, the Target Group Companies, contained in this Agreement.
Any payment due by the Buyer hereunder shall (x) have the nature of an increase of the Purchase Price; (y) shall be treated as such for Tax and accounting purposes (and the Parties shall, and shall cause their Affiliates to, file their Tax Returns and prepare their accounting statements on that basis); and (z) shall be allocated to the purchase price of the Shares of each Target Group Company, Controlled Dealership Entity or Transferred Assets, to which such payment relates (and the Parties shall notify each other and cooperate in reflecting such payment).
Any payment due by the Buyer hereunder that is in relation to Tax shall be payable no later than 5 Business Days before the date on which payment of the relevant Tax is due, provided however that if a payment deferral mechanism is available under applicable Laws (or the applicable decision) and the Buyer so requests and accepts to provide any guarantees that may be requested by a Tax Authority and to bear any related cost, General Motors shall request or cause its Affiliates to request, for a payment deferral, in which case the payment obligation shall be postponed accordingly.
15.2    Sellers’ Claims
All claims made by General Motors under this Article 15 (a “Sellers’ Claim”) shall be made in writing as follows:
(a)    each Sellers’ Claim shall state, to the extent practicable, with reasonable detail, the specific grounds therefor and the amount claimed, if it can be determined;
(b)    each Sellers’ Claim shall include all available reasonable evidence necessary to demonstrate the soundness thereof; and
(d)    each Sellers’ Claim shall be delivered by General Motors to the Buyer no later than 30 days after General Motors becomes aware of the circumstances giving rise to such Sellers’ Claim; provided that the failure of General Motors to deliver any Claim to the Buyer within such period shall only relieve the Buyer of its indemnity obligations hereunder to the extent that it is prejudiced by such failure.
15.3    Time Limits for Sellers’ Claims
Any Sellers’ Claim pursuant to Section 15.1(a) may give rise to indemnification only if notified by General Motors to the Buyer prior to the expiration of an 18-month period following the Closing Date. Any Sellers’ Claim pursuant to Section 15.1(b) may give rise to indemnification only if notified by General Motors to the Buyer prior to the end of a 3-month period after the expiration of a 10-year period following the Closing Date. Any Sellers’ Claim pursuant to Section 15.1(c) may give rise to indemnification only if notified by General Motors to the Buyer prior to the expiration of a 6-month period following the full satisfaction of the indebtedness, loan, or Derivative Transaction underlying the applicable guarantee. Any Sellers’ Claim pursuant to Sections 15.1(b), 15.1(e) and 15.1(e) may give rise to indemnification only if notified by General

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Motors to the Buyer prior to the end of a 3-month period following the expiration of the applicable statute of limitations.
15.4    Effective Nature of the Loss
(a)    A Loss or Tax shall be eligible for indemnification by the Buyer to the extent and only to the extent such Loss or Tax has effectively been sustained by a Sellers’ Retained Group Company.
(b)    Any reassessment by the Tax Authorities whose effect is to shift a Tax liability from one fiscal year to another shall give rise to indemnification by the Buyer or a Buyer Designee only insofar as (i) a Seller is required to pay a penalty or interest charge in relation thereto, or (ii) a Seller is subject to increased Tax thereon as a result of a change in applicable or effective Tax rates.
(c)    Any reassessment assessed with regard to a Tax, such as a value-added tax, which is recovered shall give rise to indemnification only insofar as a Seller is required to pay a penalty or interest charge in relation thereto.
(d)    Any indemnification due by the Buyer shall be calculated by taking into account the effect of any cash Tax savings actually received and benefiting to Sellers’ Retained Group Company (to the exclusion of any increase in the amount of Tax credit or losses available to them for carry-forward or carry-back) and resulting from the deductibility of the relevant Loss for Tax purposes.
(e)    For the purposes of calculating of the indemnification due by the Buyer, any amounts actually received by Sellers’ Retained Group Company under insurance policies or any other amount to the extent compensating the Loss or Tax for which the Claim is made shall be deducted (or reimbursed to the Buyer if received after the payment of the corresponding indemnity by the Buyer), net of any costs and Tax incurred in relation to such recovery.
(f)    Any indemnification due by the Buyer shall in all cases be limited to the amount of the Loss or Tax, notwithstanding the fact that the event giving rise to the Buyer obligation may originate from an inaccuracy of several of the representations made under Article 5 or may be indemnified under multiple provisions of Section 15.1(a).
(g)    If a Claim is based upon a liability which is contingent only, no indemnification in respect of the underlying liability shall be due unless and until such liability becomes due and payable (if the liability gives rise to a payment).
15.5    Exonerating and Mitigating Factors
(a)    The Buyer shall not be held liable for indemnification to the extent the Loss or Tax for which indemnification is sought would not have arisen but for, or has been increased or not reduced as a result of, any voluntary action (except for Losses or Taxes resulting from mitigating actions for which the Buyer has accepted to reimburse General Motors in accordance with Section

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15.5(c)) or omission or any change in accounting or Tax methods (including consolidation methods) or policies, in each case which is inconsistent with the obligations of General Motors set forth in Section 15.5(c) below and which is carried out after the Closing by General Motors or any of the Sellers’ Retained Group Entities (or their respective directors, employees or agents or successors in title) unless such action, omission or change is required to comply with applicable Law (other than any Law enacted after the date of this Agreement).
(b)    The Buyer shall not be held liable in respect of any breach of representation or warranty which would not have occurred but for any Law passed after the date of this Agreement.
(c)    General Motors shall take all reasonable efforts to mitigate Losses hereunder; provided that General Motors shall not be required to take any mitigating action that would result in any additional Loss or Tax unless the Buyer shall have accepted in writing to reimburse General Motors promptly therefor (and General Motors shall promptly notify the Buyer of the circumstances requiring any mitigation actions that would result in additional Loss and cooperate with the Buyer so that the Buyer can fully assess the implications thereof).
(d)    In the event the Buyer has made a payment to General Motors and General Motors or any of its Affiliates receives or is entitled to recover (including by way of refund), even after expiration of the relevant time limit set forth in Section 14.3 (whether by insurance, payment, discount, credit, relief or otherwise) from a Third Party (including any alliance or joint venture partner) a payment or relief which indemnifies or compensates General Motors or any of its Affiliates (in whole or in part) in respect of a Loss or Tax which has been indemnified pursuant to the provisions of Section 15.1, General Motors shall (i) promptly notify the Buyer of the fact and provide such information as the Buyer may reasonably require; (ii) take all reasonable steps or proceedings that the Buyer may reasonably require to enforce such right; and (iii) pay to the Buyer as soon as practicable after receipt an amount equal to the amount recovered from the Third Party (or, in the case of a relief, the amount General Motors or any of its Affiliates will effectively save by virtue of such relief), net of any costs and Tax incurred in relation to such recovery and corresponding payment.
15.6    No Recourse Against Directors
General Motors shall not make any claim against any former or current legal representative, director, officer or member of a supervisory board or advisory board of the Target Group Companies with respect to any management decisions adopted or executed by the Target Group Companies prior to the Closing Date or otherwise seek the liability of any such legal representative, director or officer in that respect.
15.7    Third Party Claims
Without prejudice to General Motors’s right of indemnification under this Article 15, with respect to any claim by any Third Party in relation to a matter set forth in Section 15.1 which cannot be transferred to New AOAG or the Buyer, as applicable, New AOAG or the Buyer, as applicable, shall conduct the defense, negotiation and settlement of such Third Party Claim, and General Motors

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shall cooperate with the Buyer, follow the reasonable instructions from the Buyer in respect thereof, and not settle such Third Party Claims without the prior written consent of the Buyer.
15.8    Exclusivity of Remedy
The indemnification provided in this Article 15 shall be the exclusive remedy of the Sellers’ Retained Group Companies against the Buyer under this Agreement or in respect of the subject matter covered by the representation or warranties of the Buyer contained herein, the Transferred Assets or the Transferred Liabilities and, except in the case of fraud or willful misconduct (dol), General Motors hereby waives any rights to rescission it may have.
15.9    No Implied Knowledge or Waiver
For purposes of General Motors’s and the Sellers’ right to indemnification under this Article 15, neither General Motors nor the Sellers shall be deemed to have knowledge of an information made available in the Data Room except where such information is referred to in this Agreement or in the Exhibits to this Agreements hereto) and General Motors’s and the Sellers’ right to indemnification with respect to the representations and warranties made by the Buyer and the covenants and obligations of the Buyer hereunder, shall not be affected or deemed waived as a result of any waiver by the Buyer of any condition to the Closing set forth in Section 9.1.
ARTICLE 16
EMISSIONS MATTERS
The Parties agree to comply with the provisions set forth in Exhibit 16 with respect to emission matters.
ARTICLE 17
MISCELLANEOUS
17.1    Fees and Expenses
Except as otherwise provided in this Agreement, each Party hereto shall bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Each of the Sellers and the Buyer shall each bear the fees and expenses of any broker, finder or investment bank retained by such Party or Parties and their respective Affiliates in connection with the transactions contemplated herein. For the avoidance of doubt, the Purchase Price (as may be adjusted in accordance with this Agreement) represents the consideration agreed among General Motors and the Buyer and does not include any costs or expenses, including fees of legal and other counsel, incurred in connection with the negotiation, preparation, execution and implementation of this Agreement.
17.2    Further Actions
Each of the Parties hereto shall use reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable

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Law and execute and deliver such documents and other papers as may be required to consummate the transactions contemplated by this Agreement.
17.3    Governing Law
This Agreement shall be construed under and governed by French Law.
17.4    Amendment
This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Parties hereto.
17.5    No Assignment
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the Buyer, in the case of assignment by General Motors, and of General Motors, in the case of any assignment by the Buyer.
17.6    Waiver
Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each Party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any Party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
17.7    Buyer Designees
The Buyer shall notify General Motors the appointment of any Buyer Designee within 60 days following the date of this Agreement. The appointment by the Buyer of any Buyer Designee shall be strictly limited to the purpose of being the transferee of the Shares or the Transferred Assets and the Transferred Liabilities and shall in no event release the Buyer from any of its obligations hereunder. The appointment by Buyer of any Buyer Designee shall have the following effect: (i) the Buyer shall continue to be the sole obligor to General Motors and the Sellers under this Agreement (and shall in no event be released from any of its obligations hereunder, including in particular its indemnification obligations under Article 15, irrespective of whether it causes any payment to be made by any Buyer Designee); (ii) the relevant Buyer Designee shall be transferred the Shares or Transferred Assets paid by it, as the case may be, or by the Buyer on its behalf and shall be the legal acquirer of such Shares or Transferred Assets; (iii) only the Buyer shall be entitled to make or pursue any Claim under this Agreement and to act in relation to any Third Party Claim under Section 14.4 including on behalf of any Buyer Designee; (iv) the Buyer Designee shall receive the amount of any indemnification in relation to any Claim relating to the Target Group Company(ies) the Shares of which have been acquired by it or in relation to the Transferred Assets and such indemnification

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shall be deemed a reduction in the relevant portion of the Purchase Price; and (v) all other rights and obligations of the Buyer hereunder shall remain unchanged.
17.8    Withholding
The Buyer (or any other Person, including a withholding agent) shall make all payments to the Sellers, General Motors or the Warrant Subscribers, as applicable (each, a “Seller Party”), under this Agreement or pursuant to the terms and conditions of the Warrants without deduction or withholding for any Taxes, except as required by applicable Law. As of the date hereof, provided that (i) the licensor and the beneficial owners of payments due to the licensor under the IP License Agreement are eligible to the benefits of the France-US or the Germany-US tax treaty, (ii) the Seller Parties and the Target Group Companies that are directly acquired are eligible to the benefits of the relevant tax treaty, (iii) none of the Target Group Company or Controlled Dealership Entity is a real estate company for tax purposes within the meaning of applicable Laws and (iv) the Buyer is provided in due time with the appropriate relief certificate under the applicable treaties, the Buyer is not aware of any obligation to deduct and withhold any Tax from the payment of the Purchase Price to be made by the Buyer or its Affiliates. General Motors is not aware of any obligation of the Buyer or its Affiliates to deduct and withhold any Tax from the payment of the Purchase Price, including in respect of Capital Gains Taxes. If Buyer (or General Motors) becomes aware that any applicable Law (as determined in the good faith discretion of Buyer or General Motors, respectively) requires the deduction or withholding of any Tax from any payment to a Seller Party then Buyer (or General Motors) shall notify the Seller Party (or the Buyer) of such obligation and shall use reasonable best efforts to cooperate with the other Party to minimize to the greatest extent possible under applicable Law the amount of deduction or withholding required. If any deduction or withholding is ultimately required, the recipient of the relevant payment shall provide all appropriate documentation and information to the payor in respect of such amount in order for the payor to timely and duly make such deduction or withholding and pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. The Buyer shall pay the amount net of such deduction or withholding to the Sellers, General Motors or the Warrant Subscribers or the licensor under the IP License Agreement and shall not be liable for any additional payment to the latter in that respect, provided however that if such Tax is imposed on the Purchase Price because of the involvement of a Buyer Designee (and such Tax would not have been imposed if the Buyer had acquired the relevant asset and made the payment), then Buyer shall increase the amount payable to the relevant Seller Party as necessary so that after such deduction or withholding for the Tax (and taking into account available tax credits actually used by the recipient of the payment to reduce its Taxes) the Seller receives an amount equal to the amount it would have received if the Buyer had acquired the relevant asset and made the payment except to the extent such Tax results (A) from the recipient of the relevant payment not having provided to the Buyer timely and duly the appropriate relief certificate requested by the Buyer, or (B) from the fact that the relevant recipient of the payment does not benefit from a tax treaty between France or Germany and the state of residence of such recipient).
General Motors shall, and shall cause its Affiliates to, provide in due time any relief or exemption certificate that is reasonably requested by the Buyer (provided that nothing herein shall

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require General Motors or an Affiliate to provide a certificate for a relief or exemption for which it is not eligible).
17.9    Agent
For purposes of this Agreement (i) amounts received by, or paid by, General Motors pursuant to this Agreement shall be received by, or paid by, General Motors as agent for the relevant Sellers (provided however that nothing in this Section 17.9 shall be read as limiting the liability of General Motors with respect to the Buyer and its Affiliates) and (ii) amounts received by, or paid by, the Buyer pursuant to this Agreement, excluding amounts received by Buyer pursuant to Section 3.3(b), Section 10.3(b), or Exhibit E, shall be received by, or paid by, the Buyer as agent for the relevant Buyer Designee (provided however that nothing in this Section 17.9 shall be read as limiting the liability of Buyer with respect to the General Motors and its Affiliates).
17.10    Disclosure of Information
Notwithstanding anything to the contrary contained herein, neither General Motors nor its Affiliates (which for the purpose hereof, shall include AOAG and, prior to Closing, the Target Group Companies and the Controlled Dealership Entities), nor the Buyer or its Affiliates (which for the purposes hereof shall include, after the Closing, the Target Group Companies and the Controlled Dealership Entities) shall be required to transfer, provide access or disclose information to the other where such access or disclosure would, in the reasonable judgment of the disclosing party, (i) jeopardize the attorney-client privilege or other immunity or protection from disclosure of the disclosing party or (ii) result in the disclosure of competitively sensitive information; provided, however, that, in such instances, the disclosing party shall inform the other of the general nature of the information being withheld and, upon the request of the other and at the other’s sole cost and expense, reasonably cooperate with the other to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).
17.11    Notices
All notices hereunder will be in writing and in the English language. Notices will be deemed to have been received (a) upon receipt of a registered letter, (b) the next Business Day following proper deposit with an internationally recognized express overnight delivery service or (c) upon receipt of an electronic transmission, upon confirmation of such receipt in writing (which may be via email) by the recipient thereof. Notices will be addressed as follows:
If to General Motors:
General Motors Holdings
300 Renaissance Center
Detroit, MI 48265, United States

To the attention of Craig Glidden (Executive Vice President & General Counsel) and Jill Sutton (Deputy General Counsel and Corporate Secretary)

Email: craig.glidden@gm.com and jill.sutton@gm.com

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If to the Buyer:
Peugeot S.A.
75 Avenue de la Grande Armée
75016, Paris, France

To the attention of Olivier Bourges (General Secretary) and Mark Rollinger (Chief Legal Officer)
or to such other address as any Party hereto may, from time to time, designate in a written notice given in like manner.
17.12    Complete Agreement
This Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
17.13    Publicity
The Sellers and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other Party or Parties before issuing any such publication or press release and shall provide a copy thereof to the other Party or Parties prior to such issuance.
17.14    Severability
Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
17.15    Third Parties
Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the Parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

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17.16    Dispute Resolution
(a)    Any dispute arising out of or in connection with this Agreement shall be finally settled under the Rules or Arbitration of the International Chamber of Commerce. There shall be 3 arbitrators. One arbitrator shall be appointed by General Motors, one arbitrator shall be appointed by the Buyer and the two arbitrators so chosen shall agree on the third arbitrator, who shall be the chairman of the arbitration tribunal. If any party or parties to such arbitration fail to appoint an arbitrator within 30 days following being notified that a dispute has been referred to arbitration, such arbitrator will be chosen in accordance with the ICC Rules. The seat, or legal place, of arbitration shall be Geneva, Switzerland. The language to be used in the arbitral proceedings shall be English.
(b)    The Parties hereby agree to opt out of the Expedited Procedure provisions of Article 30(3)(b) of the ICC Rules.
(c)    An arbitration award rendered in accordance with this Section 17.16 shall be final and binding on the Parties, and each Party waives any right, which it may have to seek a preliminary ruling on any point of Law from a court of law. However this paragraph (b) shall not prevent a party to such arbitration from applying to any court of competent jurisdiction for: (x) interim or interlocutory relief; and (y) enforcement of an arbitration award.
The Parties hereby agree that, in accordance with the Assemblact R.C. procedure, which prevents any substitution or addition of any page, each Party shall only (i) initial the first and last page of this Agreement and (ii) sign on the execution page.
[signature page follows]

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Executed in Brussels, Belgium, on the date first written above in 2 original copies.

GENERAL MOTORS HOLDINGS LLC

By: /s/ JILL E. SUTTON
Name: Jill E. Sutton
Title: Deputy General Counsel and
Corporate Secretary

PEUGEOT S.A.

By: /s/ MARK ROLLINGER
Name: Mark Rollinger
Title: Chief Legal Officer

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